Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and between

PIONEER NATURAL RESOURCES USA, INC.,

DE MIDLAND III LLC,

PARSLEY MINERALS, LLC

and

PARSLEY ENERGY, L.P.

collectively, as Seller,

and

Laredo Petroleum, Inc.

as Buyer

Dated as of September 17, 2021

TABLE OF CONTENTS

Page

Article 1	Definitions and Rules of Construction	1

1.1	Definitions	1

1.2	Rules of Construction	24

Article 2	Purchase and Sale of Assets	25

2.1	Purchase and Sale of the Assets	25

2.2	Excluded Assets	28

Article 3	Purchase Price	30

3.1	Consideration; Allocated Values	30

3.2	Increases in Purchase Price	31

3.3	Decreases in Purchase Price	32

3.4	Deposit	33

3.5	Payment	33

3.6	Closing Statement	33

3.7	Closing	34

3.8	Post-Closing Adjustment	34

3.9	Allocation of Revenue and Expenses	36

3.10	Purchase Price Allocation	37

Article 4	Representations and Warranties of Seller	37

4.1	Organization of Seller	37

4.2	Authorization; Enforceability	38

4.3	No Conflicts	39

4.4	Approvals	40

4.5	Litigation	41

4.6	Taxes	41

4.7	Material Contracts	42

4.8	Non-Consent Operations; Payout Balances	43

4.9	Current Commitments	43

4.10	Delivery of Hydrocarbons	43

4.11	Compliance with Laws	43

4.12	Environmental Matters	44

4.13	Preferential Rights	44

4.14	Consents	44

4.15	Permits	44

4.16	Facilities	45

4.17	Liability for Brokers’ Fees	45

4.18	Bankruptcy	45

4.19	Imbalances	45

4.20	Wells and Equipment	45

4.21	Suspense Funds	45

4.22	Leases	45

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4.23	Payment of Burdens	46

4.24	Investment Intent	46

Article 5	Representations and Warranties Relating to Buyer	46

5.1	Organization of Buyer	46

5.2	Authorization; Enforceability	46

5.3	No Conflicts	47

5.4	Litigation	47

5.5	Approvals	47

5.6	Financial Ability	47

5.7	Securities Law Compliance	47

5.8	Buyer’s Independent Investigation	48

5.9	Eligibility	48

5.10	Liability for Brokers’ Fees	48

5.11	Capitalization	48

5.12	SEC Documents; Financial Statements; No Liabilities	49

5.13	Internal Controls; NYSE Listing Matters	50

5.14	Compliance with Law	52

5.15	Absence of Certain Changes	52

5.16	Form S-3	52

5.17	No Stockholder Approval	52

Article 6	Covenants	52

6.1	Conduct of Business	52

6.2	Access to Information and the Assets	55

6.3	Books and Records	57

6.4	Pioneer Marks	57

6.5	Further Assurances	58

6.6	Fees and Expenses	58

6.7	Suspense Funds	58

6.8	Preferential Rights to Purchase	58

6.9	Seller Financial Statements; Cooperation	59

6.10	Consents	60

6.11	Operatorship; Non-Interference	62

6.12	Confidentiality	62

6.13	Affiliate Contracts	62

6.14	Conduct of Buyer	62

6.15	Certain NYSE Matters	63

6.16	Form S-3	63

6.17	TAPA Corrective Actions	64

6.18	Transition of Electrical Infrastructure	63

6.19	SWD Agreement	65

Article 7	Tax Matters	65

7.1	Responsibility for Filing Tax Returns and Paying Taxes	65

7.2	Straddle Period Tax Allocation	66

7.3	Responsibility for Tax Audits and Contests	66

7.4	Cooperation on Tax Returns and Tax Proceedings	67

7.5	Tax Refunds	67

7.6	Transfer Taxes	67

7.7	Post-Closing Actions	67

Article 8	Title Matters	67

8.1	Review of Title Records	67

8.2	Alleged Title Defects	68

8.3	Alleged Title Benefits	69

8.4	Value of Agreed Title Defects and Agreed Title Benefits	70

8.5	Purchase Price Adjustments	71

8.6	Title Indemnification	72

8.7	Title Dispute Resolution	72

8.8	Waiver	73

8.9	Casualty Loss	74

Article 9	Environmental Matters	74

9.1	Buyer’s Acknowledgement Concerning Possible Contamination of the Assets and Properties	74

9.2	Adverse Environmental Conditions	75

9.3	Environmental Dispute Resolution	77

9.4	Environmental Defect Amounts	78

9.5	Waiver	78

Article 10	Conditions to Closing; Closing Deliverables	79

10.1	Conditions of Buyer to Closing	79

10.2	Closing Deliverables by Seller	80

10.3	Conditions of Seller to Closing	81

10.4	Closing Deliverables by Buyer	82

Article 11	Indemnification and Waivers	83

11.1	Assumed Obligations; Retained Obligations	83

11.2	Indemnification	84

11.3	Limitations on Liability	84

11.4	Procedures	87

11.5	Waiver of Consequential Damages	89

11.6	Waivers and Disclaimers	89

11.7	Exclusive Remedy and Release	89

11.8	Express Negligence Rule	90

11.9	Tax Treatment of Post-Closing Payments	90

Article 12	Termination	90

12.1	Termination	90

12.2	Effect of Termination	91

Article 13	Governing Law; Venue	92

13.1	Governing Law	92

13.2	Venue	92

13.3	Waiver of Trial by Jury	92

Article 14	Other Provisions	93

14.1	Notices	93

14.2	Assignment	94

14.3	Like-Kind Exchange	94

14.4	Rights of Third Parties	94

14.5	Counterparts	95

14.6	Entire Agreement	95

14.7	Disclosure Schedules	95

14.8	Amendments	95

14.9	Publicity	95

14.10	Severability	96

14.11	Waivers	96

14.12	Joint and Several Liability	96

14.13	Time of the Essence	96

List of Exhibits and Schedules

Exhibits:

Exhibit A-1	Leases

Exhibit A-2	Wells

Exhibit A-3	Facilities

Exhibit A-4	Real Properties

Exhibit A-5	Allocated Value Schedule

Exhibit A-6	Water Sourcing System

Exhibit B-1	Form of Assignment

Exhibit B-2	Form of Surface Deed

Exhibit C	Form of PPR Notice Letter

Exhibit D	Form of Letter-in-Lieu of Transfer Order

Exhibit E	Form of Targa Gas Purchase Agreement

Exhibit F	Form of Transition Services Agreement

Exhibit G	Form of Registration Rights Agreement

Exhibit H	Form of Voting and Support Agreement

Exhibit I	Form of Litigation Management Agreement

Exhibit J	Northern Electrical System

Exhibit K	Form of NuStar Agreement

Schedules:

Schedule 1(a)	Seller Knowledge Individuals

Schedule 1(b)	Buyer Knowledge Individuals

Schedule 1.1(d)	Permitted Encumbrances

Schedule 2.1(g)	Easements

Schedule 2.2	Certain Excluded Assets

Schedule 3.10(a)	Tax Allocation

Schedule 4.5	Litigation

Schedule 4.6	Taxes

Schedule 4.7(a)	Material Contracts

Schedule 4.7(b)	Material Contract Breaches

Schedule 4.8	Non-Consent Operations; Payout Balances

Schedule 4.9	Current Commitments

Schedule 4.10	Delivery of Hydrocarbons

Schedule 4.11	Compliance with Laws

Schedule 4.12	Environmental Matters

Schedule 4.13	Preferential Rights

Schedule 4.14	Consents

Schedule 4.15	Permits

Schedule 4.19	Imbalances

Schedule 4.20	Well Matters

Schedule 4.21	Suspense Funds

Schedule 4.22	Lease Matters

Schedule 4.23	Payment of Burdens

Schedule 6.1(a)	Operations of Seller Before Closing

Schedule 6.13	Affiliate Contracts

Schedule 6.14	Operations of Buyer Before Closing

Schedule 6.17	TCEQ Fulfillment Obligations

Schedule 9.2(a)	Disclosed Environmental Matters

Schedule 11.3(b)	Certain Litigation Matters

Schedule 11.3(d)	Certain Consent Matters

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 17, 2021 (the “Execution Date”), is by and among Pioneer Natural Resources USA, Inc., a Delaware corporation (“PXD”), DE Midland III, LLC a Delaware limited liability company (“DEM”), Parsley Minerals, LLC, a Texas limited liability company (“PM”), and Parsley Energy, L.P., a Texas limited partnership (“PE” and collectively with PXD, DEM, and PM, “Seller”), and Laredo Petroleum, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

WHEREAS, Seller desires to sell certain Assets (as defined hereafter) to Buyer, and Buyer desires to purchase such Assets from Seller, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, for the monetary consideration hereinafter set forth, and subject to the terms and provisions herein contained, the Parties agree as follows:

Article 1
Definitions and Rules of Construction

1.1            Definitions.

Capitalized terms used throughout this Agreement and not defined in this Section 1.1 have the meaning ascribed to them elsewhere in this Agreement or in the Schedules or Exhibits hereto. As used herein, the following terms shall have the following meanings:

“Accounting Referee” is defined in Section 3.8(b).

“Actual Fraud” means an actual and intentional misrepresentation or omission of a material fact (excluding any assumption or matter based on projection of future events) which constitutes common law fraud.  For the avoidance of doubt, “Actual Fraud” expressly excludes constructive fraud, equitable fraud and promissory fraud.

“Adjusted Purchase Price” is defined in Section 3.3.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Overhead Reimbursement Amount” means an amount equal to (i) two hundred thousand Dollars ($200,000) multiplied by (ii) the number of months for the period from and after the Effective Time to but excluding the Closing Date (which amount shall be prorated on a daily basis for any partial month).

“Agreed Title Benefit” is defined in Section 8.3(b).

“Agreed Title Defect” is defined in Section 8.2(c).

“Agreement” is defined in the preamble to this Agreement.

“Alleged Title Benefit” is defined in Section 8.3(a).

“Alleged Title Benefit Notice” is defined in Section 8.3(a).

“Alleged Title Defect” is defined in Section 8.2(a).

“Alleged Title Defects Notice” is defined in Section 8.2(a).

“Allocated Value” is defined in Section 3.1(b).

“Allocated Value Schedule” means Exhibit A-5.

“Applicable Contracts” is defined in Section 2.1(f).

“Assessment” is defined in Section 6.2(b).

“Asset Tax Return” means any Tax Return relating to Asset Taxes.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, and use Taxes based upon the operation or ownership of the Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” is defined in Section 2.1.

“Assignment” is defined in the definition of “Assignment Agreements”.

“Assignment Agreements” means (i) the Assignment, Deed and Bill of Sale from Seller to Buyer pertaining to the Assets, substantially in the form attached hereto as Exhibit B-1 (the “Assignment”) and (ii) the Special Warranty Deed from Seller to Buyer pertaining to the Real Property, substantially in the form attached hereto as Exhibit B-2 (the “Surface Deed”).

“Assumed Obligations” means: all Liabilities of Seller, known or unknown, with respect to the Assets (but only to the extent not constituting Retained Obligations or Liabilities or obligations for which Seller is obligated to indemnify any member of the Buyer Indemnified Parties under Sections 11.2(a)(ii) and 11.2(a)(iii)), regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including Liabilities arising from or attributable to: (a) P&A Obligations; (b) the payment of Burdens; (c) subject to Buyer’s rights and remedies set forth in Article 9, the clean up or remediation of the Assets in accordance with applicable Law; (d) Taxes allocated to Buyer pursuant to Section 7.1(b); (e) Imbalances; (f) Suspense Funds; (g) the Leases and Applicable Contracts; (h) the Assumed TCEQ Fulfillment Obligation Liabilities; and (i) the Laredo Interpleader Matter and the Palo Matter (in each case of the matters noted in this subpart (i), without limitation of Seller’s obligations (i) under the Litigation Management Agreement and (ii) to indemnify any member of the Buyer Indemnified Parties for the matters described under Section 11.2(a)(iv)). For the avoidance of doubt, Seller shall retain, and the Assumed Obligations shall expressly exclude, the Retained Obligations.

“Assuming Indemnifying Party” is defined in Section 11.4(c).

“Assumed TCEQ Fulfillment Obligation Liabilities” means all Liabilities associated with the TCEQ Fulfillment Obligations other than the Retained TCEQ Fulfillment Obligation Liabilities.

“Burden” means any and all royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary and/or back-in interests and other burdens on, measured by or payable out of production of Hydrocarbons.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Indemnified Parties” is defined in Section 11.2(a).

“Buyer Material Adverse Effect” means any circumstance, change, effect, condition, development, or set of facts that, individually or in the aggregate with any other such circumstances, changes, effects, conditions, developments or sets of facts, has had, or would be reasonably likely to have, a materially adverse effect on (a) the business, financial condition or results of operations of Buyer, taken as a whole, or (b) the ability of Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents, and to perform its obligations hereunder and thereunder; provided, however, that the term “Buyer Material Adverse Effect” shall not include the effects resulting from (except, in the cases of clauses (i) through (iv) and (vii) below, to the extent such effects have a disproportionately material adverse impact on Buyer relative to other Persons operating in the same industry and geographic area in which Buyer operates): (i) changes in oil and gas prices or in general conditions in the oil and gas industry; (ii) changes or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iii) general national or international political conditions, including any outbreak, engagement or escalation in hostilities, whether or not pursuant to the declaration by the United States of a national emergency or war, or the occurrence of any military, terrorist or criminal attack; (iv) changes in GAAP, or the interpretation thereof, from and after the Execution Date; (v) the announcement or pendency of this Agreement, actions contemplated by this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby; (vi) general changes or developments in financial or securities markets or the economy in general; (vii) effects of weather, meteorological events, natural disasters or other acts of God; (viii) any change in the market price or trading volume of any Party’s (or such Party’s parent’s) publicly-traded securities; (ix) any epidemic, pandemic, or widespread disease outbreak (including the COVID-19 virus), or, in each case, any changes, restrictions or additional health or security measures imposed by a Governmental Authority in connection therewith, (x) any failure by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Buyer Material Adverse Effect), and (xi) any effect resulting or arising from the taking of, or the failure to take, any action by Buyer or any of such Buyer’s Affiliates, required or otherwise expressly contemplated by this Agreement or consented to or requested Seller, in each case, in writing.

“Cash Allocated Value” means, with respect to each applicable Asset, the sum of (a) the cash portion of the Allocated Value stated for such Asset on Exhibit A-5, plus (b) the product of (i) the number of shares of LPI Common Stock included in the Allocated Value of such Asset on Exhibit A-5, multiplied by (ii) the closing trading price of LPI Common Stock on the applicable Cash Allocated Value Determination Date.

“Cash Allocated Value Determination Date” means: (a) the last Trading Date prior to the Closing Date, with respect to determinations of (i) the Title Defect Amount or the Title Benefit Amount pursuant to Section 8.4 and the cap on Title Defect Amounts attributable to a given Asset pursuant to Section 8.4(e), (ii) the Allocated Value of applicable Assets subject to exclusion from the Assets pursuant to Section 9.2(d) and any corresponding adjustment to the Purchase Price and (iii) the Allocated Value of Assets subject to exclusion from the Closing pursuant to Section 9.3(a) and any corresponding adjustments to the Closing Payment or the Purchase Price; (b) with respect to determinations of the Allocated Value of any applicable Asset and/or Directly Associated Asset subject to exclusion from the Assets pursuant to Section 6.2(b) and any corresponding adjustment to the Purchase Price, the last Trading Date prior to the date Seller elected to deny the applicable Phase II Request giving rise to exclusion of such Asset and/or Directly Associated Asset from the Assets; (c) with respect to determinations of the Allocated Value of Assets excluded from the Assets at Closing due to the exercise of a PPR pursuant to Section 6.8(c), the last Trading Date prior to the exercise of such PPR by the holder thereof; (d) with respect to determinations of reductions to the Purchase Price for Hard Consents not obtained prior to Closing pursuant to Section 6.10(c), the last Trading Date prior to the earlier of (i) the date such Hard Consent is denied in writing by the holder thereof or (ii) the Target Closing Date; and (e) with respect to determinations of the Allocated Value of Assets for purposes of any Purchase Price adjustments made pursuant to Section 8.9(b), any exclusion from the Assets pursuant to Section 8.9(c) or the determination of the value of any Casualty Loss pursuant to Section 8.9(d), the last Trading Date prior to the date that the Casualty Loss occurred.

“Cash Purchase Price” is defined in Section 3.1(a).

“Casualty Loss” is defined in Section 8.9.

“Claim Notice” is defined in Section 11.4(a).

“Closing” is defined in Section 3.7.

“Closing Assigned Contract” is defined in Section 6.10(c).

“Closing Date” is defined in Section 3.7.

“Closing Extension Notice” is defined in Section 9.2(b)(iii).

“Closing Payment” is defined in Section 3.6.

“Closing Statement” is defined in Section 3.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of July 9, 2021, by and between PXD and Buyer.

“Consent” means any consent or approval of any Third Party that is applicable to or triggered by the transfer of the Assets in connection with the transactions contemplated hereby.

“Contract” means any contract, agreement, consensual obligation, promise, undertaking or legally-binding arrangement, but excluding however any Lease, easement, right-of-way, permit, master service agreement or instrument of conveyance with respect to the Assets or any real or immovable property related to or used in connection with the operations of any Assets. For the avoidance of doubt, joint operating agreements, areas of mutual interest agreements, and similar agreements shall be deemed to be “Contracts” for purposes of this Agreement.

“Conveyed Electrical Infrastructure” is defined in Section 2.1(q).

“Cure Notice” is defined in Section 8.2(b).

“Cure Period Deadline Date” is defined in Section 8.2(b).

“Customary Post-Closing Consents” means all consents and approvals from, notices to, filings with or other actions by, Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after such assignment of properties similar to the Assets.

“Debt Instrument” means any indenture, mortgage, loan, credit or similar agreement entered into by Seller or its Affiliates creating indebtedness for borrowed money on the part of Seller or its Affiliates or for the deferred purchase price of property acquired or for services rendered to, Seller or its Affiliates.

“Defect Claim Time” is defined in Section 8.2(a).

“Defect Deductible” means an amount equal to five million one hundred twenty five thousand Dollars ($5,125,000.00).

“Defect Referee” is defined in Section 8.7(b).

“Defensible Title” means that title of Seller in and to the Oil and Gas Properties shown on Exhibit A-1 and Exhibit A-2, as applicable, which is deducible of record or established through instruments to the extent such instruments are made available to Buyer, upon Buyer’s reasonable request to Seller, or are publicly available, and which, as of the Execution Date and the Defect Claim Time, and subject to and except for Permitted Encumbrances:

(a)            with respect to each Lease or Well set forth on Exhibit A-1 or Exhibit A-2, as applicable, entitles Seller to not less than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, as to the Subject Depths for such Lease or Well throughout the productive life thereof, except (i) decreases in connection with those operations in which Seller may elect after the Execution Date to be a non-consenting co-owner in accordance with the terms of Section 6.1, (ii) decreases resulting from the establishment or amendment, after the Execution Date, of pools or units to the extent such establishment or amendment is permitted under Section 6.1, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as expressly stated in Exhibit A-1 or Exhibit A-2, as applicable;

(b)            with respect to each Well set forth on Exhibit A-2, obligates Seller to bear a Working Interest for such Lease or Well as to the Subject Depths that is not greater than the Working Interest set forth in Exhibit A-2 for such Well without increase throughout the productive life of such Well, except (i) increases to the extent that they are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest as to the Subject Depths for such Well and (ii) as expressly stated in Exhibit A-2;

(c)            with respect to each Lease on Exhibit A-1, entitles Seller to ownership of not less than the number of Net Acres set forth in Exhibit A-1 for such Lease, as to the Subject Depths, except for, in each case, (i) decreases in connection with those operations in which Seller may elect after the Execution Date to be a non-consenting co-owner in accordance with the terms of Section 6.1, (ii) decreases resulting from the establishment or amendment, after the Execution Date, of pools or units to the extent such establishment or amendment is permitted under Section 6.1, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise expressly stated in Exhibit A-1; and

(d)            is free and clear of all Liens other than Permitted Encumbrances.

“Direct Claim” is defined in Section 11.4(e).

“Directly Associated Assets” is defined in Section 6.2(b).

“Disclosure Schedules” means the schedules attached hereto.

“Disputed Environmental Matter” is defined in Section 9.3(a).

“Disputed Title Defect Matters” is defined in Section 8.7(a).

“Dollars” and “$” mean the lawful currency of the United States.

“DOVs” is defined in Section 6.17.

“Easements” is defined in Section 2.1(g).

“Effective Time” means 7:00 a.m. local time where the Assets were located on July 1, 2021.

“Electrical Agreement” is defined in Section 6.18(c).

“Electrical Infrastructure” means electrical poles, towers and above or below-ground wires and cables, and all necessary foundations, footings, crossarms, line switches, transformers, panels, meters and other appliances, appurtenances and fixtures related to the foregoing.

“Electrical Infrastructure Notice” is defined in Section 6.18(c).

“Electricity Provider” means the Third Party commercial provider(s) of electric power to the Electrical Infrastructure used or held for use in connection with the Assets, which power is not produced or otherwise generated by PXD or Buyer or any of their respective Affiliates through the use of any electric generation equipment owned or operated by PXD or Buyer or their respective Affiliates, including Retail Electric Providers and Transmission and Distribution Utilities, each as defined under Texas Law.

“Environmental Audits” is defined in Section 6.17.

“Environmental Condition” is defined in Section 9.2(a).

“Environmental Consultant” is defined in Section 6.2(b).

“Environmental Defect” means an Environmental Condition validly and timely asserted in an Environmental Defect Notice pursuant to Section 9.2(a).

“Environmental Defect Amount” means with respect to an Environmental Defect, its Lowest Cost Response.

“Environmental Defect Notice” is defined in Section 9.2(a).

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended prior to the Closing Date, and all similar Laws of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment, natural resources, biological or cultural resources or human health and safety (in respect of exposure to Hazardous Substances) and all regulations implementing the foregoing, each as in effect on or prior to the Closing Date.

“Environmental Referee” is defined in Section 9.3(a).

“Equipment” means all equipment and machinery (including well equipment and machinery), buildings, fixtures, improvements and other tangible personal, movable and mixed property owned by Seller and used or held for use by Seller in connection with the ownership or operation of the Assets or the production of Hydrocarbons from the Oil and Gas Properties.

“Exchange Act” means the United States Securities and Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” is defined in Section 2.2.

“Excluded Records” is defined in Section 2.2.

“Execution Date” is defined in the preamble of this Agreement.

“Facilities” is defined in Section 2.1(c).

“Filed SEC Documents” is defined in Section 5.4.

“Final Closing Statement” is defined in Section 3.8(c).

“Final Settlement Date” is defined in Section 3.8(a).

“Financial Statements” is defined in Section 5.12(a).

“Fundamental Representations” means the representations and warranties of Seller set forth in Sections 4.1, 4.2, 4.3, 4.17 and 4.18.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any federal, state, municipal, local, or similar governmental authority, regulatory or administrative agency, court or arbitral body or any subdivision of any of the foregoing.

“Grid Interconnection Power Transition” is defined in Section 6.18(b).

“Hard Consent” means any Consent held by a Person other than Buyer or any of its Affiliates that, (a) if there were a failure to obtain such Consent, would (i) cause the assignment of the Required Consent Contract affected thereby to Buyer to be void or voidable (other than a consent that by its terms is not to be unreasonably withheld), (ii) give the holder of such Consent the right to terminate, or terminates, the applicable underlying Required Consent Contract under the express terms thereof, or (iii) give the holder of such Consent the right to monetary or liquidated damages under the express terms thereof, or (b) has been affirmatively denied in writing by the holder of such Consent right prior to the Closing.

“Hazardous Substances” means (a) any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated under, or may form the basis of Liability under, any Environmental Laws; (b) asbestos and asbestos-containing material, lead-based paint, radioactive material (including NORM), per- and polyfluoroalkyl substances and polychlorinated biphenyls; and (c) petroleum, petroleum products, petroleum constituents or by-products, natural gas liquids, drilling fluid and other chemicals, brine and produced water.

“Hedge Contracts” means any Contract to which Seller or its Affiliates is a party with respect to any swap, forward, future, derivative transaction, option or option combination, or similar agreement, in each case, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities (including Hydrocarbons), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” means all of the oil, liquid hydrocarbons, gas, and any and all other liquid or gaseous hydrocarbons, as well as their respective constituent products (including, without limitation, condensate, casinghead gas, distillate and natural gas liquids).

“Imbalance” means over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to any of the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the Well, pipeline, gathering system, transportation or other location.

“Income Tax” or “Income Taxes” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

“Income Tax Returns” means any Tax Returns relating to Income Taxes.

“Indemnified Party” is defined in Section 11.4(a).

“Indemnified Title Defect” is defined in Section 8.6.

“Indemnifying Party” is defined in Section 11.4(a).

“Indemnity Deductible” means an amount equal to four million one hundred thousand Dollars ($4,100,000.00).

“Indemnity Threshold” is defined in Section 11.3(a).

“Individual Casualty Loss Deductible” is defined in Section 8.9(b).

“Knowledge” means, with respect to (a) Seller, the actual knowledge of any individual identified on Schedule 1(a) after due inquiry of their direct reports and (b) with respect to Buyer, the actual knowledge of any individual identified on Schedule 1(b) after due inquiry of their direct reports.

“Lands” means (i) with respect to any of the Assets comprising the Water Sourcing System, the geographic areas located within the boundaries of the lands described on Exhibit A-6 and (ii) with respect all of the other Assets, the geographic areas set forth for the Leases as noted on Exhibit A-1.

“Laredo Interpleader Matter” means Laredo Petroleum, Inc. v. Adrienne Suzanne Wynn Beauchamp, Pioneer Natural Resources USA, Inc., et al, Cause No. 1895 in the 118th Judicial District Court of Glasscock County, Texas.

“Law” means any applicable statute, writ, law, rule, regulation, ordinance, Order, judgment, injunction, award, determination or decree of a Governmental Authority.

“Leases” is defined in Section 2.1(a).

“Letter-in-lieu of Transfer Order” means the form of Letter-in-lieu of Transfer Order attached hereto as Exhibit D.

“Liabilities” means any and all debt, liabilities or obligations of any nature (whether accrued or fixed, absolute or contingent, matured or not matured, determined or determinable, or as a guarantor or otherwise), damages, losses, claims, causes of action, payments, charges, judgments, assessments, penalties, fines, awards, settlements, Taxes, Liens, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses).

“Liens” means liens, pledges, mortgages, charges, deeds of trust, security interests, reversionary interests, trusts or similar encumbrance or defect.

“Like-Kind Exchange” is defined in Section 14.3.

“Litigation Management Agreement” means the Litigation Management and Common Interest Agreement to be delivered by PXD and Buyer at the Closing, in substantially in the form attached hereto as Exhibit I.

“Litigation Conditions” means, collectively, the following with respect to any proceeding relating to a claim for indemnification under Article 11 based on a Third Party Claim: (i) such proceeding (including any compromise or settlement thereof) does not seek any order, injunction or other equitable relief against the Indemnified Party, (ii) such proceeding does not arise in connection with a criminal action against the Indemnified Party and (iii)  in the reasonable judgement of the Indemnified Party based on the advice of counsel, there is no actual, conflict of interest between the Indemnifying Party and the Person making the Third Party Claim in question.

“Lowest Cost Response” means the response required or allowed under Environmental Laws and by any Governmental Authorities enforcing such Environmental Laws that cures, remediates, removes or remedies each Environmental Defect at the lowest cost (considered as a whole, taking into consideration any material negative impact such response may have on the operations of the relevant Assets and any potential material additional costs or Liabilities that may likely arise as a result of such response) sufficient to comply with Environmental Laws or approved in a remediation or corrective action plan by the applicable Governmental Authorities as compared to any other response that is required or allowed under Environmental Laws.

“LPI Common Stock” means the common stock, par value $0.01 per share, of Buyer.

“Material Contracts” means all of the Applicable Contracts identified on Schedule 4.7(a).

“Mcf” means one thousand (1,000) cubic feet of gas.

“Measurement Date” is defined in Section 5.11(a).

“Net Acre” means, as calculated separately with respect to each Lease as to the Lands covered thereby, (i) the number of gross acres of land covered by such Lease as to the Subject Depths, multiplied by (ii) the lessor’s undivided interest in the Hydrocarbons in, on and under such gross acres covered by such Lease as to the Subject Depths, multiplied by (iii) Seller’s undivided interest in such Lease as to the Subject Depths; provided, however, if items (ii) and (iii) vary as to different portions of the Lands or depths under such gross acres of land covered by such Lease, a separate calculation shall be performed with respect to each such depth.

“Net Revenue Interest” means, (i) with respect to any Well, Seller’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Well, or (ii) with respect to any Lease, Seller’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Lease as to the Lands covered thereby, in each case of items (i) and (ii), after giving effect to all Burdens and limited to the Subject Depths.

“Non-Operated Asset” means any Asset that is not, directly or indirectly, operated by Seller or any of its Affiliates.

“NORM” means naturally occurring radioactive material.

“Northern Electrical System” means the Electrical Infrastructure owned by Seller and used or held for use in connection with the Assets that (a) is located within the areas depicted on Exhibit J and (b) provides electrical energy to both the Assets and the wells and facilities included in the Excluded Assets or otherwise owned by Seller.

“Notice” is defined in Section 14.1.

“Notice of Disagreement” is defined in Section 3.8(a).

“NuStar” means NuStar Permian Transportation and Storage, LLC, a Delaware limited liability company.

“NuStar Agreement” means that connection agreement in the form attached hereto as Exhibit K.

“NYSE” means the New York Stock Exchange.

“Oil and Gas Properties” and “Oil and Gas Property” are defined in Section 2.1(b).

“Order” means any applicable order, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency, other Governmental Authority or by any arbitrator.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, partnership agreement, limited liability company agreement, bylaws, operating agreement or similar formation or governing documents and instruments.

“Outside Date” means the date that is November 17, 2021, as may be adjusted pursuant to Section 9.2(b)(iii).

“P&A Obligations” means, collectively, Liabilities, regardless of whether such Liabilities or obligations arose or arise on, before, or after the Closing Date, to perform any plugging, replugging, abandonment, removal, site clearance, site survey, remediation, disposal, and restoration operations with respect to the Assets, in each case to be conducted in compliance with applicable Laws and Contracts, and in a good and workmanlike manner.

“Palo Matter” means Palo Petroleum, Inc., TCBG, LTD., Lorric Production, LLC, and Jim S.D. Holotik, Trustee of the Holotik Marital Trust v. McClure Oil Company, Inc., Parsley 1031 Holdings, LLC and Parsley Energy, L.P., Cause No. DC-2064-CV in the District Court of Glasscock County, Texas.

“Party” and “Parties” are defined in the preamble of this Agreement.

“Performance Deposit” is defined in Section 3.4.

“Permits” is defined in Section 2.1(i).

“Permitted Encumbrances” means any or all of the following:

(a)            Burdens to the extent that such Burdens do not, individually or in the aggregate, (i) reduce Seller’s Net Revenue Interest or Net Acre ownership in any Oil and Gas Property as to the Subject Depths below that shown in Exhibit A-1 or Exhibit A-2, as applicable, for such Oil and Gas Property as to the Subject Depths or (ii) increase Seller’s Working Interest in any Oil and Gas Property as to the Subject Depths above that shown in Exhibit A-2, as applicable, for such Oil and Gas Property as to the Subject Depths without a corresponding increase in the Net Revenue Interest as to the Subject Depths;

(b)            the terms of all Leases, Applicable Contracts and Easements, including provisions for obligations, penalties, suspensions, or forfeitures contained therein, to the extent that they do not in absence of non-consent elections or defaults, individually or in the aggregate, (i) reduce Seller’s Net Revenue Interest or Net Acre ownership in any Oil and Gas Property as to the Subject Depths below that shown in Exhibit A-1 or Exhibit A-2, as applicable, for such Oil and Gas Property as to the Subject Depths, (ii) increase Seller’s Working Interest in any Oil and Gas Property as to the Subject Depths above that shown in Exhibit A-2, as applicable, for such Oil and Gas Property without a corresponding increase in the Net Revenue Interest as to the Subject Depths or (iii) materially impair the ownership or operation of the affected Oil and Gas Property as currently owned and operated;

(c)            rights of first refusal, preferential rights to purchase, and similar rights with respect to the Assets;

(d)            third Person consent requirements and similar restrictions (i) that are not applicable to the sale of the Assets contemplated by this Agreement, (ii) if waivers or consents are obtained from the appropriate Persons prior to the Closing Date or (iii) if the appropriate time period for asserting the right has expired;

(e)            liens for Taxes not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and described on Schedule 1.1(d);

(f)             liens created under the terms of the Leases, Applicable Contracts that are operating agreements or Easements that, in each case, are for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions and described on Schedule 1.1(d);

(g)            materialman’s, warehouseman’s, workman’s, carrier’s, mechanic’s, vendor’s, repairman’s, employee’s, contractor’s, operator’s liens, construction liens and other similar liens arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or, if delinquent, being contested in good faith by appropriate actions and described on Schedule 1.1(d);

(h)            all Customary Post-Closing Consents;

(i)             to the extent not triggered as of the Closing Date, rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;

(j)             easements, rights-of-way, covenants, servitudes, permits, surface leases, conditions, restrictions, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, in each case, to the extent they do not materially impair the ownership or operation of the affected Oil and Gas Property as currently owned and operated;

(k)            rights of a common owner of any interest in Easement held by Seller, to the extent that the same do not materially interfere with the use, ownership or operation of the Assets (as currently used, owned and/or operated as of the Execution Date);

(l)             any lien, charge, or other encumbrance which is expressly waived in writing by Buyer on or prior to the Closing or which is discharged by Seller at or prior to the Closing;

(m)            failure to recite marital status in a document or omissions of successors or heirship or estate proceedings, absent affirmative evidence of an actual claim of superior title from a Third Party attributable to such matter;

(n)            lack of a survey, unless a survey is required by Law;

(o)            any defect based on the alleged termination of any of the Seller’s title to any Oil and Gas Property due to such Oil and Gas Property not being held by production as a consequence of the failure to conduct operations, cessation of production or insufficient production over any period of time, except to the extent that (i) such (A) cessation of production or failure to conduct operations is conclusively shown to exist for more than six (6) consecutive months or (B) insufficient production is conclusively shown to exist for more than eighteen (18) consecutive months, in each case of clauses (A) and (B), during the seven (7) year period immediately prior to the Execution Date and, in each case, is such that it has given rise to a right of the lessor or other third Person to terminate the lease in question, evidence of which shall be included in the applicable notice submitted for such matter pursuant to Section 8.2 or (ii) Seller has Knowledge that there is a written claim from the applicable lessor or other third Person alleging the termination of the applicable Oil and Gas Property due to such matter;

(p)            all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a Buyer of any of the Assets, (iv) to use any Asset in a manner which does not materially impair the use of such Asset for the purposes for which it is currently used, owned and operated as of the Execution Date, or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;

(q)            any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension, or employment Laws or regulations;

(r)             defects based solely on (i) a lack of information in Seller’s files, (ii) the lack of Third Party records or the unavailability of information from Governmental Authorities or (iii) references to a document if such document is not in Seller’s files and Buyer has constructive or inquiry notice by virtue of a reference to such unrecorded document in any document provided or made available to Buyer by Seller or in a recorded document (or a reference to a further unrecorded document in any such document), if no claim has been made under or with respect to such unrecorded document within the last five (5) years;

(s)            lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment, or approval of any instrument in Seller’s chain of title absent affirmative evidence that such failure or omission could reasonably be expected to result in a claim of superior title from another Person attributable to such matter;

(t)             any matter that has been cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches;

(u)            unreleased instruments (including prior oil and gas leases and mortgages) that have expired on their own terms or the enforcement of which are barred by applicable statutes of limitations;

(v)            defects arising from any change in applicable Laws after the Execution Date;

(w)           defects based on Buyer’s change (or desired change) in the surface or bottom hole location, borehole or drainhole path, well or operational plan, or operational technique (including completion or stimulation technique) with respect to any existing Well or any future wells to be drilled on any Oil and Gas Property;

(x)            defects based solely on Seller’s failure to have a title opinion, title insurance policy or survey on any Oil and Gas Property;

(y)            any defect that affects only which Person has the right to receive payments with respect to burdens on production with respect to any Oil and Gas Property (rather than the amount of such burdens on the applicable Oil and Gas Property) and that does not affect the validity of the underlying Oil and Gas Property, to the extent that such burdens do not, individually or in the aggregate, (i) reduce Seller’s Net Revenue Interest or Net Acre ownership in any Oil and Gas Property as to the Subject Depths below that shown in Exhibit A-1 or Exhibit A-2, as applicable, for such Oil and Gas Property as to the Subject Depths or (ii) increase Seller’s Working Interest in any Oil and Gas Property as to the Subject Depths above that shown in Exhibit A-2, as applicable, for such Oil and Gas Property as to the Subject Depths without a corresponding increase in the Net Revenue Interest as to the Subject Depths;

(z)             lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets or (ii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created;

(aa)          the terms and conditions of this Agreement or any other Transaction Document executed pursuant to the terms of this Agreement;

(bb)          any matters expressly set forth on Exhibit A-1, Exhibit A-2, or Schedule 1.1(d);

(cc)          any impact on the interests in the Assets subject to this Agreement resulting from or arising out of the settlement, final determination, judgment or other outcome of (or with respect to) the Laredo Interpleader Matter or the Palo Matter; and

(dd)          any liens, charges, encumbrances, defects, or irregularities which (i) do not, individually or in the aggregate, materially interfere with the use, ownership or development of, the Oil and Gas Properties subject thereto or affected thereby (as currently used or owned as of the Execution Date), and (ii) which would be accepted or waived by a reasonably prudent purchaser engaged in the business of owning or operating oil and gas properties and (iii) that, individually or in the aggregate, do not (A) reduce Seller’s Net Revenue Interest or Net Acre ownership in any Oil and Gas Property as to the Subject Depths below that shown in Exhibit A-1 or Exhibit A-2, as applicable, for such Oil and Gas Property as to the Subject Depths or (B) increase Seller’s Working Interest in any Oil and Gas Property as set forth on Exhibit A-2 as to the Subject Depths above that shown in Exhibit A-2, as applicable, for such Oil and Gas Property as to the Subject Depths without a corresponding increase in the Net Revenue Interest.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Phase II Assessment” is defined in Section 6.2(b).

“Phase II Request” is defined in Section 6.2(b).

“Pioneer Marks” means the names “Pioneer” including any variants thereof, and other trademarks, service marks and trade names owned by Seller or any of its Affiliates.

“Post-Closing Assigned Contract” is defined in Section 6.10(c).

“Power Transition” is defined in Section 6.18(a).

“Power Transition Period” is defined in Section 6.18(a).

“PPR” means any preferential right, right of first refusal, or other rights or agreements that enable any Person to purchase or acquire any Asset or any interest therein or a portion thereof as a result of or in connection with the execution or delivery of this Agreement of the consummation of the transactions contemplated herein.

“PPR Notice Letter” means the form of Preferential Purchase Right Letter attached hereto as Exhibit C.

“Proceeding” means any action, complaint, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, inquiry, investigation, examination, audit or dispute, whether civil, criminal, administrative or otherwise, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Property” or “Properties” means, collectively, the Leases, the Lands, the Wells, the Units and the Real Properties.

“Property Costs” means, without duplication, all operating expenses (including costs of insurance, rentals, shut-in payments, other payments called for by the Leases, title examination and curative actions, and, to the extent charged to Seller by any Third Party under the relevant operating agreement or unit agreement, overhead costs) and capital expenditures (including bonuses, broker fees, and other Lease acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business, but excluding (without limitation) liabilities, losses, costs, expenses, and damages attributable to:

(i)            claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; other torts; private rights of action given under any Law; or violation of any Law;

(ii)           P&A Obligations;

(iii)          after the Effective Time, any overhead charges or allocations, other than overhead costs charged to the Oil and Gas Properties under the relevant operating agreement or unit agreement by Third Parties;

(iv)          obligations to remediate any contamination of groundwater, surface water, soil, sediments, or Equipment or any other environmental condition under Environmental Laws (provided that, for the avoidance of doubt, any costs or expenses attributable to periods from and after the Effective Time with respect to those matters scheduled or required to be scheduled on Schedule 4.12 or Schedule 6.17 shall not be deemed to be “Property Costs”);

(v)           title and environmental claims (including claims that Leases have terminated);

(vi)          obligations to pay Burdens, working interests or proceeds attributable to the sales of Hydrocarbons relating to the Assets, including Suspense Funds, as well as claims of improper calculation or payment of same;

(vii)         gas balancing and other production balancing obligations, including Imbalances;

(viii)        Casualty Loss;

(ix)          Taxes;

(x)           after the Effective Time, the curing by Seller or any of its Affiliates of any (A)  Title Defect or (B) Environmental Defect;

(xi)           after the Effective Time, the discharge of any indebtedness in connection with any Debt Instrument burdening any of the Assets or any obligations under Hedge Contracts;

(xii)         after the Effective Time, any obligations to any Affiliate of Seller; and

(xiii)         any claims for indemnification, contribution, or reimbursement from any third Person with respect to liabilities, losses, costs, and expenses of the type described in preceding clauses (i) through (xi), whether such claims are made pursuant to contract or otherwise.

“Purchase Price” is defined in Section 3.1(a).

“Real Properties” is defined in Section 2.1(d).

“Reasonable Efforts” means commercially reasonable efforts, including de minimis expenditures of money.

“Records” is defined in Section 2.1(k).

“Referee’s Closing Statement” is defined in Section 3.8(b).

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit G to be executed and delivered at Closing by Buyer and PXD (and any Seller Designees whom Seller designates as a party thereto as identified in writing to Buyer in the Closing Statement).

“Related SWD Infrastructure” means (a) that portion of the pipeline from Parsley Energy Operations, LLC’s trunk unloading station in Section 39, Block 35, Township 3 South, Abstract 331, T &P RR CO. Survey, Glasscock County, Texas to Parsley Energy Operations, LLC’s Hanson 45 1D SWD which is upstream of any valves at such trunk unloading station (and expressly not including any portion of the trunk unloading station) and upstream of any other facility into which such pipeline connects, (b) all rights, to the extent attributable to such portion of the pipeline, which were granted under that Term Pipeline Easement No. 11357, dated January 18, 2018, as amended, and (c) Easements related to the foregoing, in each case of clauses (a) – (c), (i) solely to the extent such Assets are used or held for use in connection with the operation of the salt water disposal wells described on Exhibit A-2 and (ii) regardless of whether such portions of such Assets are located inside or outside of the boundaries of the Lands.

“Representatives” means a Person’s directors, officers, partners, members, managers, directors, employees, agents, consultants, investors, owners, stockholders, or advisors (including attorneys, accountants, consultants, bankers and financial advisors) and any representatives of those advisors.

“Required Consent Contract” is defined in Section 6.10(b).

“Required Northern System Facilities” is defined in Section 6.18(d)(i).

“Restricted Information” is defined in Section 14.9(b).

“Retained Electrical Infrastructure” is defined in Section 2.2(w).

“Retained Litigation Liabilities” means, without duplication, any item impacting the Assets that otherwise meets the definition of the items in subpart (a) through (m) of the definition of Retained Obligations which results from the settlement, final judgment, determination or other outcome of (or with respect to) the Laredo Interpleader Matter or the Palo Matter and any obligations of Seller under the Litigation Management Agreement.

“Retained Obligations” means any Liabilities, duties or obligations (known or unknown) to the extent arising from or attributable to any of the following:

(a)            injury, illness or death of any Person to the extent related to or arising out of the ownership or operation of the Assets by Seller or its Affiliates and arising from events occurring prior to the Closing Date;

(b)            the Excluded Assets and the ownership, operation and use thereof;

(c)            any Asset Taxes (i) for any taxable period that ends prior to the day including the Effective Time and (ii) for any Straddle Period allocable to Seller pursuant to Section 7.2, in each case, except to the extent such Tax was expressly included in the calculation of “Adjusted Purchase Price” which decreased the Purchase Price pursuant to Section 3.3;

(d)            the transportation or disposal of Hazardous Substances by Seller, its Affiliates or any Third Party off the premises of the Properties in connection with Seller’s ownership or operation of the Assets prior to the Closing Date;

(e)            Seller’s obligations under Section 3.9;

(f)             except to the extent constituting Suspense Funds deemed assigned and transferred to Buyer pursuant to Section 6.7, (i) the accounting for, failure to pay or incorrect payment to any holder of any Burdens attributable to the sale of Hydrocarbons produced from or allocated to the Oil and Gas Properties to the extent such Hydrocarbons were actually sold prior to the Effective Time or (ii) any Third Party claims related to a failure to pay or the incorrect payment to any holders of working interests in the Leases, Wells, or Lands to the extent the same are attributable to Seller’s ownership of the Assets during time periods prior to the Effective Time and (iii) any related escheat obligations related to the items in subparts (i) and (ii);

(g)            any Proceeding listed on Schedule 4.5 or which should have been listed on Schedule 4.5 as of the Closing Date, other than the Laredo Interpleader Matter or the Palo Matter;

(h)            Third Party Claims asserted after Closing with respect to the gross negligence or willful misconduct of Seller or any of its Affiliates in respect of the operation of the Assets prior to the Closing;

(i)             civil or administrative fines or penalties or criminal sanctions imposed as a result of pre-Closing violations of Law (including Environmental Laws) by Seller or any of its Affiliates with respect to the ownership or operation of any of the Assets;

(j)             the employment relationship between Seller or its Affiliates and any of their respective employees, and any employee benefit plan or similar arrangement contributed to by Seller or any of its respective Affiliates or to which Seller or any of its Affiliates were obligated to contribute;

(k)            with respect to the TCEQ Fulfillment Obligations: (i) any monetary penalties, injunctive relief or ordering provisions, to the extent arising from or relating to acts or omissions of Seller or its Affiliates with respect to such matters, and (ii) any Liabilities resulting from each such TCEQ Fulfillment Obligation, in each case to the extent (and only to the extent) arising prior to the earlier of (A) the date such TCEQ Fulfillment Obligation is fully satisfied to the standards required by the TCEQ and (B) the corrective action deadline applicable to such TCEQ Fulfillment Obligation as set forth on Schedule 6.17, subject to reasonable, TCEQ-approved extensions (collectively, the “Retained TCEQ Fulfillment Obligation Liabilities”);

(l)             all indebtedness with respect to the Assets under any Debt Instrument;

(m)           any matters disclosed on Schedule 4.12 as of the Execution Date; and

(n)            any Retained Litigation Liabilities.

“Retained TCEQ Fulfillment Obligation Liabilities” is defined in the definition of “Retained Obligations.”

“Revised Closing Statement” is defined in Section 3.8(a).

“Schedule Supplement” is defined in Section 11.3(d).

“SEC” means the Securities and Exchange Commission.

“SEC Documents” is defined in Section 5.12(a).

“Securities Act” means the United States Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Seismic Data” means any and all geologic, geophysical, seismic and related technical data and information (including any and all such data and information acquired during and resulting from any seismic survey, such as unprocessed and processed data, interpretive data and analyses, maps, electric logs, core data, pressure data, decline curves, and related reports and analysis) relating to or covering all or any portion of the Leases, Lands, Wells, or Units, including all such data or information that is owned or licensed by Seller or its Affiliates and used or held for use in connection with such Assets.

“Seller” is defined in the preamble to this Agreement.

“Seller Designees” means the Persons owning, directly or indirectly through ownership of equity interests in one or more other Person, equity interests in any of PXD, DEM, PM or PE.

“Seller Indemnified Parties” is defined in Section 11.2(b).

“Seller Material Adverse Effect” means any circumstance, change, effect, condition, development, or set of facts that, individually or in the aggregate with any other such circumstances, changes, effects, conditions, developments or sets of facts, has had, or would be reasonably likely to have, a materially adverse effect on (a) the value, ownership, operation or financial condition of the Assets, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated by this Agreement and the Transaction Documents, and to perform its obligations hereunder and thereunder; provided, however, that the term “Seller Material Adverse Effect” shall not include the effects resulting from (except, in the cases of clauses (i) through (iv) below, to the extent such effects have a disproportionately material adverse impact on (x) the Assets relative to similar assets within the same geographic area in which the Assets are located, or (y) Seller relative to other Persons operating in the same industry and geographic area in which Seller operates): (i) changes in oil and gas prices or in general conditions in the oil and gas industry; (ii) changes or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iii) general national or international political conditions, including any outbreak, engagement or escalation in hostilities, whether or not pursuant to the declaration by the United States of a national emergency or war, or the occurrence of any military, terrorist or criminal attack; (iv) changes in GAAP, or the interpretation thereof, from and after the Execution Date; (v) the announcement or pendency of this Agreement, actions contemplated by this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby; (vi) general changes or developments in financial or securities markets or the economy in general; (vii) effects of weather, meteorological events, natural disasters or other acts of God; (viii) any change in the market price or trading volume of any Party’s (or such Party’s parent’s) publicly-traded securities; (ix) any epidemic, pandemic, or widespread disease outbreak (including the COVID-19 virus), or, in each case, any changes, restrictions or additional health or security measures imposed by a Governmental Authority in connection therewith, (x) any failure by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Seller Material Adverse Effect), and (xi) any effect resulting or arising from the taking of, or the failure to take, any action by Seller or any of Sellers’s Affiliates, required or otherwise expressly contemplated by this Agreement or consented to or requested by Buyer, in each case, in writing.

“Stock Purchase Price” is defined in Section 3.1(a).

“Straddle Period” means any taxable period that begins on or before and ends after the day including the Effective Time.

“Subject Depths” means (a) with respect to any Lease, the depths expressly set forth for such Lease on Exhibit A-1, and (b) with respect to any Well, the formation or formations currently being produced by such Well as of the Effective Time (or, with respect to any Well that is not producing as of the Effective Time, the last formation from which such Well produced).

“Subsequent Closing” has the meaning set forth in Section 9.3(a).

“Subsidiary” means, with respect to any Person, any other Person Controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Surface Deed” is defined in the definition of “Assignment Agreements”.

“Suspense Funds” means all proceeds of production from the sale of Hydrocarbons attributable to the Assets, and penalties and interest with respect thereto, payable to owners of working interests, Burdens or similar interests but, in each case, held in suspense by Seller or its Affiliates.

“TAPA” is defined in Section 6.17.

“Targa” means Targa Pipeline Mid-Continent Westtex LLC, a Delaware limited liability company.

“Targa Gas Purchase Agreement” means the gas purchase agreement in the form attached hereto as Exhibit E.

“Target Closing Date” is defined in Section 3.7.

“Tax” or “Taxes” means (a)  federal, state, local and foreign income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, modified gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, production, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, and withholding tax payable to any Governmental Authority and (b) additions to tax, penalties and interest with respect to any item described in clause (a).

“Tax Claim” is defined in Section 7.3(a).

“Tax Return” means any report, return, election, document, estimated Tax filing, declaration, claim for refund, information return, rendition or other filing provided or required to be provided to any Governmental Authority with respect to Taxes, including any schedules or attachments thereto and any amendment thereof.

“TCEQ” is defined in Section 6.17.

“TCEQ Fulfillment Obligations” is defined in Section 6.17.

“Third Party” means any Persons other than Seller, Buyer or any of their respective Affiliates.

“Third Party Claim” is defined in Section 11.4(a).

“Title Benefit” means any right, circumstance, or condition that (a) operates to (i) increase the Net Revenue Interest of Seller in any Lease or Well as to the Subject Depths above that shown for such Lease or Well as to the Subject Depths on Exhibit A-1 or Exhibit A-2, without causing a greater than proportionate increase in, with respect to Oil and Gas Properties that are Wells, Seller’s Working Interest in such Well as to the Subject Depths above that set forth on Exhibit A-2 with respect to such Well; (ii) increase the Net Acre ownership of Seller in any Lease above that shown for such Lease as to the Subject Depths on Exhibit A–1, without causing a decrease in Seller’s Net Revenue Interest that is shown for such Lease as to the Subject Depths on Exhibit A-1; provided, however, that any such increase that is due to an increase in Seller’s interest in such Lease as to the Subject Depths will not be considered a Title Benefit unless coupled with at least a proportionate increase in Seller’s Net Revenue Interest for such Lease as to the Subject Depths; or (iii) decrease the Working Interest of Seller in any Well below that shown for such Well as to the Subject Depths on Exhibit A-2, without causing a proportionate or greater than proportionate decrease in Seller’s Net Revenue Interest in such Well as to the Subject Depths below the Net Revenue Interest set forth for such Well on Exhibit A-2 and (b) has a Title Benefit Amount exceeding seventy five thousand Dollars ($75,000).

“Title Benefit Amount” means the amount by which the Allocated Value of an Oil and Gas Property affected by a Title Benefit is increased as a result of a Title Benefit, as determined pursuant to Section 8.4.

“Title Defect” means (a) any Lien, defect or other matter, including a discrepancy in Net Revenue Interest, Net Acres or Working Interest, that causes Seller not to have Defensible Title in and to any Oil and Gas Property and (b) has a Title Defect Amount exceeding seventy five thousand Dollars ($75,000).

“Title Defect Amount” means the amount by which the Allocated Value of a Property affected by a Title Defect is reduced as a result of a Title Defect, as determined pursuant to Section 8.4.

“Title Indemnity Notice” is defined in Section 8.6.

“Trading Date” means, with respect to shares of LPI Common Stock, a day on which the principal stock exchange on which shares of LPI Common Stock are listed or admitted to trading is open for the transaction of business.

“Transaction Documents” means this Agreement, the Assignment Agreements, the Transition Services Agreement and any other agreement or document required by Sections 10.2 and 10.4, or that is otherwise contemplated to be executed or delivered by any of the Parties, pursuant to the provisions of this Agreement.

“Transfer Taxes” is defined in Section 7.6.

“Transition Services Agreement” means the Transition Services Agreement to be delivered at the Closing, in substantially the form attached hereto as Exhibit F, pursuant to which Seller will provide certain services to Buyer as described therein.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Units” is defined in Section 2.1(e).

“Voting Agreement” means the Voting and Support Agreement in the form attached hereto as Exhibit H to be executed and delivered at the Closing by Buyer and PXD (and any Seller Designees whom Seller designates as a party thereto as identified in writing to Buyer in the Closing Statement).

“Water Sourcing System” means the (a) fresh water sourcing, storage and transportation system, (b) frac ponds and (c) Easements related to the foregoing, in each case, solely to the extent (i) located on the Lands, (ii) used or held for use in connection with the other Assets and (iii) described on Exhibit A-6.

“Wells” is defined in Section 2.1(b).

“Working Interest” means, with respect to any Well, the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for that Well, as to the Subject Depths and without regard to the effect of any Burdens.

1.2            Rules of Construction.

(a)            All Article, Section, Schedule and Exhibit references used in this Agreement are to Articles and Sections of, and Schedules and Exhibits to, this Agreement, unless otherwise specified. The Schedules and Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)            Unless otherwise indicated, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of Seller with respect to the Assets, other than the operations and business conducted with respect to the Excluded Asset.

(c)            If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “include”, “includes” or “including” do not limit the preceding terms and shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. Unless expressly provided to the contrary herein, the term “or” is not exclusive. The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used. Except as expressly provided to the contrary herein, any references herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires, and references herein to any agreement, instrument or Law means such agreement, instrument or Law as from to time amended, modified or supplemented, including, with respect to agreements or instruments, by waiver or consent, and with respect to Laws, by succession of comparable successor Laws. References to a Person are also so its successors and permitted assigns.

(d)            The terms “day” and “days” mean and refer to calendar day(s). The terms “year” and “years” mean and refer to calendar year(s). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then, the deadline for such action to be taken or given shall be deferred until the next Business Day.

(e)            Seller and Buyer have each participated in the negotiation and drafting of this Agreement and if an ambiguity should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement.

(f)            The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(g)            All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(h)            Unless expressly stated otherwise, any terms which are expressly defined in this Agreement or any Transaction Document shall have the defined meaning set forth herein or therein, as applicable, when such terms are stated in all capitalized letters.

Article 2
Purchase and Sale of Assets

2.1            Purchase and Sale of the Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, at the Closing, but effective as of the Effective Time, all of Seller’s interests in, to and under the following assets (such assets, less and except the Excluded Assets, the “Assets”):

(a)            All oil, gas, Hydrocarbon and/or mineral leases, subleases and other leaseholds, in each case, to the extent and only to the extent covering the Lands, including those leases that are identified on Exhibit A-1, subject to the depth limitations and other restrictions that may be set forth in the Leases or in any conveyances in the chain of title thereof, together with (i) all rights, privileges, benefits and powers conferred upon the holder of such leases, subleases and other leaseholds with respect to the use and occupation of the Lands covered thereby, (ii) all rights, options, titles and interests of Seller, including rights to obtain or otherwise earn any interest in the Lands and (iii) mineral fee interests (including the mineral fee interest set forth on Exhibit A-1), royalties, overriding royalties, net profits interests, carried interests, payments out of production, contractual rights to production, farmout rights, options, and other rights, properties and interests to Hydrocarbons produced or in place and any other interests, in each case, to the extent and only to the extent covering the Lands (collectively, the interests described in this Section 2.1(a), the “Leases”);

(b)            All producing, non-producing, shut in, permanently or temporarily plugged and abandoned Hydrocarbon, water, CO2, injection, salt water disposal or other wells located on the Leases, Units or Lands, in each case, to the extent such interest in such wells is derived from the Leases or the Units and, in each case, including the wellbores described in Exhibit A-2, (“Wells” and collectively with the Leases and the Units, the “Oil and Gas Properties” and each individually an “Oil and Gas Property”);

(c)            All structures, facilities, processing systems, processing plants, compressors, meters, tanks, machinery, tools, inventory, Equipment (including trees, PLETs, flowlines, control assemblies, and production handling equipment), fixtures, improvements and other immovable, personal and mixed property (in each case, whether operational or nonoperational, known or unknown) that is located on the Lands or appurtenant to the Oil and Gas Properties, Easements, or Real Properties and used or held for use in connection with the other Assets, and such flowlines, pipelines, gathering systems, gathering lines, meters, tanks, tank batteries, storage facilities, salt water disposal facilities, field separators and liquid extractors, dehydration equipment, nitrogen rejection units, scrubbers, pigs and pig launchers, treatment facilities, compressors, air service facilities, power lines, telephone and telegraph lines, field processing plants and other fixtures, equipment and facilities which are used in connection with the Assets, including SCADA equipment located on the Oil and Gas Properties, Easements, or Real Properties and used or held for use in connection with the other Assets, well equipment, casing, tubing, pumps, motors, platforms, rods, boilers, manifolds, pads, and materials, and including all facilities identified on Exhibit A-3 (collectively, the “Facilities”);

(d)            All surface leases and fee real property to the extent comprising the Lands and on which any of the Facilities are located, including all surface leases and fee real property described on Exhibit A-4 (the real property covered by such surface leases and such fee properties, the “Real Properties”);

(e)            All rights in any pooled or unitized acreage by virtue of the Leases having been pooled, communitized or unitized into such pools or units (the “Units”), and all tenements, hereditaments and appurtenances belonging to the Leases and Units (including, as described in Section 2.1(h), all undivided interests of Seller derived from the Leases in the production of Hydrocarbons from any such Unit, whether production comes from a Well located on or off a Lease);

(f)            To the extent they may be assigned (with consent, if applicable, but without the payment of any fee unless Buyer agrees to pay such fee) and, in each case, to the extent and only to the extent they are applicable to or binding on the other Assets, all currently existing and valid Contracts to which Seller is a party or is bound relating to the other Assets and (in each case) that will be binding on Buyer after the Closing, including participation agreements, exploration agreements, farmout and farmin agreements, operating agreements, production dedications, crude oil, condensate, and natural gas purchase and sale gathering, transportation and marketing agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, hydrocarbon storage agreements, acreage contribution agreements, balancing agreements, processing agreements, facilities or equipment leases, production handling agreements, saltwater disposal agreements, and all other Contracts or contractual rights, or interests to the extent covering or affecting any or all of the Leases, Lands, Easements, Wells, Facilities or any other Assets or the operations thereof (collectively, the “Applicable Contracts”);

(g)            To the extent that they may be assigned, transferred or re-issued by Seller (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all easements, rights-of-way, right-of-use easements, surface rights, surface licenses, servitudes, surface use authorizations, water rights, variances, and other real property rights, in each case, (i) to the extent constituting rights to use the surface of the Lands, in each case, appurtenant to, and used or held for use in connection with, any or all of the properties, rights, titles, and interests described in clauses (a) through (e) or otherwise related to the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Assets or (ii) to the extent constituting rights to use the surface of any lands on which the Conveyed Electrical Infrastructure is located (regardless of whether located on or outside of the Lands), in each case, appurtenant to, and used or held for use in connection with the Conveyed Electrical Infrastructure (the items described in this subpart (g) collectively, the “Easements”), including the items set forth on Schedule 2.1(g);

(h)            All Hydrocarbons produced from and allocable to Seller’s interests in the Oil and Gas Properties conveyed by Seller to Buyer pursuant to this Agreement, including to the extent applicable Hydrocarbons stored in tanks and existing in pipelines, plant and tanks (including inventory and linefill) and upstream of the sales meter as of the Effective Time and all other Hydrocarbons produced from or allocable to Seller’s interests in the Oil and Gas Properties that are conveyed by Seller to Buyer pursuant to this Agreement after the Effective Time;

(i)            All environmental and other governmental (whether federal, state or local) approvals, consents, registrations, permits, licenses, orders, authorizations, franchises, variances, exemptions, waivers and related instruments or rights issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, in each case, relating to the ownership, operation or use of the properties, rights, titles, and interests described in clauses (a) through (h) above, and, to the extent assignable (including with the consent of such Governmental Authority or otherwise, if applicable, but only to the extent payment is not required in connection therewith unless Buyer agrees to make such payment), applications therefor (“Permits”);

(j)            All (i) accounts and general intangibles, attributable to the other Assets with respect to periods of time from and after the Effective Time; and (ii) Liens in favor of Seller or its Affiliates, whether choate or inchoate, under any Law or Applicable Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of Seller as to the operator or non-operator of any Lease or Well;

(k)            Originals (to the extent available and in the possession or control of Seller or its Affiliates) and photocopies or electronic copies of all files, records, maps, information and data of Seller or any of its Affiliates, whether written or electronically stored, to the extent relating or relevant to Seller’s ownership or operation of all or any portion of the Assets (but excluding any files, records, maps, information and data to the extent pertaining to the Excluded Assets), including (i) land and title records (including prospect information and files, lease files and records, land files and records, title commitments, title opinions, abstracts of title, property ownership reports and title curative documents), (ii) well files, well information, well data bases, project data, injection profiles, projection and injection records, facility and well records, production records and/or producer imbalance statements, division order files, abstracts, (iii) contract files (including Applicable Contracts and Leases that constitute part of the Assets), correspondence, financial accounting records, tax log books, Asset Tax records, operational records (including open hole and cased hole logs, and cores or core analyses), technical records, production and processing records, and (iv) environmental and safety information and records, third party licenses, engineering data and reports(the “Records”);

(l)            All Imbalances attributable to the Oil and Gas Properties to the extent existing as of the Effective Time;

(m)            All rights of Seller and its Affiliates to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, only to the extent related to the obligations assumed by Buyer pursuant to this Agreement or with respect to which Buyer has an obligation to indemnify Seller;

(n)            To the extent related to any of the Assumed Obligations, all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) of Seller or any of its Affiliates whether arising before, on or after the Effective Time (in each case excluding items for which Seller is indemnifying the Buyer Indemnified Parties hereunder);

(o)            The Related SWD Infrastructure;

(p)            The Water Sourcing System;

(q)            The Electrical Infrastructure located behind the nearest point or points of interconnection with the transmission and distribution facilities owned by an Electricity Provider servicing the other Assets, to the extent (i) used or held for use in connection with the transmission of electrical energy to the Assets and (ii) reasonably necessary to allow Buyer to operate the Assets in the ordinary course of business, in each case whether or not located on the Lands, but expressly excluding the Retained Electrical Infrastructure (the “Conveyed Electrical Infrastructure”); and

(r)            To the extent related to prepaid insurance costs for which the Purchase Price is increased pursuant to Section 3.2(d), all rights and benefits associated with such insurance policies associated with such prepaid insurance costs, which rights and benefits Seller agrees to subrogate to Buyer in the event of any claims made in respect of such policies for events arising from or after the Effective Time.

2.2            Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, Seller specifically excludes the following from the transactions contemplated by this Agreement (collectively, the “Excluded Assets”):

(a)            all accounts receivable, trade credits, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles to the extent attributable to the Assets with respect to any period of time prior to the Effective Time and, subject to the adjustments to the Purchase Price set forth in Section 3.3(e), all funds held in suspense;

(b)            except to the extent related to any of the Assumed Obligations, all indemnity rights, rights under any Contracts and all other claims of Seller or any Affiliate of Seller against any Person to the extent related or attributable to periods on or prior to the Effective Time (including claims for adjustments or refunds) or for which Seller is liable for payment or required to indemnify Buyer under Article 11 (whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);

(c)            (i) the right to bill nonoperating interest owners under Contracts for (A) any operating costs and expenses paid by Seller with respect to periods prior to the Closing and (B) any overhead chargeable to nonoperating interest owners under the applicable Contracts prior to the Closing with respect to any Asset that is operated by Seller or any of its Affiliates (including, for the avoidance of doubt, any COPAS overhead chargeable under joint operating agreements); (ii) the accounts resulting from such joint interest billings described in clause (i); and (iii) all rights under the Contracts to collect such joint interest billings described in clause (i), including, to the extent related to such joint interest billings, Liens in favor of Seller or any of its Affiliates;

(d)            Subject to Section 2.1(r), all contracts of insurance and all claims, rights and interests of Seller or any Affiliate of Seller (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security instrument, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of an Asset prior to the Effective Time;

(e)            all claims of Seller to any refunds or credits for any Taxes constituting Retained Obligations, together with any interest due thereon or penalty rebate arising therefrom;

(f)            all audit rights arising under any of the Contracts attributable to any period prior to the Effective Time or to any of the Excluded Assets;

(g)            those Contracts, claims, properties, assets or rights set forth on Schedule 2.2;

(h)            all revenues or other income resulting from or other amounts due, or benefits, associated with or resulting from the settlement, final judgment, determination or other outcome of (or with respect to) the Laredo Interpleader Matter or the Palo Matter, in each case to the extent attributable to the Assets with respect to time periods occurring prior to the Effective Time;

(i)            all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(j)            all Seismic Data;

(k)            communication equipment, including, without limitation telephones, cell phones and tablets, computers and related switching equipment, hardware and software, including, without limitation, computer peripherals and printers, but not including SCADA or radio telemetry equipment;

(l)            all corporate, financial, Tax, and legal data and records of Seller that relate to Seller’s business generally (whether or not relating to the Assets) or to Seller’s business, operations, assets, and properties not expressly included in this Agreement;

(m)            any data, software, and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Third Party, or by applicable Law, and for which no consent to transfer or waiver has been received and/or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable; provided, in each case, that Seller shall use commercially reasonable efforts (without the obligation to pay any out of pocket costs or assume any Liability) to cause the release and/or transfer of all such data, software and records;

(n)            all trucks and other motor vehicles;

(o)            all legal records and legal files of Seller, including all work product of, and attorney-client communications with, Seller’s legal counsel (other than Leases, title opinions, and Contracts);

(p)            data and records relating to the sale of the Assets, including communications with the advisors or representatives of Seller or its Affiliates;

(q)            any data and records to the extent relating to the Excluded Assets;

(r)            any Hedge Contracts and any Debt Instruments;

(s)            any master services agreements or similar Contracts of Seller or its Affiliates;

(t)            those original data and records retained by Seller pursuant to Section 6.3 (Section 2.2(g) and Section 2.2(l) through Section 2.2(t) shall hereinafter be referred to as the “Excluded Records”);

(u)            any assets described in Section 2.1(f) or 2.1(g) that are not assignable;

(v)            all rights and interests of Seller in and to the leases, subleases, other leasehold interests or other interests comprising the Oil and Gas Properties, Easements, Real Properties and Applicable Contracts, in each case, to the extent, and only to the extent, necessary or useful for Seller, at its sole risk and expense, to own, access or operate its interests in properties located outside the Lands and the other Excluded Assets;

(w)            the portions of the Northern Electrical System to the extent (i) located behind the nearest point or points of interconnection with the transmission and distribution facilities owned by an Electricity Provider servicing the Assets and (ii) reasonably necessary to allow Seller to operate any well or facility included in the Excluded Assets or otherwise owned by Seller, but in each case excluding the portions of the Northern Electrical System required to be conveyed to Buyer pursuant to Section 6.18 (the “Retained Electrical Infrastructure”); and

(x)            any assets that are finally excluded from the transactions contemplated by this Agreement, if any, pursuant to Section 6.2(b), Section 6.8(c), Section 6.10(c) or Section 8.9(c).

Article 3
Purchase Price

3.1            Consideration; Allocated Values.

(a)            Consideration. The purchase price for the Assets shall be an aggregate amount equal to the sum of (i) one hundred sixty million Dollars ($160,000,000.00) (the “Cash Purchase Price”) payable to Seller in cash, subject to adjustment as set forth in Section 3.2 and Section 3.3, and (ii) 959,691 shares in the aggregate of LPI Common Stock (such shares of LPI Common Stock, the “Stock Purchase Price,” and together with the Cash Purchase Price, the “Purchase Price”). Notwithstanding the foregoing, if, at any time on or after the Execution Date and prior to the Closing, (x) Buyer, in accordance with this Agreement, makes (or any record date occurs with respect thereto) (A) any dividend or distribution on the LPI Common Stock, whether in LPI Common Stock or securities or obligations convertible or exchangeable into, or exercisable for, LPI Common Stock, (B) subdivision or split of any LPI Common Stock, (C) combination or reclassification of LPI Common Stock into a smaller number of shares of LPI Common Stock or (D) issuance of any securities by reclassification of LPI Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Buyer is the surviving person) or (y) any merger, consolidation, combination, or other transaction is consummated pursuant to which LPI Common Stock is converted to cash or other securities, then the number of shares of LPI Common Stock to be issued to Seller (and/or, if applicable, to those Seller Designees to whom Seller designates in the Closing Statement to receive all or a portion of the shares of LPI Common Stock comprising the Stock Purchase Price) shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clause (x)(D) and clause (y) to provide for the receipt by Seller (or the Seller Designees, as applicable), in lieu of any LPI Common Stock, the same number or amount of cash and/or securities as is received in exchange for each share of LPI Common Stock in connection with any such transaction described in clause (x)(D) or clause (y) hereof. An adjustment made pursuant to the foregoing sentence shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, reclassification or other transaction.

(b)            Allocated Values. With respect to certain of the Assets, the Allocated Value Schedule identifies the agreed allocation of a portion of the Purchase Price (which for purposes of clarity, is without adjustment pursuant to Sections 3.2 and Section 3.3) for each such Asset (each, an “Allocated Value”); provided, that for all purposes of Article 8 and Article 9, and for purposes of Sections 6.2(b), 6.8(c) and 6.10(c), the “Allocated Value” of the applicable Asset in question shall be the Cash Allocated Value of such Asset.

3.2            Increases in Purchase Price. The Cash Purchase Price shall be increased by an amount equal to the sum of the following amounts (without duplication):

(a)            the amount of any Property Costs which are incurred in the ownership and operation of the Assets from and after the Effective Time but which are paid or economically borne by or on behalf of Seller or any of its Affiliates on or prior to the date of the Final Settlement Date, except in each case any costs already deducted in the determination of proceeds pursuant to Section 3.3(a);

(b)            the value of the following items: (i) all merchantable oil, gas and other Hydrocarbons owned by Seller in pipelines, tanks or plants (but excluding the value of linefill, linepack and tank bottoms) that is attributable to, or part of, the Assets at the Effective Time to the extent located upstream of the first sales meter point; (ii) all unsold inventory of gas plant products attributable to the Assets at the Effective Time, each such value with respect to (i) and (ii) to be the market or, if applicable, the contract price in effect as of the Effective Time, but excluding any liquid Hydrocarbons condensed from unprocessed gas or extracted through processing in which Seller does not have title or which has been or is to be conveyed to any gatherer in partial compensation for gathering and processing Hydrocarbons, and (iii) if Seller’s aggregate Imbalances of gas as of the Effective Time represent quantities due to Seller, the product of two Dollars and seventeen cents per Mcf ($2.17/Mcf) and the entire amount of such variance;

(c)            the Aggregate Overhead Reimbursement Amount (as an agreed reimbursement in lieu of Seller’s actual internal overhead being included in Property Costs);

(d)            the amount of any and all prepaid expenses attributable to the period from and after the Effective Time that are attributable to the Assets (including prepaid insurance costs, bonuses; rentals; and cash calls to third Person operators);

(e)            to the extent (i) not captured by items (a) through (c) and (ii) consistent with historic practices of Seller as reflected in Seller’s lease operating statement with respect to the Assets, actual cash expenses, including wages, benefits, and bonuses and incentive payments paid pursuant to any bonus or incentive program or agreement in effect as of the Effective Time, incurred by Seller in the course of employment of Seller’s lease operating and first level supervisory personnel providing services directly to the Assets from and after the Effective Time until Closing;

(f)            the amount of Asset Taxes allocated to Buyer pursuant to the terms of this Agreement but paid or otherwise economically borne by Seller (or any of its Affiliates); and

(g)            any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

3.3            Decreases in Purchase Price. The Cash Purchase Price shall be decreased by an amount equal to the sum of the following amounts (without duplication):

(a)            the amount of all proceeds paid to Seller from the sale of production of (net of all applicable Burdens paid by Seller) and the amount of all other revenues received from Third Parties, in each case attributable to the Assets and earned during periods of time after the Effective Time, excluding all amounts paid to Seller as the operator by nonoperating interest owners under joint operating agreements and excluding the effects of all Hedge Contracts;

(b)            the aggregate amount of Purchase Price reductions related to any Agreed Title Defects or Disputed Title Defect Matters, in each case, as and to the extent provided pursuant to Article 8;

(c)            the aggregate amount of Purchase Price reductions related to any Environmental Defect Amount, as and to the extent provided pursuant to Article 9;

(d)            if Seller’s aggregate Imbalances of gas as of the Effective Time represent quantities due to Third Parties, the product of two Dollars and seventeen cents per Mcf ($2.17/Mcf) and the entire amount of such variance;

(e)            the amount of the Suspense Funds identified by Seller pursuant to Section 6.7;

(f)            the Allocated Value of the Assets excluded from the transactions contemplated by this Agreement, if any, pursuant to pursuant to Section 6.2(b), Section 6.8(c), Section 6.10(c), Section 8.9(c), or Section 9.2(d);

(g)            the amount of Asset Taxes allocated to Seller pursuant to the terms of this Agreement but paid or otherwise economically borne by Buyer (or any of its Affiliates);

(h)            the amount of any adjustments with respect to Casualty Losses as required pursuant to Section 8.9(b); and

(i)            any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

The Purchase Price, adjusted as set forth in this Section 3.3 and the preceding Section 3.2, shall be referred to as the “Adjusted Purchase Price.” For the avoidance of doubt, any adjustments to the Purchase Price described in this Agreement shall be made solely to the Cash Purchase Price portion of the Purchase Price. When available, actual figures will be used for the adjustment to the Purchase Price at the Closing. To the extent actual figures are not available, estimates prepared by the Seller will be used, subject to final adjustments in accordance with Section 3.8.

3.4            Deposit. Within one (1) Business Day of the execution of this Agreement, Buyer shall deliver to Seller a deposit in an amount equal to twenty million five hundred thousand Dollars ($20,500,000) (such amount, the “Performance Deposit”). Such payment by Buyer shall be made in cash by wire transfer of immediately available funds to the account or accounts designated by Seller in writing. The Performance Deposit shall be applied against the Cash Purchase Price if the Closing occurs or shall otherwise be governed by the provisions of Section 12.2.

3.5            Payment. At Closing, Buyer shall (a) pay to Seller, in cash by wire transfer of immediately available funds, to the account or accounts designated by Seller in the Closing Statement, an amount equal to the Closing Payment and (b) deliver to Seller, or Seller’s Designees, as applicable, the Stock Purchase Price, in such proportions as are designated by Seller in the Closing Statement and, notwithstanding anything to the contrary contained in this Agreement, such designations may be conclusively relied upon by Buyer in fulfilling its obligation to deliver the Stock Purchase Price pursuant to this Section 3.5 and Section 10.4(c).

3.6            Closing Statement. Not later than five (5) Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) showing Seller’s good faith computation of the Adjusted Purchase Price described in Sections 3.2 and 3.3. Seller shall provide to Buyer reasonable supporting data and information (including actual figures and Seller’s good faith estimate where actual figures are not available) supporting the amounts reflected on the Closing Statement, together with the designation of Seller’s or any Seller’s Designees’, as applicable, account(s) for the wire transfers of funds as required by Section 10.4(b) and the distribution of shares of LPI Common Stock as required by Section 10.4(c). Within three (3) Business Days of receipt of the Closing Statement, Buyer will deliver to Seller a written report containing all changes, with the explanation therefor, that Buyer proposes to be made to the Closing Statement. The Parties will use their good faith efforts to agree upon the Closing Statement and Adjusted Purchase Price on or prior to Closing. The Cash Purchase Price portion of the Adjusted Purchase Price set forth in the Closing Statement, as agreed upon by the Parties, less the Performance Deposit shall constitute the Dollar amount of consideration to be paid at Closing by Buyer to Seller in cash (the “Closing Payment”) and the Stock Purchase Price portion of the Adjusted Purchase Price, as applicable, shall be paid to Seller at the Closing; provided, however, that if the Parties do not agree upon one or more particular adjustments set forth in the Closing Statement, then the amount of such individual, disputed adjustment(s) to be used to calculate the Purchase Price at Closing shall be that amount set forth in the draft Closing Statement delivered by Seller to Buyer pursuant to this Section 3.6 with respect to such adjustment (with any disputed amounts thereafter being resolved by the Revised Closing Statement in accordance with Section 3.8 or, to the extent of disputes related to Title Defects or Environmental Defects, as provided in Article 8 or Article 9, as applicable). For the avoidance of doubt, the entire Performance Deposit shall be netted against the Cash Purchase Price in the Closing Statement to determine the Closing Payment in accordance with this Section 3.6.

3.7            Closing. Subject to the conditions stated in this Agreement, the closing of the sale and transfer of the Assets to Buyer as contemplated by this Agreement (the “Closing”) shall take place at the offices of Bracewell LLP, 711 Louisiana Street, Houston, Texas or such other place (which may be virtual) as agreed upon in writing by the Parties, at 10:00 a.m. Central Standard Time on October 18, 2021, (as such date may be adjusted pursuant to Section 9.2(b)(iii), the “Target Closing Date”) or if as of such time all conditions in Section 10.1 and Section 10.3 to be satisfied prior to Closing have not yet been satisfied or waived, on the date that is three (3) Business Days after the date that such conditions have been satisfied or waived, subject to the provisions of Article 12 (the date on which the Closing occurs is referred to herein as the “Closing Date”). For applicable Tax and accounting purposes, the Closing shall be deemed to occur at the end of the day on the Closing Date.

3.8            Post-Closing Adjustment.

(a)            Revised Closing Statement. No earlier than the date that is ninety (90) days after the Closing and no later than one-hundred twenty (120) days after the Closing, Seller shall prepare and deliver to Buyer a revised Closing Statement setting forth the final Adjusted Purchase Price (the “Revised Closing Statement”), which shall be accompanied by the supporting documentation reasonably necessary for Buyer to review and verify any adjustments set forth thereunder. Seller shall provide to Buyer such additional data and information as Buyer may reasonably request and deem sufficient to verify the amounts reflected on the Revised Closing Statement (and reasonable access to Seller’s personnel, including internal accountants) and to permit Buyer to perform or cause to be performed an audit of the Revised Closing Statement, any such audit to be at Buyer’s expense. The Revised Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by Buyer, unless Buyer gives Notice of its disagreement (“Notice of Disagreement”) to Seller prior to such date, which Notice of Disagreement shall specify in reasonable detail the Dollar amount, nature, and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller by the date specified in the immediately preceding sentence, then the Final Settlement Date shall be the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement and (ii) the date upon which the Referee’s Closing Statement is issued by the Accounting Referee.

(b)            Closing Statement Resolution. Seller and Buyer shall work together in good faith to attempt to resolve any matters addressed in any Notice of Disagreement. During the thirty (30) days following the date on which Seller receives a Notice of Disagreement, Seller and Buyer shall use Reasonable Efforts to attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such thirty (30) day period (or earlier by mutual agreement), Buyer and Seller have not reached agreement in writing on such matters, upon any Party’s request, the Parties shall submit the matters that remain in dispute (and only such matters) to the Dallas, Texas office of KPMG LLP (the “Accounting Referee”) for review and final and binding resolution. If any Person selected as Accounting Referee is unable or unwilling to serve as a referee hereunder, then the Accounting Referee shall be selected by lot from among the independent national accounting firms that have not represented any Party or its Affiliates at any time during the three-year period of time immediately preceding its designation hereunder. Buyer and Seller shall, not later than seven (7) Business Days prior to the hearing date set by the Accounting Referee, each submit a written brief to the Accounting Referee (and a copy thereof simultaneously to the other Party) with Dollar figures for settlement of the disputes as to the amount of the adjustment (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations delivered pursuant to Section 3.8(a). The hearing will be scheduled as soon as is acceptable to the Accounting Referee, but not earlier than seven (7) Business Days after the date for submission of the settlement briefs, and shall be conducted on a confidential basis. The Accounting Referee shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and which remain in dispute and the Accounting Referee’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement and the other Transaction Documents. In deciding any individual disputed matter, the Accounting Referee (i) shall be bound by the provisions of this Section 3.8 and the related definitions and (ii) may not assign a value to any such disputed matter greater than the greatest value for such matter claimed by either Seller or Buyer or less than the smallest value for such matter claimed by Seller or Buyer in their respective calculations delivered pursuant to Section 3.8(a). The Accounting Referee shall render a decision resolving only the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Accounting Referee shall provide to the Parties an explanation in writing of the reasons for its decisions regarding the amounts disputed in the Notice of Disagreement and shall issue a new closing statement reflecting such decisions (the “Referee’s Closing Statement”). The decision of the Accounting Referee shall be (i) final and binding on the Parties and (ii) final and non-appealable for all purposes hereunder. The fees and expenses of the Accounting Referee under this Section 3.8(b) shall be borne one half by Seller and one half by Buyer. The fees and disbursements of Seller’s independent auditors and other Seller’s costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Seller, and the fees and disbursements of Buyer’s independent auditors and other Buyer’s costs and expenses incurred in connection with Buyer’s preparation of the Notice of Disagreement shall be borne by Buyer.

(c)            Final Closing Statement. As used in this Agreement, the term “Final Closing Statement” shall mean either (i) the Revised Closing Statement described in Section 3.8(a), as prepared by Seller and as may be subsequently adjusted to reflect any subsequent written agreement among the Parties with respect thereto or (ii) if submitted to the Accounting Referee and not withdrawn by the Parties, the Referee’s Closing Statement as defined in Section 3.8(b).

(d)            Final Settlement. If the amount of the Adjusted Purchase Price as set forth in the Final Closing Statement exceeds the amount of the Adjusted Purchase Price set forth in the Closing Statement, then, within five (5) Business Days after the Final Settlement Date, Buyer shall pay to Seller the amount by which the Adjusted Purchase Price as set forth in the Final Closing Statement exceeds the Adjusted Purchase Price set forth in the Closing Statement. If the amount of the Adjusted Purchase Price as set forth in the Final Closing Statement is less than the Adjusted Purchase Price set forth in the Closing Statement, then Seller shall pay to Buyer, within five (5) Business Days after the Final Settlement Date, the amount by which the Adjusted Purchase Price set forth in the Final Closing Statement is less than the Adjusted Purchase Price set forth in the Closing Statement. Any such post-Closing payment made pursuant to this Section 3.8(d) shall be made by means of a wire transfer of immediately available funds to a bank account designated by the Party receiving such funds.

3.9            Allocation of Revenue and Expenses.

(a)            After Closing, Property Costs with respect to the Assets shall, as between the Parties, be allocated as follows:

(i)            Except to the extent otherwise reflected in an adjustment to the Purchase Price pursuant to Section 3.2 or 3.3, Seller shall remain entitled to all of the rights of ownership (including the right to receive production and proceeds therefrom), and, except for the Assumed Obligations, shall remain responsible for all Property Costs, in each case, to the extent attributable to the Assets and periods of time prior to the Effective Time; and

(ii)            Except to the extent otherwise reflected in an adjustment to the Purchase Price pursuant to Section 3.2 or 3.3, Buyer shall be entitled to all of the rights of ownership (including the right to receive production and proceeds therefrom), and, except for the Retained Obligations, shall be responsible for all Property Costs, in each case, to the extent attributable to the Assets and periods of time from and after the Effective Time.

(b)            Without duplication of any adjustments made to the Purchase Price pursuant to Section 3.2 or 3.3, should any Party or any of its Affiliates receive after Closing any proceeds or other income with regard to the Assets to which the other Party is entitled under Section 3.9(a) or otherwise, then such Party shall fully disclose, account for, and promptly remit the same to the other Party.

(c)            Without duplication of any adjustments made to the Purchase Price pursuant to Section 3.2 or 3.3, should any Party pay after Closing any charges, costs or expenses with regard to the Assets for which the other Party is responsible under Section 3.9(a) or otherwise, such Party shall be reimbursed by the other Party promptly after receipt of such Party’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(d)            For purposes of allocating revenues, production, proceeds, income, accounts receivable, and products under this Section 3.9, (i) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run, and (ii) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported. The Seller shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available as of the Effective Time. Seller shall provide to Buyer evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data necessary to support any estimated allocation.

3.10          Purchase Price Allocation.

(a)            For Tax purposes only, the Parties agree to allocate the purchase price for the Assets (as determined for applicable Income Tax purposes) among the Assets in a manner consistent with Section 1060 of the Code, the Treasury Regulations thereunder (and, if applicable, in accordance with any other similar provision of state or local Law) and Schedule 3.10(a) (the “Tax Allocation”). The Tax Allocation shall be used by the Parties as the basis for reporting asset values and other items, including preparing IRS Form 8594, Asset Acquisition Statement. Seller and Buyer agree not to assert, and will cause their respective Affiliates not to assert, in connection with any audit or other proceeding with respect to Taxes or in connection with the filing of any Tax Return, any asset values or other items inconsistent with the Tax Allocation unless required to do so by applicable Law or a “determination” within the meaning of Section 1313(a)(1) of the Code; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Tax Allocation and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging any position based on or arising out of the Tax Allocation. Each of Seller and Buyer shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging any position based on or arising out of the Tax Allocation.

(b)            For Transfer Tax purposes only, adjustments to the Purchase Price pursuant to Sections 3.2 and 3.3 shall be allocated to the particular Asset to which such adjustment relates to the extent such adjustment relates to such Asset and to the extent that it is, in the commercially reasonable discretion of Seller, possible to do so. Any adjustment not allocated to a specific Asset pursuant to the immediately preceding sentence shall be allocated among the various Assets on a pro rata basis in proportion to the unadjusted Purchase Price allocated to such Asset on the Allocated Value Schedule.

Article 4
Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as of the Execution Date and as of the Closing Date as follows:

4.1            Organization of Seller.

(a)            PXD (i) is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and duly qualified, authorized, registered, or licensed and in good standing to do business in the State of Texas and (ii) has all requisite power and authority to own, lease, operate and use the assets and properties currently owned, leased, operated and used by it, including the Assets.

(b)            DEM (i) is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and duly qualified, authorized, registered, or licensed and in good standing to do business in the State of Texas and (ii) has all requisite power and authority to own, lease, operate and use the assets and properties currently owned, leased, operated and used by it, including the Assets.

(c)            PM (i) is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Texas and duly qualified, authorized, registered, or licensed and in good standing to do business in the State of Texas and (ii) has all requisite power and authority to own, lease, operate and use the assets and properties currently owned, leased, operated and used by it, including the Assets.

(d)            PE (i) is a limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Texas and duly qualified, authorized, registered, or licensed and in good standing to do business in the State of Texas and (ii) has all requisite power and authority to own, lease, operate and use the assets and properties currently owned, leased, operated and used by it, including the Assets.

4.2            Authorization; Enforceability.

(a)            PXD has all requisite organizational power and authority to execute and deliver this Agreement and each other Transaction Document to be executed or delivered by PXD and to consummate and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each other Transaction Document executed or delivered by PXD and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by PXD, and no other action on the part of PXD is necessary to authorize this Agreement or any other Transaction Document executed or delivered by PXD. This Agreement has been duly and validly executed and delivered by PXD, each other Transaction Document executed by PXD has been, or when executed will be, duly and validly executed and delivered by PXD, and this Agreement and each other Transaction Document executed by PXD, assuming the execution and delivery by Buyer, constitutes, or when executed and delivered by PXD will constitute, a valid and binding obligation of PXD, enforceable against PXD in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b)            DEM has all requisite organizational power and authority to execute and deliver this Agreement and each other Transaction Document to be executed or delivered by DEM and to consummate and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each other Transaction Document executed or delivered by DEM and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by DEM, and no other action on the part of DEM is necessary to authorize this Agreement or any other Transaction Document executed or delivered by DEM. This Agreement has been duly and validly executed and delivered by DEM, each other Transaction Document executed by DEM has been, or when executed will be, duly and validly executed and delivered by DEM, and this Agreement and each other Transaction Document executed by DEM, assuming the execution and delivery by Buyer, constitutes, or when executed and delivered by DEM will constitute, a valid and binding obligation of DEM, enforceable against DEM in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c)            PM has all requisite organizational power and authority to execute and deliver this Agreement and each other Transaction Document to be executed or delivered by PM and to consummate and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each other Transaction Document executed or delivered by PM and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by PM, and no other action on the part of PM is necessary to authorize this Agreement or any other Transaction Document executed or delivered by PM. This Agreement has been duly and validly executed and delivered by PM, each other Transaction Document executed by PM has been, or when executed will be, duly and validly executed and delivered by PM, and this Agreement and each other Transaction Document executed by PM, assuming the execution and delivery by Buyer, constitutes, or when executed and delivered by PM will constitute, a valid and binding obligation of PM, enforceable against PM in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(d)            PE has all requisite organizational power and authority to execute and deliver this Agreement and each other Transaction Document to be executed or delivered by PE and to consummate and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each other Transaction Document executed or delivered by PE and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by PE, and no other action on the part of PE is necessary to authorize this Agreement or any other Transaction Document executed or delivered by PE. This Agreement has been duly and validly executed and delivered by PE, each other Transaction Document executed by PE has been, or when executed will be, duly and validly executed and delivered by PE, and this Agreement and each other Transaction Document executed by PE, assuming the execution and delivery by Buyer, constitutes, or when executed and delivered by PE will constitute, a valid and binding obligation of PE, enforceable against PE in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.3            No Conflicts.

(a)            Neither the execution, delivery, and performance by PXD of this Agreement and each other Transaction Document executed by PXD nor the consummation by PXD of the transactions contemplated hereby and thereby, do or will (a) conflict with or result in a violation of any provision of the Organizational Documents of PXD, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under any bond, debenture, note, mortgage or indenture to which PXD is a party or by which PXD may be bound, (c) result in the creation or imposition of any Lien on any of the Assets, except for Permitted Encumbrances, (d) violate any Order or decree applicable to PXD as a party in interest or the Assets or (e) violate any applicable Law binding upon PXD or any of the Assets.

(b)            Neither the execution, delivery, and performance by DEM of this Agreement and each other Transaction Document executed by DEM nor the consummation by DEM of the transactions contemplated hereby and thereby, do or will (a) conflict with or result in a violation of any provision of the Organizational Documents of DEM, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under any bond, debenture, note, mortgage or indenture to which DEM is a party or by which DEM may be bound, (c) result in the creation or imposition of any Lien on any of the Assets, except for Permitted Encumbrances, (d) violate any Order or decree applicable to DEM as a party in interest or the Assets or (e) violate any applicable Law binding upon DEM or any of the Assets.

(c)            Neither the execution, delivery, and performance by PM of this Agreement and each other Transaction Document executed by PM nor the consummation by PM of the transactions contemplated hereby and thereby, do or will (a) conflict with or result in a violation of any provision of the Organizational Documents of PM, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under any bond, debenture, note, mortgage or indenture to which PM is a party or by which PM may be bound, (c) result in the creation or imposition of any Lien on any of the Assets, except for Permitted Encumbrances, (d) violate any Order or decree applicable to PM as a party in interest or the Assets or (e) violate any applicable Law binding upon PM or any of the Assets.

(d)            Neither the execution, delivery, and performance by PE of this Agreement and each other Transaction Document executed by PE nor the consummation by PE of the transactions contemplated hereby and thereby, do or will (a) conflict with or result in a violation of any provision of the Organizational Documents of PE, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under any bond, debenture, note, mortgage or indenture to which PE is a party or by which PE may be bound, (c) result in the creation or imposition of any Lien on any of the Assets, except for Permitted Encumbrances, (d) violate any Order or decree applicable to PE as a party in interest or any of the Assets or (e) violate any applicable Law binding upon PE or any of the Assets.

4.4            Approvals.

(a)            Other than with respect to Customary Post-Closing Consents, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority is required to be obtained or made by PXD in connection with the execution, delivery, or performance by PXD of this Agreement, or any other Transaction Document to which PXD is a party or the consummation by PXD of the transactions contemplated hereby and thereby.

(b)            Other than with respect to Customary Post-Closing Consents, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority is required to be obtained or made by DEM in connection with the execution, delivery, or performance by DEM of this Agreement, or any other Transaction Document to which DEM is a party or the consummation by DEM of the transactions contemplated hereby and thereby.

(c)            Other than with respect to Customary Post-Closing Consents, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority is required to be obtained or made by PM in connection with the execution, delivery, or performance by PM of this Agreement, or any other Transaction Document to which PM is a party or the consummation by PM of the transactions contemplated hereby and thereby.

(d)            Other than with respect to Customary Post-Closing Consents, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority is required to be obtained or made by PE in connection with the execution, delivery, or performance by PE of this Agreement, or any other Transaction Document to which PE is a party or the consummation by PE of the transactions contemplated hereby and thereby.

4.5            Litigation. Except as set forth on Schedule 4.5, there is no Proceeding pending, or to Seller’s Knowledge, threatened (i) with respect to Seller that would adversely affect the execution, delivery or consummation of this Agreement, the other Transaction Documents or the performance of any obligations hereunder or thereunder by Seller, (ii) to which Seller or any of its Affiliates is a party with respect to the Assets or (iii) to which the Assets are otherwise subject. Except as set forth on Schedule 4.5, Seller is not subject to any outstanding Order, decree or charge that relates to the Assets.

4.6            Taxes. Except as set forth on Schedule 4.6:

(a)            With respect to the Assets (i) Seller has filed all material Asset Tax Returns required to have been filed, (ii) all such Asset Tax Returns are true, correct and complete in all material aspects, (iii) all material Asset Taxes due and owing (whether or not reflected on any Asset Tax Return) have been paid, and (iv) Seller is not currently subject to an extension or waiver of the statute of limitations applicable to any material Asset Tax Return or with respect to a material Asset Tax assessment or deficiency, which period has not yet expired.

(b)            There are no Liens for Asset Taxes, except for Permitted Encumbrances on the Assets.

(c)            None of the Assets (i) is held in an arrangement that is treated as a partnership for U.S. federal Income Tax purposes or (ii) constitutes an equity interest in a corporation for U.S. federal Income Tax purposes.

(d)            There are no Proceedings pending against the Assets or against Seller with respect to the Assets by any Governmental Authority in respect of material Asset Taxes.

(e)            The representations and warranties set forth in this Section 4.6 (i) are the sole representations and warranties of or with respect to Seller in this Agreement that are related to Taxes or Tax matters and (ii) except with respect to Section 4.6(c), may be relied upon solely for taxable periods (or portions thereof) ending on or before Closing Date.

4.7            Material Contracts. Schedule 4.7(a) identifies all of the following types of Applicable Contracts with respect to the Assets:

(a)            any Applicable Contract that would reasonably be expected to involve obligations or payments, in each case, with respect to the Assets in excess of one hundred thousand Dollars ($100,000) net to Seller’s interest during the current year or any subsequent fiscal year;

(b)            any Applicable Contract that would reasonably be expected to result in aggregate gross revenues of more than one hundred thousand Dollars ($100,000) during the current year or any subsequent fiscal year;

(c)            any Applicable Contract between Seller, on the one hand, and any Affiliate of Seller, on the other hand, or among two or more of PXD, DEM, PM and PE;

(d)            any Applicable Contract for the sale, purchase, gathering, processing, storage, disposal, injection, refining or transportation of Hydrocarbons, or otherwise relating to the marketing of Hydrocarbons, other than Contracts which are subject to cancellation on not more than sixty (60) days’ notice without penalty or other detriment or that contains an acreage dedication or volume commitment;

(e)            any Applicable Contract to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets from and after the date hereof;

(f)            any Applicable Contract that constitute a joint operating agreement, unit operating agreement, unitization or pooling agreement, participation agreement, exploration agreement, development agreement or similar agreement;

(g)            any Applicable Contract that contains any area of mutual interest provision or that otherwise purports to restrict, limit or prohibit the manner or the locations in which Seller conducts business or any agreement that contains a non-compete, drag-along right or tag-along right held by a Third Party with respect to any of the Assets;

(h)            any Applicable Contract that provides for an irrevocable power of attorney that will be in effect after the Closing Date;

(i)            any Applicable Contract that provides for calls on production of Hydrocarbons, options to purchase Hydrocarbons or other similar rights;

(j)            any Applicable Contract that constitutes a lease under which Seller is the lessor of Equipment or any of the Real Properties which lease (i) cannot be terminated without penalty upon sixty (60) days’ or less notice and (ii) involves an annual base rental of more than one hundred thousand Dollars ($100,000); and

(k)            any Contract that constitutes an amendment, supplement, or modification in respect of any of the foregoing.

Each Material Contract (A) is a legal, valid and binding obligation of Seller or such Affiliate of Seller, as applicable, that is party thereto and, to Seller’s Knowledge, the counterparties thereto, (B) is enforceable against Seller or such Affiliate of Seller in accordance with its terms, and, to Seller’s Knowledge, each other party thereto and (C) is in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as described on Schedule 4.7(b), neither Seller nor any Affiliate of Seller, nor, to Seller’s Knowledge, any counterparty thereto, is in, or is alleged to be in, in any material respect, breach or default of its obligations under any such Material Contracts. Prior to the Execution Date, Seller has made available to Buyer true and complete copies of each Material Contract and any and all amendments or modifications thereto.

4.8            Non-Consent Operations; Payout Balances. Except as reflected on Schedule 4.8, Seller has not made a non-consent election with respect to any operations (including drilling operations) associated with the Assets. With respect to those Wells operated by Seller, Schedule 4.8 sets forth, and with respect to any Well operated by a Third Party, to Seller’s Knowledge, Schedule 4.8 sets forth a list of the status and, except for the Wells for which “unknown” is listed on Schedule 4.8, any payout balances for each completed Well subject to a reversion or other adjustment at any level of cost recovery or Hydrocarbon production from or attributable to such Oil and Gas Property, as of the dates shown on such Schedule with respect to each Oil and Gas Property.

4.9            Current Commitments. Schedule 4.9 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments that are binding on the Assets that could reasonably be anticipated to require capital expenditures by the owner or operator of the Assets after the Closing in excess of one hundred thousand Dollars ($100,000).

4.10            Delivery of Hydrocarbons. Except as set forth on Schedule 4.10 and for the rights of any lessor to take free gas under the terms of the applicable Lease for its use on the lands covered by such Lease, Seller is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment (other than gas balancing arrangements), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to its interests in the Assets at some future time without receiving payment therefor at or after the time of delivery.

4.11            Compliance with Laws. Except with respect to (i) Environmental Laws (for which Seller’s sole representations and warranties are set forth in Section 4.12), (ii) Tax Laws (for which Seller’s sole representations and warranties are set forth in Section 4.6), and (iii) except as disclosed on Schedule 4.11, (A) with respect to the Assets operated by Seller or its Affiliates, Seller and its Affiliates are complying, and during the two (2) year period prior to the Execution Date, have complied, in each case, in all material respects, with all applicable Laws to the extent applicable to their applicable ownership and operation of the Assets; (B) to Seller’s Knowledge, the Non-Operated Assets have been, during the two (2) year period prior to the Execution Date, and currently are being, operated in material compliance with all applicable Laws; and (C) during the two (2) year period prior to the Execution Date, neither Seller nor any of its Affiliates has received any written notice that is unresolved from any Governmental Authority or other Person of any material violation by Seller of any Law applicable to the Assets.

4.12            Environmental Matters. Except as set forth on Schedule 4.12:

(a)            (i) with respect to the Assets operated by Seller or its Affiliates, Seller and its Affiliates are complying, and during the two (2) year period prior to the Execution Date, have complied, in each case, in all material respects, with all applicable Environmental Laws and (ii) to Seller’s Knowledge, the Non-Operated Assets have been, during the two (2) year period prior to the Execution Date, and currently are being, operated in material compliance with all applicable Laws;

(b)            Seller has not entered into any agreements, consents, Orders, decrees or judgments of any Governmental Authority, that are in existence as of the Execution Date, that are based on or arise under any Environmental Laws and that relate to the current or future use of any of the Assets;

(c)            there are no Proceedings of a material nature pending before any Governmental Authority under Environmental Laws against the Assets, Seller with respect to the Assets or Seller’s or its Affiliates’ ownership or operation thereof;

(d)            Seller has not received any written notice, claim, demand or request for information from any Governmental Authority relating to any actual or alleged material violation of, or material Liability under, any Environmental Law;

(e)            Seller (i) submitted a notice of audit prior to commencing all Environmental Audits, (ii) conducted all Environmental Audits within the time periods set forth in the TAPA, and (iii) submitted all DOVs to the TCEQ within the time periods required by the TAPA;

(f)            Seller has made available to Buyer complete and accurate copies of all environmental site assessments, compliance audits, notices of violation, consent orders, and other material environmental reports or correspondence in its possession, custody or control that Seller has received or created on or after January 12, 2021, in each case, to the extent related to the Assets, but excluding documents relating to the Environmental Audits, the DOVs and the TCEQ Fulfillment Obligations; and

(g)            without limitation of Section 9.1, this Section 4.12 constitutes Seller’s sole representation and/or warranty regarding the Environmental Conditions (or the Assets compliance with Environmental Law) or the Seller’s compliance with, or violation of, Environmental Laws regarding the Assets or the Seller’s business with respect to the Assets.

4.13            Preferential Rights. Except as set forth on Schedule 4.13, there are no preferential purchase rights, rights of first refusal or similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

4.14            Consents. Except as set forth on Schedule 4.14, other than Customary Post-Closing Consents, there are no Consents applicable to or triggered by the transactions contemplated by this Agreement or the other Transaction Documents.

4.15            Permits. Except as set forth on Schedule 4.15: (a) Seller has acquired all Permits from appropriate Governmental Authorities required of Seller to own and conduct operations on the Assets in material compliance with all applicable Laws; (b) all such Permits are in full force and effect and no Proceeding is pending, nor, to Seller’s Knowledge, threatened, to suspend, revoke or terminate any such Permit or declare any such Permit invalid; and (c) Seller is in compliance in all material respects with all such Permits and has not violated in any material respect the terms of such Permits.

4.16            Facilities. Seller has title to, or a valid possessory interest in, all personal property included in the Facilities, free and clear of any Liens, except for Permitted Encumbrances.

4.17            Liability for Brokers’ Fees. Buyer shall not, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Seller for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation, or to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

4.18            Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership proceedings pending, being contemplated by, or, to Seller’s Knowledge, threatened against Seller or its Affiliates (whether by Seller or a Third Party).

4.19            Imbalances. Except as set forth on Schedule 4.19, as of the Effective Time, there are no Imbalances associated with the Assets or the production therefrom.

4.20            Wells and Equipment. Except as set forth on Schedule 4.20:

(a)            all currently producing Wells (and related Equipment) are in operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted;

(b)            with respect to the Assets that Seller or its Affiliates operate and, to Seller’s Knowledge, with respect to the Non-Operated Assets, there are no shut-in or temporarily abandoned Wells located on the Assets; and

(c)            with respect to the Assets that Seller or its Affiliates operate and, to Seller’s Knowledge, with respect to the Non-Operated Assets: (i) all Wells have been drilled and completed within the limits permitted by all applicable Leases, (ii) there is no Well included in the Assets with respect to which Seller is currently obligated by any Laws or Order of a Governmental Authority to plug, dismantle, or abandon that has not been plugged or abandoned, and (iii) there is no Well included in the Assets that is subject to penalties on allowables because of any overproduction or any other violation of Law.

4.21            Suspense Funds. Schedule 4.21 sets forth a list and amount, as of the date set forth in Schedule 4.21, of all Suspense Funds, excluding amounts held in suspense by Sellers as a “minimum suspense” not to exceed $100 per payee.

4.22            Leases.

(a)            Neither Seller nor any Affiliate of Seller, has received any written notice from a lessor expressly seeking in writing to terminate, cancel, rescind or procure judicial reformation of any such Lease that remains unresolved.

(b)            Schedule 4.22 sets forth those Leases that are being maintained in full force and effect by shut-in payments in lieu of operations or production.

4.23            Payment of Burdens. Except for Suspense Funds for which the Purchase Price will be adjusted in accordance herewith pursuant to Section 3.3(e), and except as disclosed on Schedule 4.21 and Schedule 4.23, Seller has not received written notice expressly alleging any failure to pay or improper payment of material Burdens, material joint interest billings or other material payments to working interest owners, in each case, due by Seller with respect to the Assets.

4.24            Investment Intent. Seller and each Seller Designee (a) is an experienced and knowledgeable investor, (b) is able to bear the economic risks of an acquisition and ownership of the LPI Common Stock comprising the Stock Purchase Price, (c) is capable of evaluating (and has evaluated) the merits and risks of investing in the LPI Common Stock and its acquisition and ownership thereof, (d) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (e) is acquiring the shares of LPI Common Stock comprising the Stock Purchase Price for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable blue sky Laws, or any applicable other securities Laws, and (f) acknowledges and understands that (i) the shares of LPI Common Stock comprising the Stock Purchase Price have not been registered under the Securities Act in reliance on an exemption therefrom and (ii) each of the shares of LPI Common Stock comprising the Stock Purchase Price will, upon its acquisition by Seller or Seller Designee, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or in a private transaction pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.

Article 5
Representations and Warranties Relating to Buyer

Buyer hereby represents and warrants to Seller as of the Execution Date and as of the Closing Date as follows:

5.1            Organization of Buyer. Buyer is a Delaware corporation formed, validly existing and in good standing under the Laws of the State of Delaware. Buyer is in good standing and duly qualified to do business in each jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification necessary.

5.2            Authorization; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to be executed or delivered by Buyer and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each other Transaction Document executed or delivered by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Buyer, and no other action on the part of Buyer is necessary to authorize this Agreement or any other Transaction Document executed or delivered by Buyer. This Agreement has been duly and validly executed and delivered by Buyer, each other Transaction Document executed by Buyer has been, or when executed will be, duly and validly executed and delivered by Buyer, and this Agreement and each other Transaction Document executed by Buyer, assuming the execution and delivery by Seller, constitutes, or when executed and delivered by Buyer will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

5.3            No Conflicts. Neither the execution, delivery, and performance by Buyer of this Agreement and each other Transaction Document executed by Buyer nor the consummation by Buyer of the transactions contemplated hereby and thereby, do or will (a) conflict with or result in a violation of any provision of the Organizational Documents of Buyer, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, or indenture to which Buyer is a party or by which any of its property may be bound, (c) violate any Order or decree applicable to Buyer as a party in interest or any of its property or (d) violate any applicable Law binding upon Buyer or any of its property.

5.4            Litigation. Except as to specific matters disclosed in the SEC Documents filed or furnished and publicly available prior to the Execution Date (other than any disclosures set forth in any risk factor section (other than any specific factual historical information contained therein), or in any section relating to forward looking statements or any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature) (the “Filed SEC Documents”), there are no Proceedings pending or, to the Knowledge of Buyer, threatened with respect to Buyer, that would adversely affect the execution, delivery or consummation of this Agreement by Buyer.

5.5            Approvals. Other than with respect to Customary Post-Closing Consents, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority or of any Third Party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement, or any other Transaction Document to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby and thereby.

5.6            Financial Ability. As of the Closing Date, Buyer shall have, through a combination of cash on hand and funds readily available under existing lines of credit and equity commitments, funds sufficient to fund Buyer’s obligations with respect to the consummation of the transactions contemplated by this Agreement.

5.7            Securities Law Compliance. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act. Buyer is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act, any applicable state blue sky Laws or any other applicable securities Law without in any way limiting the other terms and provisions of this Agreement. Buyer has substantial knowledge and experience in financial and business matters and the oil and gas industry such that Buyer is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Assets and is able to bear the economic risks of such investment.

5.8            Buyer’s Independent Investigation. In entering into this Agreement, Buyer has relied solely on Seller’s express representations and warranties set forth herein and in the closing certificate delivered by Seller pursuant to Section 10.2(c) and in the other Transaction Documents (including the special warranty of title set forth in the Assignment Agreements), Buyer’s own expertise, and Buyer’s Representatives as to the Assets and Assumed Obligations, and the value thereof, and not on any other comments, representations, warranties or statements of, or information provided by, Seller or any Representatives of Seller. Buyer acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis, and evaluation of the Assets and Assumed Obligations and has made all such reviews and inspections of the Assets and Assumed Obligations as it has deemed necessary or appropriate to enter into this Agreement and (b) at Closing, Buyer shall have completed, or caused to be completed, its independent investigation, verification, analysis, and evaluation of the Assets and Assumed Obligations and made all such reviews and inspections of the Assets and Assumed Obligations as Buyer has deemed necessary or appropriate to consummate the transaction contemplated hereby. Except for the representations and warranties expressly made by Seller in Article 4 and the closing certificate to be delivered by Seller pursuant to Section 10.2(c) and in the other Transaction Documents (including the special warranty of title set forth in the Assignment Agreements), Buyer acknowledges that neither Seller nor any of its Representatives has made, and Buyer has not relied on, any representations or warranties, express or implied, as to the Assets or Assumed Obligations.

5.9            Eligibility. As of the Closing Date, Buyer will be, eligible and qualified under all Laws to own and operate the Assets, including the Leases.

5.10            Liability for Brokers’ Fees. Seller shall not, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Buyer for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation, or to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

5.11            Capitalization.

(a)            As of the close of business on September 15, 2021 (the “Measurement Date”), the authorized capital of Buyer consisted solely of (i) 22,500,000 shares of LPI Common Stock, of which 16,109,631 shares of LPI Common Stock were issued and outstanding, and (ii) 50,000,000 shares of preferred stock, $1.00 par value per share, of which no shares were issued and outstanding.

(b)            All of the issued and outstanding shares of LPI Common Stock are duly authorized and validly issued in accordance with the Organizational Documents of Buyer, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person. The LPI Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, will have the rights, preferences and privileges specified in the Organizational Documents of Buyer and will, in the hands of Seller and its Affiliates, be free of any Liens, other than restrictions on transfer pursuant to applicable securities Laws.

(c)            There are no preemptive rights or, except as disclosed in the SEC Documents, other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Buyer to issue or sell any equity interests of Buyer or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Buyer, and, except as disclosed in the SEC Documents, no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)            Buyer does not have any outstanding bonds, debentures, notes or similar obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Buyer on any matter.

(e)            Buyer is not now, and immediately after the issuance and sale of the LPI Common Stock comprising the Stock Purchase Price will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

5.12            SEC Documents; Financial Statements; No Liabilities.

(a)            Buyer has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2020 under the Securities Act or the Exchange Act (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) in the case of the Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments, (v) in the case of the Financial Statements, fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments), and (vi) in the case of the Financial Statements have been prepared in a manner consistent with the books and records of Buyer and its Subsidiaries. Since January 1, 2020, Buyer has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)            There are no Liabilities of or with respect to Buyer that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of Buyer other than (i) Liabilities accrued, reserved, reflected, or otherwise disclosed in the consolidated balance sheet of Buyer and its Subsidiaries as of December 31, 2020 (including the notes thereto) included in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, (iii) Liabilities under this Agreement and the other Transaction Documents or incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents or (iv) Liabilities that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

5.13            Internal Controls; NYSE Listing Matters.

(a)            Buyer has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Buyer in the reports it files or submits to the SEC under the Exchange Act is made known to Buyer’s chief executive officer and its chief financial officer by other employees of the Buyer to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Buyer have evaluated the effectiveness of Buyer’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Filed SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(b)            Buyer has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP. Buyer has disclosed, based on its most recent evaluation of Buyer’s internal control over financial reporting prior to the date hereof, to Buyer’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Buyer’s internal control over financial reporting which would reasonably be expected to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(c)            Since January 1, 2020, (i) neither Buyer nor any of its Subsidiaries nor, to the knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, (ii) Buyer has no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting that would reasonably be expected to materially and adversely affect Buyer’s internal control over financial reporting, and (iii) except for changes made in connection with the implementation of a remediation plan in the fourth fiscal quarter of 2020 to cure internal control deficiencies related to the design and maintenance of controls over the determination of the estimated present value of Buyer’s reserves, which deficiencies were identified in the second fiscal quarter of 2020, there have been no changes in Buyer’s internal control over financial reporting that would reasonably be expected to materially and adversely affect Buyer’s internal control over financial reporting, including any corrective actions with regard to any significant deficiency or material weakness.

(d)            As of the Execution Date, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Documents. To the Knowledge of Buyer, none of the Filed SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(e)            Buyer is in compliance in all material respects with the rules and regulations of the NYSE that are applicable to Buyer.

(f)            The LPI Common Stock is registered under Section 12(b) of the Exchange Act and listed on the NYSE, and Buyer has not received any notice of deregistration or delisting from the SEC or the NYSE and no judgment, order, ruling, decree, injunction or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of Buyer has been issued and no proceedings for such purpose are, to Buyer’s knowledge, pending, contemplated or threatened. Buyer has taken no action that is designed to terminate the registration of the LPI Common Stock under the Exchange Act or the listing of the LPI Common Stock on the NYSE.

(g)            Neither Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in the Instructions to Item 303(b) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure, in Buyer’s or such Subsidiary’s published Financial Statements or other Filed SEC Documents, of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries.

5.14            Compliance with Law. Except as to specific matters disclosed in the Filed SEC Documents or as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, Buyer (a) is, and during the past two years has been, in compliance with all applicable Laws, (b) has not received written notice of any violation in any respect of any applicable Law, and (c) has not received written notice that it is under investigation by any Governmental Authority for potential non-compliance with any Law.

5.15            Absence of Certain Changes. Since December 31, 2020, there has not been any (a) material write-down by Buyer in the volume of reserves estimated for its oil and gas properties, other than write-downs resulting from depletion in the ordinary course of operation of such properties or the variance in markets or prices for Hydrocarbons produced from such properties, (b) material destruction, damage or loss to or affecting any of the assets of Buyer or its Subsidiaries, or (c) Buyer Material Adverse Effect or any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.

5.16            Form S-3. As of the Execution Date, Buyer is eligible to register the shares of LPI Common Stock comprising the Stock Purchase Price for resale by Seller under Form S-3 promulgated under the Securities Act.

5.17            No Stockholder Approval. The transactions contemplated hereby do not require any vote of the stockholders of Buyer under applicable Law, the rules and regulations of the NYSE (or other national securities exchange on which the LPI Common Stock is then listed) or the Organizational Documents of Buyer.

Article 6
Covenants

6.1            Conduct of Business.

(a)            Operations before Closing. Except (A) as otherwise expressly contemplated in this Agreement, (B) as required by applicable Law or any applicable Governmental Authority, (C) as set forth on Schedule 6.1(a) or (D) as expressly consented to by Buyer in writing, during the period from the Execution Date until the Closing Date, Seller shall (and shall cause its Affiliates to) own, maintain and operate the Assets consistent with past practices in the ordinary course of business and as a reasonably prudent operator, and:

(i)              perform all of its obligations under the Applicable Contracts;

(ii)             use commercially reasonable efforts to maintain in full force and effect each Lease, as a reasonably prudent operator, and timely and properly pay all Lease renewals and extensions that become due after the Execution Date in accordance with the terms of the applicable Lease;

(iii)            promptly notify Buyer of any proposal (including any proposal to drill or workover a well) that Seller receives expressly requiring an expenditure (net to Seller’s aggregate interest in the Assets) equal to or greater than one hundred thousand Dollars ($100,000), specifying the nature and time period associated with such proposal;

(iv)            provide Buyer with copies of any and all material correspondence received from any Governmental Authority with respect to the Assets with respect to any pending or threatened Proceedings within five (5) Business Days of Seller obtaining actual knowledge or the receipt thereof; and

(v)              maintain its existing insurance policies relating to the Assets in such amounts and with such deductibles as are currently maintained by Seller.

(b)            Restricted Activities. Without limiting the generality or effect of Section 6.1(a) or any other provision of this Section 6.1(b), except (A) as otherwise expressly contemplated in this Agreement, (B) as required by applicable Law or any applicable Governmental Authority, (C) as set forth on Schedule 6.1(a) or (D) as expressly consented to by Buyer in writing, during the period from the Execution Date until the Closing Date, Seller shall not:

(i)               transfer, sell, mortgage, pledge or dispose of any portion of the Assets or otherwise create any Lien on any of the Assets (except for Permitted Encumbrances), except for (A) the sale or disposal of Hydrocarbons in the ordinary course of business or (B) sales and dispositions of inventory, Equipment and materials no longer necessary in the operation of the Assets or for which such disposed inventories, Equipment and materials are replaced with inventories, Equipment, and materials of comparable or better value and utility in connection with the maintenance, repair and operation of the Assets;

(ii)              voluntarily plug or abandon any of the Wells, other than as required pursuant to the terms of an Applicable Contract, Lease or by applicable Law;

(iii)             waive, release, assign, compromise or settle any Proceeding, material right or claim relating to the Assets, other than waivers, releases, assignments, compromises or settlements of (A) Retained Obligations or other matters for which Seller is liable under the terms of this Agreement, or (B) that involve only the payment of monetary damages not in excess of $50,000 individually or $100,000 in the aggregate (in each case, excluding amounts to be paid under insurance policies);

(iv)            without the prior written consent of Buyer, (A) enter into any agreement or arrangement transferring, selling or encumbering any of the Assets (other than ordinary course sales of production), (B) grant any preferential right or other right to purchase or agree to require the consent of any party not otherwise required to consent to the transfer and assignment of the Assets to Buyer; (C) enter into any new sales contracts or supply contracts with respect to the Assets that cannot be cancelled upon sixty (60) days prior notice; (D) incur or agree to incur any contractual obligation or liability (absolute or contingent) with respect to the Assets except as otherwise provided herein (excluding any sales of production made in the ordinary course); (E) commence, propose or agree to any operation or authorization for expenditure with respect to the Assets that is reasonably expected to require Seller (or following the Closing, Buyer) to expend an amount in excess of $100,000 (net to Seller’s aggregate interest in the Assets); (F) fail to make an election, the result of which is to go non-consent with respect to any of the Assets; or (G) remove any of the Equipment from any Lease (except to move such Equipment to another Lease);

(v)             (A) enter into, terminate, cancel, extend or materially amend or modify any contract or commitment that if existing on the Execution Date, would constitute a Material Contract, or (B) except in the ordinary course of business, enter into, terminate, cancel, extend or amend or modify any other Applicable Contract;

(vi)            voluntarily relinquish Seller’s position as operator to anyone other than Buyer with respect to any of the Leases or Wells, or voluntarily abandon any of the Assets other than as required pursuant to the terms of a Lease, Applicable Contract or applicable Law;

(vii)           amend, modify, terminate, renegotiate or, except as required by its terms, renew, in each case, in any material respect, any Material Contract;

(viii)          not take any action that would, or would reasonably be expected to, prevent or materially delay the Closing and the consummation of the transactions contemplated by this Agreement; or

(ix)             agree with any Person, other than Buyer, or commit, whether in writing or otherwise, to do any of the foregoing.

(c)            Consent and Procedures. Without limitation of any other provision of this Agreement, no provisions of this Section 6.1 shall prohibit Seller from performing any of its obligations under any of the provisions of this Agreement. Buyer’s consent to any action restricted by this Section 6.1 shall be considered granted within five (5) days (unless a shorter time is reasonably required by the circumstances and such reasonable shorter time is specified in Seller’s notice) of Seller’s written notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary during that period. Notwithstanding anything to the contrary contained in this Agreement, in the event of any situations believed by Seller in good faith to constitute an emergency or as required by any Governmental Authority, Seller may take such action as a prudent operator would take and Seller shall notify Buyer of such action promptly thereafter (but in no event less than twenty-four (24) hours after the commencement of such action). If any specific action or inaction that is expressly approved (and not, for the avoidance of doubt, considered granted due to the expiration of the five (5) day period described above) by Seller pursuant to this Section 6.1 would, in and of itself, constitute a breach of one or more of Buyer’s representations and warranties in Article 5 or Buyer’s covenants or agreements contained in this Agreement, the taking of such action or any such inaction by Buyer to which Seller expressly consented shall not, in and of itself, constitute a breach of such representations, warranties, covenants or agreements.

(d)            Non-Operated Assets. Notwithstanding anything to the contrary contained in this Agreement, with respect to any activities of a Third Party operator with respect to a Non-Operated Asset, Seller shall not be deemed to have breached or otherwise violated any of its covenants or agreements contained in this Agreement that are applicable to any such Non-Operated Asset so long as Seller exercises Reasonable Efforts to cause such Third Party operator to comply with such covenant or agreement.

6.2            Access to Information and the Assets.

(a)            Access. From the Execution Date until Closing, Seller shall afford, and shall cause each of its Affiliates to afford, to Buyer and its authorized Representatives reasonable access, during normal business hours on Business Days and in such manner as not to unreasonably interfere with normal operation of Seller’s or its Affiliates’ business, to (A) the Properties, including the Leases, all lands subject thereto and all other Assets, (B) all Records, together with all financial and operating data and other information, books and Contracts in the possession or control of Seller and its Affiliates and relating to the Assets, and (C) the appropriate officers and employees (including accompanying field employees on their daily rounds) of Seller or its Affiliates. Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to: (i) the identity of bidders and potential bidders and bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids; (ii) any information, the disclosure of which would, in Seller’s good faith opinion following consultation with outside counsel, (x) jeopardize any legal privilege against disclosure available to Seller or any of its Affiliates relating to such information or (y) would cause Seller or any of its Affiliates to breach a confidentiality obligation to Third Parties arising under any Contract (provided, that Seller shall use commercially reasonable efforts (without any obligation to incur out of pocket costs or assume any Liability) to cause the waiver of such information, and, provided, further, that such exclusion shall not apply upon the execution by Buyer of a written agreement that binds Buyer to abide by such obligations of confidentiality); (iii) any information the disclosure of which would result in a violation of Law; or (iv) the Income Tax Returns of the Seller or any of its Affiliates; provided that, in the case of clauses (ii) and (iii), the Parties shall reasonably cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of Seller after consultation with outside counsel) be reasonably likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Seller, after consultation with outside counsel) be managed through the use of customary “clean-room” or other arrangement pursuant to which non-employee Representatives of Buyer could be provided access to such information. All requests for information made under this Section 6.2(a) shall be directed to the Person designated in writing by Seller, and all such information provided shall be subject to the Confidentiality Agreement.

(b)            Environmental Assessment. Buyer may, at its option, cause a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-13) of all or any portion of the Properties to be conducted by a reputable environmental consulting or engineering firm (the “Environmental Consultant”) and such Environmental Consultant may conduct visual inspections, record reviews, and interviews relating to such Properties, as applicable, including their condition and their compliance with Environmental Laws (collectively the “Assessment”). Buyer’s right of access shall not entitle Buyer to conduct testing, sampling, boring, drilling or invasive activities or a Phase II Environmental Site Assessments similar to A.S.T.M. Standard Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903-11) or similar or more extensive assessment of all or any portion of the Properties (collectively a “Phase II Assessment”) without the prior written consent of Seller, which consent may be granted or withheld by Seller in its sole discretion. Seller has the right to be present during the Assessment and any other Phase II Assessment (collectively, the “Environmental Assessment”). Buyer shall coordinate the Environmental Assessment with Seller to minimize any inconvenience to or interruption of the conduct of business by Seller. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Properties, as applicable, including the Environmental Assessment. The Environmental Assessment shall be conducted at the sole risk, cost and expense of Buyer, and all of Buyer’s and the Environmental Consultant’s activity conducted under this Section 6.2(b) shall be subject to the indemnity provisions of Section 6.2(c). All information or data obtained under this Section 6.2(b) shall be subject to the Confidentiality Agreement, and Buyer is prohibited from disclosing any such information or data to any Third Parties, including any Governmental Authority, without the prior written consent of Seller. Buyer will provide Seller a copy of any final reports, data and conclusions relating to the Environmental Assessment. During all periods that Buyer or any of Buyer’s Representatives are on the Assets or Seller’s premises, Buyer shall maintain policies of insurance of the types and in the amounts customary for such review. Upon request by Seller’s Representative, Buyer shall provide evidence of such insurance to Seller’s Representative prior to entering the Assets or premises of Seller or their Affiliates. In the event that Buyer’s Assessment identifies actual or potential “recognized environmental conditions” or other findings that Buyer reasonably concludes require further investigation with respect to any Assets, then Buyer may request in writing Seller’s permission to conduct a Phase II Assessment to further assess such conditions (each a “Phase II Request”). Each Phase II Request will state with reasonable specificity (i) the actual or potential “recognized environmental conditions” or findings identified, (ii) the proposed scope of the Phase II Assessment, including a description of the activities to be conducted, and a description of the approximate location and expected timing of such activities, and (iii) the Assets that are affected by the identified “recognized environmental conditions” or findings noted in such Phase II Request. Seller may, in its sole discretion, approve or deny any Phase II Request, in whole or in part, and Buyer shall not have the right to conduct any activities identified in such Phase II Request unless and until such time that Seller has approved such Phase II Request in writing. If Seller rejects or fails to consent to Buyer’s Phase II Request within two (2) Business Days of Seller’s receipt thereof, then Buyer shall have the right, in its sole discretion, to exclude any Asset identified in such Phase II Request, and the Assets (other than any Oil and Gas Property to the extent such Oil and Gas Property is not rendered to be in violation of Environmental Law due to such recognized environmental condition or finding) which are directly associated with the Assets identified in such Phase II Request (as to each Asset identified in a Phase II Request, the “Directly Associated Assets”), from the Assets conveyed by Seller to Buyer at the Closing. If any Well is excluded from the Assets conveyed to Buyer at the Closing pursuant to this Section 6.2(b), then the Assets so excluded and retained by Seller will include an interest in the Oil and Gas Properties INSOFAR AND ONLY INSOFAR as such Oil and Gas Properties are necessary or convenient to produce, save, treat and transport Hydrocarbons and participate in operations from and affecting such Well that is so excluded. In that event: (i) such Assets, and their respective Directly Associated Assets, shall not be conveyed to Buyer at the Closing, (ii)  such Assets, and their respective Directly Associated Assets, shall be deemed Excluded Assets for all purposes of this Agreement (including all applicable Exhibits and Schedules) and (iii) the Purchase Price shall be reduced by the Allocated Value of such excluded Assets and their respective Directly Associated Assets.

(c)            Indemnity. Buyer shall indemnify the Seller Indemnified Parties from and against Liabilities arising out of or in connection with any site visits or inspections by Buyer and its Representatives under Section 6.2(a) and Section 6.2(b) of the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY SUCH INDEMNIFIED PERSON OR ANY REPRESENTATIVES OF SUCH INDEMNIFIED PERSONS, EXCEPT TO THE EXTENT (i) CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE SELLER INDEMNIFIED PARTIES OR (ii) ATTRIBUTABLE TO ANY PREVIOUSLY EXISTING CONDITION OF THE ASSETS UNCOVERED OR DISCOVERED BY BUYER OR ANY OF BUYER’S REPRESENTATIVES DURING THE COURSE OF ANY SUCH INSPECTION OF THE ASSETS.

6.3            Books and Records.

(a)            From and after the Closing, Seller may (at Seller’s cost and expense) make or retain copies of any or all of the Records and Buyer shall provide to Seller and Seller’s Representatives (at Seller’s cost and expense) reasonable access to such Records during Buyer’s normal business hours and without unreasonable interference of Buyer’s business.

(b)            In addition to the obligations set forth under Section 10.2, but notwithstanding anything in this Agreement to the contrary, as soon as practicable, but in no later than thirty (30) days after the Closing Date, Seller shall make available to Buyer the Records in their current form and format as maintained by Seller or its Affiliates as of the Execution Date, for pickup or delivery (at Buyer’s cost and expense) from Seller’s offices during normal business hours; provided, however, that the Records that, as of the Closing, Seller maintains in electronic form shall be made available by Seller to Buyer within five (5) days after the Closing Date. Seller shall have no obligation under this Agreement to place any Records into electronic format to the extent that such Records are not maintained in electronic form as of the Execution Date.

(c)            Promptly following the Execution Date, and without additional cost or expense to Buyer, Seller shall provide Buyer with an electronic copy of any electronic records and data related to the Assets as may be requested by Buyer and shall continue to provide the Records and transition services as provided in this Section 6.3, Section 8.1 and in Exhibit F until the expiration or earlier termination of the Transition Services Agreement.

6.4            Pioneer Marks. Buyer acknowledges and agrees that it obtains no right, title, interest, license or any other right whatsoever to use the Pioneer Marks. Buyer shall, as promptly as practicable, but in any case within sixty (60) days after the Closing, eliminate the Pioneer Marks from the Assets acquired pursuant to this Agreement, including signage, and provide written verification thereof to Seller promptly after completing such removal and change. Buyer shall not do any business or offer any goods or services under the Pioneer Marks. Buyer shall not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Pioneer Marks which would or might reasonably be expected to confuse any Person into believing that Buyer has any right, title, interest or license to use the Pioneer Marks.

6.5            Further Assurances. After Closing, at any Party’s reasonable request and without further consideration, the Parties agree to and shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Transaction Documents in accordance with the terms hereof and thereof.

6.6            Fees and Expenses. Except as otherwise provided in this Agreement, all fees, costs and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in negotiating this Agreement and the other Transaction Document or in consummating the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.

6.7            Suspense Funds. Buyer acknowledges that, as set forth on Schedule 4.21, Suspense Funds may exist that are associated with the Leases or Wells. On the Closing Date, Seller shall be deemed to have assigned and transferred any Suspense Funds as of the Closing Date to Buyer as a result of the Purchase Price adjustment in Section 3.3(e). Notwithstanding anything contained in this Agreement to the contrary, if Closing occurs, Buyer, from and after Closing, accepts sole responsibility for and agrees to pay all costs and expenses associated with Suspense Funds to the extent that the Suspense Funds delivered to Buyer include such amounts (including any additional fines, penalties or interest (i) that accrues prior to Closing to the extent, but only to the extent, that the Suspense Funds delivered to Buyer include such amounts and (ii) that may accrue after Closing). Prior to Closing, Seller shall provide to Buyer all information in Seller’s possession with respect to (a) payees of such Suspense Funds, (b) the reason for payment of such Suspense Funds and (c) the time period during which such Suspense Funds accrued.

6.8            Preferential Rights to Purchase.

(a)            Seller and Buyer have agreed on a good faith allocation of a portion of the Purchase Price that is set forth on the Allocated Value Schedule and that Seller shall provide preferential right to purchase notifications to the Persons identified on Schedule 4.13 in connection with the transactions contemplated hereby using a notice letter in material compliance with the contract provisions applicable to each preferential right and otherwise substantially in the form of the PPR Notice Letter. As promptly as practicable after the Execution Date, but in any event no later than five (5) Business Days after the Execution Date, Seller shall deliver such notice letters to such Persons. Prior to the Closing, Buyer shall notify Seller of any Person that Buyer in good faith believes should have been identified on Schedule 4.13 upon execution of this Agreement and, prior to the Closing Seller shall deliver notice letters to any such Person or any other Person that Seller determines should have been included on Schedule 4.13 upon execution of this Agreement, which notice letters shall be in material compliance with the contract provisions applicable to each preferential right and otherwise substantially in the form of the PPR Notice Letter. Seller shall promptly notify Buyer when Seller delivers any such notice letter to any Person and upon reasonable request by Buyer, provide updates to Buyer regarding the status of each such preferential purchase right, including whether any response, exercise or waiver has been received.

(b)            Except as provided in Section 6.8(c), all Assets subject to PPRs shall be assigned to Buyer at Closing and there shall be no adjustment to the Purchase Price if, subsequent to Closing, any such PPR is exercised, but Buyer shall be entitled to receive all amounts payable by the holder thereof in connection with such exercise.

(c)            If, prior to the Closing, any holder of a PPR notifies Seller in response to a PPR Notice Letter that it intends to consummate the purchase of the Lease or Well subject to the PPR, the exercise of such preferential purchase right shall result in (i) the interest in the Lease or Well affected by the PPR and all other associated Assets being excluded from the Assets to be conveyed to Buyer at Closing and shall become an Excluded Asset and (ii) the Purchase Price being reduced by the Allocated Value attributable to the Assets subject to the PPR (on a proportionate basis to the extent the PPR applies to less than all of Seller’s right, title and interest in and to such Asset).

(d)            Each Party hereby gives, and shall cause its Affiliates to give, any Hard Consents or other consents held by any Party, and hereby waives, and shall cause its Affiliates to waive, any PPRs held by such Party or its Affiliates, in each case with respect to the Assets or the transactions contemplated hereby.

6.9            Seller Financial Statements; Cooperation.

(a)            Buyer shall, at Seller’s cost and expense, cooperate with Seller’s defense of any and all Retained Obligations, including providing to Seller and its Representatives reasonable access, during normal business hours in form and substance reasonably acceptable to Seller and Buyer, to all (i)  the Properties, including the Leases, all lands subject thereto, and all other Assets, (ii) Records (to the extent not otherwise retained by Seller), together with all financial and operating data and other information, books and Contracts insofar and only insofar as pertaining to the Retained Obligations in the possession or control of Buyer and its Affiliates and directly relating to the Assets, and (iii) the appropriate officers and employees of Buyer and its Affiliates, in each case, to the extent necessary or appropriate for such defense or enforcement.

(b)            Seller shall, at Buyer’s cost and expense, cooperate with Buyer’s defense of any and all Assumed Obligations, including providing to Buyer and its Representatives reasonable access, during normal business hours in form and substance reasonably acceptable to Seller and Buyer, to all (i) Records for which Seller retained copies, together with all financial and operating data and other information, books and contracts insofar and only insofar as pertaining to the Assumed Obligations in the possession or control of Seller and its Affiliates and directly relating to the Assets, and (ii) the appropriate officers and employees of Seller and its Affiliates, in each case, to the extent necessary or appropriate for such defense or enforcement.

(c)            At Buyer’s reasonable request, after the Execution Date, and for only up to two (2) years after the Closing Date, Seller shall use commercially reasonable efforts to, and shall cause its respective Affiliates and its and their respective Representatives to use commercially reasonable efforts to, provide sufficient materials and assist Buyer in obtaining all financial and Hydrocarbon information related to the Assets for the period prior to the Closing Date that is reasonably necessary for Buyer to prepare, and obtain any necessary audit by Seller’s auditor of, any financial statements relating to the Assets (together with any supplementary oil and gas information required by ASC 932-235 and any pro forma financial statements of Buyer that include pro forma adjustments with respect to Seller) to the extent required to be filed by Buyer or its Affiliates with the SEC pursuant to the Securities Act, and the rules and regulations thereunder, the rules set forth in Regulation S-X, or the Exchange Act, and the rules and regulations thereunder, or to be filed with, or provided to, any other Governmental Authority or pursuant to any other applicable Law or in connection with any direct or indirect equity investment in, public or private placement of, or debt financing of, Buyer or its Affiliates.

(d)            Buyer shall indemnify, defend and reimburse Seller and its Representatives for their reasonable, documented out-of-pocket costs and expenses, including fees of any independent auditor, consultants, and general and administrative expenses, incurred by Seller and its Representatives in complying with the provisions of Section 6.9(c).

6.10          Consents.

(a)            As promptly as practicable after the Execution Date, Seller shall deliver notice letters to all Persons identified on Schedule 4.14 in connection with the transactions contemplated hereby. Prior to the Closing, Buyer shall notify Seller of any Person that Buyer in good faith believes should have been identified on Schedule 4.14 upon execution of this Agreement and, prior to the Closing Seller shall deliver notice letters to any such Person or any other Person that Seller determines should have been included on Schedule 4.14 upon execution of this Agreement. Seller shall promptly notify Buyer when Seller delivers any such notice letter to any Person and upon reasonable request by Buyer provide updates to Buyer regarding the status of each such Consent, including whether any response or consent has been received.

(b)            Prior to the Closing, with respect to each Lease, Applicable Contract or Easement that is subject to a Consent identified on Schedule 4.14, including any Consent that is not set forth on Schedule 4.14 as of the Execution Date but is discovered by either Party or added to Schedule 4.14 after the Execution Date and prior to the Closing Date (each, a “Required Consent Contract”), Buyer and Seller shall use Reasonable Efforts to obtain such Consent to the assignment to Buyer of all of Seller’s right, title and interest in and to such Required Consent Contract. Not later than two (2) Business Days prior to the Closing, Seller shall notify Buyer in writing of any Required Consent Contracts for which the Consent to assign has not been obtained.

(c)            If (i) Seller fails to obtain a Hard Consent prior to Closing or (ii) a Consent requested by Seller is denied in writing, then, in each case (A) such Required Consent Contracts and related Assets that are not Oil and Gas Properties (if any) which are subject to such Hard Consent or other Consent, as applicable (each, a “Post-Closing Assigned Contract”), shall not be assigned to Buyer at Closing, (B) such Required Consent Contracts and related Assets that are not Oil and Gas Properties (if any) shall be retained by Seller and deemed to be “Excluded Assets” for all purposes hereunder unless and until such Hard Consent or Consent is obtained, (C) the Purchase Price shall be reduced by the aggregate Allocated Values of such Assets at Closing and (D) subject to Section 10.1 and Section 10.3, the Closing will occur as to the remainder of the Assets. All Required Consent Contracts other than the Post-Closing Assigned Contracts (each, a “Closing Assigned Contract”) shall be assigned, in whole or in part, by Seller to Buyer at Closing.

(d)            Following the Closing, Seller and Buyer shall use, and shall cause their respective Affiliates to use, Reasonable Efforts to obtain the Consent to the assignment to Buyer, in whole or in part, of each Post-Closing Assigned Contract. In the event that a Hard Consent or other Consent, as applicable, with respect to any Post-Closing Assigned Contract is obtained prior to the end of the Cure Period Deadline Date, then Seller and Buyer shall effect a subsequent Closing pursuant to this Section 6.10(d) (and the other terms and condition herein), pursuant to which Seller shall transfer to Buyer the applicable Post-Closing Assigned Contracts and related Assets that are not Oil and Gas Properties. At any subsequent Closing under this Section 6.10(d) (A) any such assignment of a Post-Closing Assigned Contract that constitutes an Applicable Contract shall be effected by the execution by Seller of an assignment and bill of sale substantially in the form of the Assignment with respect to such Post-Closing Assigned Contract and any such assignment of a Post-Closing Assigned Contract that constitutes a Lease or Easement shall be effected by the execution by Seller of an assignment and bill of sale substantially in the form of the Assignment with respect to such Post-Closing Assigned Contract (with conforming changes to the Assignment based on the fact that only a Lease or Easement is being assigned); (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Post-Closing Assigned Contract; (C) Buyer shall, simultaneously with the conveyance of the applicable Post-Closing Assigned Contract, pay the amount of any previous deduction from the unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Post-Closing Assigned Contract under this Agreement) to Seller; and (D) such Post-Closing Assigned Contract shall no longer be deemed to be an Excluded Asset for any purposes hereunder. Purchase Price adjustments calculated in the same manner as the adjustments in Section 3.2 and Section 3.3 with respect to the affected Post-Closing Assigned Contract, if any, shall be calculated from the period from and after the Effective Time to the date of the conveyance, and the net amount of such adjustment, if positive, shall be paid by Buyer to Seller, and, if negative, by Seller to Buyer.

(e)            From and after Closing, with respect to each Post-Closing Assigned Contract until assigned to Buyer in accordance with Section 6.10(d), (i) Seller shall use Reasonable Efforts (which shall not include (A) any obligation to make any payment of money to any contractual counterparty or other Third Party that has not already been advanced to Seller by Buyer, or (B) the exercise by Seller of any remedies available to it under such Post-Closing Assigned Contract or the taking of any action by Seller to protect its interest in such Post-Closing Assigned Contract, unless Seller has received financial and other assurances acceptable to Seller, in its reasonable discretion, from Buyer with respect to the same) to provide Buyer the benefits of being a party to such Post-Closing Assigned Contract (to the extent of Seller’s right, title and interest in and to such Post-Closing Assigned Contract), including by holding all proceeds, benefits and advantages accruing during such period fully for the benefit of Buyer, it being understood and agreed that all such proceeds shall be promptly turned over by Seller to Buyer when such Post-Closing Assigned Contract is assigned to Buyer, and (ii) Buyer shall be responsible for performing, and Buyer (or Seller acting at Buyer’s direction and cost) shall perform, all obligations of Buyer with respect to such Post-Closing Assigned Contract that would have been applicable to Buyer had the initial Seller’s right, title and interest therein been directly assigned to, and assumed by, Buyer at Closing hereunder.

6.11          Operatorship; Non-Interference. Seller will use Reasonable Efforts to assist Buyer in its efforts to succeed Seller as operator of any Wells or Units included in the Assets. Buyer shall promptly, following Closing, file all appropriate forms, permit transfers and declarations or bonds with federal and state agencies relative to its assumption of operatorship. For all Assets operated by Seller or an Affiliate of Seller, Seller shall execute and deliver to Buyer, on forms to be prepared by Seller (with the cooperation of Buyer), and Buyer shall promptly file, the applicable forms transferring operatorship of such Assets to Buyer or any Affiliate of Buyer. Notwithstanding anything to the contrary contained in this Agreement, Seller does not promise or guarantee, and nothing in this Agreement shall be construed as a promise or guarantee, that Buyer or any Affiliate of Buyer shall succeed Seller or any Affiliate of Seller as the operator of any of the Assets.

6.12          Confidentiality. Notwithstanding anything herein to the contrary, if Closing should occur, the Confidentiality Agreement shall terminate effective as of the Closing, and except as set forth in this Section 6.12, any confidentiality restrictions imposed on Buyer thereunder or in this Agreement shall terminate except as to (i) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (ii) the Excluded Assets, and (iii) information related to assets other than the Assets.

6.13          Affiliate Contracts. Seller shall terminate or cause its respective Affiliates to terminate, effective as of the Closing Date, any Contracts or agreements between Seller and its Affiliates insofar and only insofar as such Contracts or agreements relate to or bind the Assets conveyed to Buyer pursuant to this Agreement, which Contracts and agreements are set forth on Schedule 6.13.

6.14          Conduct of Buyer. Except as set forth on Schedule 6.14 or with the prior written consent of Seller, from the Execution Date until the Closing, Buyer shall and shall cause its Subsidiaries to:

(a)            conduct its business related to the assets of Buyer and its Subsidiaries, in accordance with its ordinary course of business, consistent with past practice, subject to interruptions resulting from force majeure, mechanical breakdown or planned maintenance;

(b)            not amend the Organizational Documents of Buyer;

(c)            not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (x) quarterly cash dividends by Buyer on the shares of LPI Common Stock, with customary record and payment dates and (y) dividends by a wholly-owned Subsidiary of Buyer to Buyer;

(d)            not reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any LPI Common Stock, other than withholding and sale of LPI Common Stock to satisfy income tax withholding payments due upon vesting of employee equity awards;

(e)            not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction whereby any Person or group acquires more than a majority of the outstanding equity interests of Buyer;

(f)             not take any action that would, or would reasonably be expected to, prevent or materially delay the Closing and the consummation of the transactions contemplated by this Agreement; or

(g)            not enter into an agreement or commitment with respect to any of the foregoing.

Without limitation of any other provision of this Agreement, no provisions of this Section 6.14 shall prohibit Buyer from performing any of its obligations under any of the provisions of this Agreement. If any specific action or inaction that is expressly approved by Seller pursuant to this Section 6.14 would, in and of itself, constitute a breach of one or more of Buyer’s representations and warranties in Article 5 or Buyer’s covenants or agreements contained in this Agreement, the taking of such action or any such inaction by Buyer to which Seller expressly consented shall not, in and of itself, constitute a breach of such representations, warranties, covenants or agreements.

6.15          Certain NYSE Matters. Buyer shall use its reasonable best efforts to cause the shares of LPI Common Stock comprising the Stock Purchase Price to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

6.16          Form S-3. Prior to the Closing, Buyer shall use its commercially reasonable efforts to not take any action, or fail to take any action, which action or failure would reasonably be expected to cause Buyer to be ineligible to file a Registration Statement on Form S-3 promulgated under the Securities Act (or any successor form).

6.17          TAPA Corrective Actions. The Parties acknowledge that certain of the Assets are the subject of environmental compliance audits (“Environmental Audits”) performed and disclosures of violation (“DOVs”) submitted by or on behalf of Seller to the Texas Commission on Environmental Quality (“TCEQ”) between July 22, 2021 and August 26, 2021 in accordance with the Texas Environmental, Health and Safety Audit Privilege Act (the “TAPA”) and that those violations are eligible for immunity from penalties if and when the disclosed violations have been corrected pursuant to the terms of the TAPA. The list of Assets, disclosed violations, disclosure dates, corrective actions, and corrective action deadlines (subject to reasonable, TCEQ-approved extensions) for the DOVs is attached as Schedule 6.17 (the corrective actions required to correct the disclosed violations under the DOVs, the “TCEQ Fulfillment Obligations”). Buyer covenants and agrees to perform and complete the TCEQ Fulfillment Obligations specifically identified on Schedule 6.17 on or before the applicable corrective action deadlines listed in Schedule 6.17 (or, if applicable, before a TCEQ-approved extended deadline). Upon closure of each environmental compliance audit by the TCEQ, Buyer shall provide to Seller a copy of the closure letter or equivalent documentation from the TCEQ confirming that such TCEQ Fulfillment Obligations have been completed. Buyer agrees to keep Seller reasonably informed of all material developments associated with the TCEQ Fulfillment Obligations and any material written communications with the TCEQ regarding those items. Seller agrees to cooperate with Buyer and provide all information reasonably requested by Buyer in connection with Buyer’s performance and completion of the TCEQ Fulfillment Obligations, and shall reimburse Buyer for Buyer’s reasonable out-of-pocket costs and expenses actually incurred in connection with Buyer’s performance of the TCEQ Fulfillment Obligations as required pursuant to this Section 6.17.

6.18          Transition of Electrical Infrastructure.

(a)            As it relates to the Northern Electrical System, from and after the Execution Date and until the Power Transition is complete, as determined by Seller in its reasonable discretion (such period of time, the “Power Transition Period”), the Parties shall cooperate in good faith with each other and with such other Persons (including Governmental Authorities and Electricity Providers, as applicable) as reasonably requested by Seller (including by entering into such contracts, access agreements, construction agreements or similar agreements) to obtain an independent interconnection with a Transmission and Distribution Utility such that the Parties are able to physically separate the Northern Electrical System and each Party is able to contract independently with Electricity Providers to provide electrical energy necessary to power the Wells and Facilities, with respect to Buyer, and the wells, facilities and other assets of Seller, in each case served by the Northern Electrical System (the “Power Transition”). Any costs or expenses associated with completing the Power Transition shall be at Seller’s sole cost and expense.

(b)            If Seller determines in its reasonable discretion that, prior to Closing, Electrical Infrastructure cannot be installed, or any necessary easements or rights-of-way cannot be obtained without unreasonable expense, in each case which Electrical Infrastructure and easements or rights-of-way would be required to complete the Power Transition by interconnecting the portions of the Northern Electrical System servicing the Assets with the transmission and distribution facilities owned by an Electricity Provider (a “Grid Interconnection Power Transition”), then (i) not less than five (5) Business Days prior to the Target Closing Date, Seller shall provide Buyer with a written notice of such determination pursuant to Section 14.1 (an “Electrical Infrastructure Notice”), (ii) at Closing, the Parties shall enter into an Electrical Agreement (iii) at Closing, Seller shall retain as an Excluded Asset the entirety of the Northern Electrical System, except that the portions of the Northern Electrical System that are located behind and including the applicable interconnection points located at each applicable Well or Facility serviced by the Northern Electrical System shall be considered Assets and shall be conveyed to Buyer at Closing, and (iv) the Parties will determine whether deduct metering can be installed to meter the applicable Wells or Facilities serviced by the Northern Electrical System so that Buyer is able to contract independently with Electricity Providers, such deduct metering to be installed at Seller’s sole cost and expense.

(c)            Prior to the Closing, the Parties shall negotiate in good faith to prepare a mutually agreeable form of electricity capacity usage and cost sharing agreement, which shall contain, at a minimum, the terms listed on Schedule 6.18 (an “Electrical Agreement”).

(d)            If Seller determines that a Grid Interconnection Power Transition is feasible either prior to or following the Closing, then after such Grid Interconnection Power Transition is completed:

(i)            the Northern Electrical System, together with any Electrical Infrastructure or associated easements or rights-of-way owned by Seller and constructed or procured in order to complete the Grid Interconnection Power Transition (the “Required Northern System Facilities”), shall be deemed “Assets” under this Agreement; provided, that, for the avoidance of doubt, “Required Northern System Facilities” shall not include (and Seller shall retain as part of the Retained Electrical Infrastructure) the portions of the Northern Electrical System servicing the Excluded Assets or any of Seller’s wells or facilities that are not Assets, in each case, that are located behind the nearest point or points of interconnection with the transmission and distribution facilities owned by an Electricity Provider and are reasonably necessary to provide electrical energy to such Excluded Assets, wells and facilities of Seller; and

(ii)           Seller shall convey to Buyer the Required Northern System Facilities at an agreed upon time and location in a manner consistent with the provisions of Section 10.2 and 10.4 applicable to the Required Northern System Facilities to be conveyed to Buyer pursuant to this Section 6.18(d).

(e)            If, following the Closing but prior to the expiration of the Power Transition Period, the Parties mutually agree that any portion of the Conveyed Electrical Infrastructure is not reasonably necessary for the use or operation of the Assets, but is or could be useful for the provision of electrical energy to the Retained Electrical Infrastructure in connection with the Power Transition, then Buyer shall re-convey such mutually agreed portions of the Conveyed Electrical Infrastructure to Seller prior to the expiration of the Power Transition Period (or at such other time mutually agreed by the Parties), without charge and on terms no less favorable to Seller than the terms contained in the Assignment Agreements with respect to Buyer.

6.19          SWD Agreement. Upon Buyer’s written request at any time from and after the Execution Date and prior to the expiration or earlier termination of the Transition Services Agreement, the Parties agree to cooperate and negotiate in good faith to enter into a produced water disposal agreement, pursuant to which Buyer would be entitled to dispose, on an interruptible basis, at market rates and on market terms, volumes of produced water into the saltwater disposal well owned by Seller and identified as the Hanson 45 1D SWD, to the extent such produced water is produced from the Wells located in the vicinity of such saltwater disposal well.

Article 7
Tax Matters

7.1            Responsibility for Filing Tax Returns and Paying Taxes.

(a)            Seller shall be responsible for preparing and timely filing all Asset Tax Returns which are required to be filed on or before the Closing Date and for paying the Asset Taxes reflected on such Tax Returns as due and owing (provided that to the extent such Taxes are Asset Taxes that relate to the periods from and after the Effective Time, such payment shall be on behalf of Buyer, and promptly following the Closing Date, Buyer shall pay to Seller any Taxes owed by Buyer pursuant to Section 11.2(b)(iii) (as determined pursuant to Section 7.2), but only to the extent that such amounts have not already been accounted for under Section 3.2). Such Tax Returns will be prepared in a manner consistent with past practice except as otherwise required by applicable Law. Seller will provide a copy of each such Tax Return to Buyer.

(b)            Buyer shall be responsible for preparing and timely filing all Asset Tax Returns required to be filed after the Closing Date (including any Tax Return or other documentation described in Section 7.6 that is required by applicable Law to be filed by Buyer) and paying the Taxes reflected on such Tax Returns as due and owing (provided that to the extent such Taxes are Asset Taxes that relate to the periods prior to the Effective Time, such payment shall be on behalf of Seller), and promptly following the filing of such Asset Tax Return, Seller shall pay to Buyer any Taxes owed by Seller pursuant to Section 11.2(a)(iii) (as determined pursuant to Section 7.2); provided, however, that in the event that Seller is required by applicable Law to file a Tax Return with respect to such Taxes (including any Tax Return or other documentation described in Section 7.6) after the Closing Date, Buyer shall, following Seller’s request, promptly pay to Seller all such Taxes owed by Buyer with respect to such Asset Tax Return pursuant to the provisions of Section 11.2(b)(iii) (as determined pursuant to Section 7.2), but only to the extent such amounts have not already been accounted for under Section 3.2. Any Tax Return prepared by Seller pursuant to this Section 7.1(b) will be prepared in a manner consistent with past practice except as otherwise required by applicable Law, and Seller will provide a copy of each such Tax Return to Buyer. Buyer or Seller, as the case may be, shall provide to the other Party, within fifteen (15) days prior to the due date for filing, all Tax Returns prepared by such Party for which the other Party has any indemnification or other obligations under this Agreement for such other Party’s review, comment and approval, not to be unreasonably conditioned, delayed or withheld, prior to filing such Tax Returns.

7.2            Straddle Period Tax Allocation. Any Asset Taxes attributable to a Straddle Period (a) in the case of real property, business personal property and other ad valorem Taxes shall be apportioned between the portion of such period ending prior to the day including the Effective Time and the portion beginning on (and including) the day including the Effective Time by apportioning such Taxes on a per diem basis and (b) in the case of all other Asset Taxes, shall be apportioned between the portion of such period ending prior to the Effective Time and the portion beginning at or after the Effective Time on a closing of the books basis, provided that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis. Notwithstanding the foregoing, severance, production and similar Taxes which are based on quantity of or the value of production of Hydrocarbons, shall be apportioned between Seller and Buyer based on the number of units or value of production actually produced, as applicable, before and after the Effective Time.

7.3            Responsibility for Tax Audits and Contests.

(a)            After the Closing, Buyer shall notify Seller in writing within fifteen (15) days of the receipt of the notice of any proposed assessment or commencement of any Tax audit or administrative or judicial proceeding and of any Tax demand or claim on Buyer or any of its Affiliates that, if determined adversely to the taxpayer or after the lapse of time, could reasonably be grounds for indemnification by Seller pursuant to the terms of this Agreement (a “Tax Claim”). Such notice shall contain factual information describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax liability.

(b)            Seller shall have the right to control any proceeding with respect to any Tax Claim, provided that Seller shall not settle, compromise and/or concede any portion of such proceeding that is reasonably likely to materially affect the Tax liability of Buyer with respect to the Assets for any taxable year (or portion thereof) beginning after the Closing Date without the consent of Buyer, not to be unreasonably conditioned, delayed or withheld. Buyer and Seller shall each provide the other with all information reasonably necessary to conduct a Tax audit with respect to Taxes or the transactions contemplated by this Agreement.

(c)            If Seller does not exercise its right to control any proceeding with respect to a Tax Claim, Buyer shall (i) keep Seller informed of the progress of any such proceeding, (ii) provide Seller with copies of material correspondence with respect to any such Tax Proceeding, (iii) permit Seller (or Seller’s counsel) to participate in meetings (including conference calls) with the applicable Governmental Authority with respect to any such proceedings, and (iv) not settle, compromise and/or concede any portion of such proceeding without Seller’s written consent, not to be unreasonably conditioned, delayed or withheld.

7.4            Cooperation on Tax Returns and Tax Proceedings. Buyer and Seller shall use Reasonable Efforts to cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Proceeding with respect to Taxes imposed on or with respect to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

7.5            Tax Refunds. The Parties and their respective Affiliates shall use Reasonable Efforts to cooperate with the other Party in connection with obtaining any refund of Taxes. If a Party receives a refund with respect to any Taxes for which the other Party is responsible under this Agreement, the Party receiving the refund shall pay to the other Party within ten (10) Business Days after such receipt the amount of such refund to which such other Party is entitled pursuant to the provisions herein.

7.6            Transfer Taxes. Buyer shall be liable for any recording or similar fees and any state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement (“Transfer Taxes”), including any costs and expense in connection with filing any necessary Tax Returns and other documentation with respect to all Transfer Taxes. Buyer and Seller shall cooperate to file such Tax Returns and documentation, and if Seller is required by Law to pay or remit such Transfer Taxes, Buyer shall promptly reimburse Seller for such Transfer Taxes. The Parties shall cooperate in establishing the applicability of any exemptions from Transfer Taxes.

7.7            Post-Closing Actions. Buyer and Seller shall, and shall cause their Affiliates to, (a) either (i) retain all records with respect to Tax matters relating to any Tax period prior to the Closing Date until ninety (90) days after the expiration of the statute of limitation of the respective taxable periods, including extensions thereof, or (ii) send such records described in (i) above to the other Party, and (b) abide by all record retention agreements entered into with any Governmental Authority.

Article 8
Title Matters

8.1            Review of Title Records. From and after the Execution Date and up to and including the date on which the Records are delivered to Buyer pursuant to Section 6.3 (or earlier termination of the Agreement), Seller shall make available for Buyer’s and its Representatives’ review, electronically only, the Records in Seller’s possession relating to title to the Assets. If Buyer requests copies of Records, Seller shall use Reasonable Efforts to provide the requested copies to Buyer at Buyer’s sole cost and expense. Such review of Records will be conducted in accordance with the terms of the Confidentiality Agreement. Under no circumstances shall Seller or any of its Affiliates be required to prepare, or cause to be prepared, any title opinions or title records whatsoever.

8.2            Alleged Title Defects.

(a)            Except for any claims asserted under the special warranty of title contained in the Assignment Agreements, as a condition to any right to an adjustment to the Purchase Price under and to the extent provided in this Article 8, no later than 5:00 p.m. Central Standard Time on October 14, 2021 (the “Defect Claim Time”), Buyer may, if it elects to do so, notify Seller in writing of any matter that Buyer in good faith believes would constitute a Title Defect (any such matter, an “Alleged Title Defect” and each such notice, an “Alleged Title Defects Notice”). Buyer shall provide Seller with weekly updates concerning the progress of Buyer’s title due diligence on or before 4:00 p.m. local time in Dallas, Texas on the Friday of each week prior to the Defect Claim Time, which notice may be preliminary in nature and supplemented prior to the Defect Claim Time; provided, however, that Buyer’s failure to deliver such notices shall not waive Buyer’s right to notify Seller of Title Defects on or prior to the Defect Claim Time or prejudice Buyer’s rights in connection with any such Title Defect or subject Buyer to any liability hereunder. Any Alleged Title Defects Notice must include a reasonably detailed description and explanation (including any available supporting documentation in Buyer’s possession) of each Alleged Title Defect claimed, the Lease or Well affected, and the calculation of the Title Defect Amount that Buyer in good faith attributes to the Alleged Title Defect.

(b)            Buyer and Seller shall meet from time-to-time to attempt to agree on resolution with respect to Alleged Title Defects, Alleged Title Benefits and the Title Defect Amounts or Title Benefit Amounts attributable thereto. Seller shall have the right, but not the obligation, to elect, prior to the Closing Date to: (i) attempt, at its sole cost, to cure or remove on or before the date that is ninety (90) days after the Closing Date (the “Cure Period Deadline Date”) any Alleged Title Defects; or (ii) subject to Buyer’s consent (which may be conditioned or withheld for any reason or no reason, but which Buyer will either provide or deny within two (2) Business Days after receipt of Seller’s Title Indemnity Notice; provided, however, that if Buyer does not affirmatively respond within such two (2) Business Day period, Buyer shall be deemed to have affirmatively elected not to consent to such title indemnification remedy), deliver to Buyer a Title Indemnity Notice with respect to any such Alleged Title Defects to the extent permitted by Section 8.6. In order to exercise such cure right, Seller must elect to attempt to cure any such Alleged Title Defects by delivering written notice to Buyer (a “Cure Notice”) before the Closing Date. Seller’s election to attempt to cure or remove an Alleged Title Defect shall not constitute an obligation to cure or attempt to cure such Alleged Title Defect or a waiver of Seller’s right to dispute the validity, nature or value of, or cost to cure, such Alleged Title Defect. If Seller delivers a Cure Notice to Buyer in accordance with this Section 8.2(b) with respect to any Alleged Title Defect, and such Alleged Title Defect is not cured by Seller prior to Closing, then the Closing Payment shall be reduced by the aggregate Title Defect Amounts attributable to any such Alleged Title Defects, as asserted by Buyer in good faith in the applicable Alleged Title Defects Notice, and the aggregate of such Title Defect Amounts will be retained by Buyer at the Closing and the affected Asset will be conveyed to Buyer at the Closing.

(c)            Any Alleged Title Defect shall be deemed to constitute an “Agreed Title Defect” for purposes of this Agreement if and only if (i) Buyer and Seller agree in writing that such Alleged Title Defect constitutes an Agreed Title Defect or (ii) if the Defect Referee determines such Alleged Title Defect constitutes an Agreed Title Defect in accordance with Section 8.7.

(d)            With respect to (i) any Alleged Title Defect for which Seller has provided a Cure Notice pursuant to Section 8.2(b) and such Alleged Title Defect is not cured by Seller to Buyer’s reasonable satisfaction prior to the Closing, and for which, as of the date that is ten (10) days following the Cure Period Deadline Date, Seller and Buyer have been unable to agree on the Title Defect Amount thereof or the cure or existence thereof, or (ii) any Alleged Title Defect for which Seller has not provided a Cure Notice pursuant to Section 8.2(b), if, as of the Closing Date, there is any dispute as to the validity, Title Defect Amount, cure or existence of any such Alleged Title Defect, then in each case of clauses (i) or (ii), either Party may submit such dispute to the Defect Referee in accordance with Section 8.7 within thirteen (13) Business Days following the Cure Period Deadline Date (in the case of Alleged Title Defects described in clause (i)) or within thirteen (13) Business Days after the Closing Date (in the case of Alleged Title Defects described in clause (ii)). If a Party does not timely submit such dispute to the Defect Referee, such Party shall be deemed to have waived such dispute.

(e)            If the Parties agree that any Alleged Title Defect that Seller elects to cure pursuant to Section 8.2(b) (and which was not cured before Closing) has been cured by Seller on or prior to the Cure Period Deadline Date, then Buyer shall, within three (3) Business Days following such agreement, deliver the Title Defect Amount attributable to such Title Defect to Seller by wire transfer of immediately funds. If the Parties mutually agree that a Title Defect that Seller elects to cure pursuant to Section 8.2(b) (and which was not cured before Closing) has only been partially cured by Seller on or prior to the Cure Period Deadline Date, then the Parties shall reasonably agree upon the portion of the Title Defect Amount attributable to such Title Defect that should be retained by Buyer to compensate Buyer for the uncured portion thereof, and the remaining portion of such amount shall be paid to Seller by wire transfer of immediately available funds within three (3) Business Days following such agreement. If any such Alleged Title Defect that Seller elects to cure pursuant to Section 8.2(b) (and which was not cured before Closing) is not cured by Seller prior to the Cure Period Deadline Date, then Buyer shall retain the applicable Title Defect Amount.

8.3            Alleged Title Benefits.

(a)            As a condition to any right to offset any Title Defects under and to the extent provided in this Article 8, Seller shall have the right to deliver to Buyer a written notice on or before the Defect Claim Time with respect to any matter that Seller in good faith believes would constitute a Title Benefit and the Title Benefit Amount that Seller in good faith attributes to such Title Benefit (any such matter, an “Alleged Title Benefit” and each such notice, an “Alleged Title Benefit Notice”). Any Alleged Title Benefit Notice must include a reasonably detailed description and explanation (including any available supporting documentation in Seller’s possession) of each Alleged Title Benefit claimed, the Lease or Well affected, and the calculation of the Title Benefit Amount that Seller in good faith attributes to the Alleged Title Benefit with respect to each applicable Lease or Well.

(b)            Any Alleged Title Benefit shall be deemed to constitute an “Agreed Title Benefit” for purposes of this Agreement if and only if (i) Buyer and Seller agree in writing that such Alleged Title Benefit constitutes an Agreed Title Benefit or (ii) if the Defect Referee determines such Alleged Title Benefit constitutes an Agreed Title Benefit in accordance with Section 8.7.

(c)            If there is any dispute as to the validity, Title Benefit Amount, cure or existence of any Alleged Title Benefit, then Seller shall submit such dispute to the Defect Referee in accordance with Section 8.7 within three (3) Business Days following the Closing Date or Seller shall be deemed to have waived any such Alleged Title Benefit and shall have no further rights (and Buyer shall have no further obligations) with respect to such Alleged Title Benefit.

8.4            Value of Agreed Title Defects and Agreed Title Benefits. The Title Defect Amount or Title Benefit Amount, as applicable, attributable to any Agreed Title Defect or Agreed Title Benefit, shall be determined according to the following methodology:

(a)            It the Parties agree in writing on the Title Defect Amount or Title Benefit Amount with respect to an Alleged Title Defect or Alleged Title Benefit, as applicable, that amount shall be the Title Defect Amount or Title Benefit Amount.

(b)            If the Agreed Title Defect is a Lien or other charge upon a Lease or Well which is undisputed and liquidated in amount, then the Title Defect Amount of the Agreed Title Defect shall be the amount necessary to be paid to the obligee to remove the Agreed Title Defect from the affected Lease or Well.

(c)            If the Agreed Title Defect or Agreed Title Benefit represents any defect or benefit in title to the affected Lease or Well of a type not described in subsections (b), (f), (g) or (h) of this Section 8.4, then the Title Defect Amount or Title Benefit Amount’s, as applicable, of the Agreed Title Defect or Agreed Title Benefit shall be determined by taking into account the portion of the Lease or Well affected by the Agreed Title Defect or Agreed Title Benefit, the Allocated Value of such Lease or Well, the legal effect of the Agreed Title Defect or Agreed Title Benefit, the potential economic effect of the Agreed Title Defect or Agreed Title Benefit over the life of the affected Lease or Well and such other factors as are necessary to make a proper evaluation.

(d)            The Title Defect Amount of any Agreed Title Defect shall be determined without duplication of any costs or losses included in the value of any other Agreed Title Defect hereunder.

(e)            The aggregate adjustment to the Purchase Price for all Title Defect Amounts attributable to Agreed Title Defects as to any Lease or Well shall not exceed the Allocated Value of such Lease or Well, except for Title Defect Amounts calculated pursuant to Section 8.4(b) or for Liens due to borrowed monies of Seller or its Affiliates.

(f)             The Title Defect Amount or Title Benefit Amount, as applicable, of any Agreed Title Defect or Agreed Title Benefit consisting of a discrepancy in Net Revenue Interest with respect to an applicable Lease or Well (and for which (1) with respect to Wells, there is no discrepancy with respect to Seller’s Working Interest in such Well as to the Subject Depths and the amount of Working Interest set forth for such Well on Exhibit A-2 or (2) with respect to Leases, there is no discrepancy with respect to Seller’s Net Acre ownership in such Lease as to the Subject Depths and the amount of Net Acres set forth for such Oil and Gas Property on Exhibit A-1) shall be determined by multiplying the Allocated Value set forth for such Lease or Well on Exhibit A-1 or Exhibit A-2 times a fraction the numerator of which is the applicable Net Revenue Interest increase or decrease (as applicable) and the denominator of which is the Net Revenue Interest identified for such Lease or Well on Exhibit A-1 or Exhibit A-2.

(g)            The Title Defect Amount or Title Benefit Amount, as applicable, of any Agreed Title Defect or Agreed Title Benefit consisting of a discrepancy in Net Acres with respect to an applicable Lease (and for which there is no discrepancy between the aggregate Net Revenue Interest of Seller in such Lease as to the Subject Depths and the Net Revenue Interest set forth for such Lease in Exhibit A-1) shall be determined by multiplying the Allocated Value set forth for such Lease on Exhibit A-1 times a fraction the numerator of which is the applicable Net Acre increase or decrease as to the Subject Depths (as applicable) and the denominator of which is the Net Acre identified for such Lease on Exhibit A-1.

(h)            The Title Defect Amount or Title Benefit Amount, as applicable, of any Agreed Title Defect or Agreed Title Benefit consisting of a discrepancy in Seller’s Working Interest as to the Subject Depths with respect to an applicable Well (for the productive life of such Well) being greater or less than (as applicable) the Working Interest set forth on Exhibit A-2 (except (x) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Execution Date under applicable operating agreements or (y) increases to the extent that such increases are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest as to the Subject Depths), shall be determined by multiplying the Allocated Value set forth for such Well on Exhibit A-2 times a fraction, the numerator of which is the Working Interest increase or decrease (as applicable) as to the Subject Depths and the denominator of which is the Working Interest identified for such Well on Exhibit A-2.

8.5            Purchase Price Adjustments.

(a)            With respect to all Agreed Title Defects, a Purchase Price adjustment shall be made under Section 3.3 by reducing the Purchase Price by the aggregate of all Title Defect Amounts attributable to such Agreed Title Defects (as finally determined pursuant to this Article 8) but only if and to the extent that (x) the sum of (i) all Title Defect Amounts attributable to such Agreed Title Defects and (ii) all Environmental Defect Amounts for which Buyer is entitled to an adjustment to the Purchase Price pursuant to Article 9 exceeds (y) the Defect Deductible, and then only to the extent of such excess, it being understood and agreed that the Title Defect Amounts of all Agreed Title Defects shall be applied first to the Defect Deductible until (A) the Title Defect Amounts of all Agreed Title Defects and all Environmental Defect Amounts for which Buyer is entitled to an adjustment to the Purchase Price pursuant to Article 9, in each case, that have been applied to the Defect Deductible, equals (B) the Defect Deductible. With respect to all Agreed Title Benefits, a Purchase Price adjustment shall be made under Section 3.2 only by offsetting any decreases to the Purchase Price resulting from Agreed Title Defects by the aggregate of the Title Benefit Amounts attributable to such Agreed Title Benefits (as finally determined pursuant to this Article 8). Notwithstanding anything to the contrary in this Article 8, the aggregate adjustment to the Purchase Price made in respect of Agreed Title Benefits, if any, shall not exceed the aggregate of any adjustment to the Purchase Price made pursuant to this Article 8, with respect to Agreed Title Defects.

(b)            Notwithstanding Section 8.5(a), if, following the time at which all Purchase Price adjustments have been finally effected in accordance with the terms of Article 3, (i) the Defect Referee determines (or the Parties otherwise agree) that any Agreed Title Defect or Agreed Title Benefit exists and/or that a particular Title Defect Amount or Title Benefit Amount is attributable to a particular Agreed Title Defect or Agreed Title Benefit, and (ii) based on such determination or agreement, a Purchase Price adjustment would have been effected in connection therewith as and to the extent provided pursuant to Section 8.5(a), then (x) if the Purchase Price would have been increased as a result thereof, Buyer shall pay to Seller the amount of such increase, (y) if the Purchase Price would have been decreased as a result thereof, Seller shall pay to Buyer the amount of such reduction, and (z) any such payment shall be made within ten (10) days after the Defect Referee provides notice of such determination or the Parties come to such an agreement.

8.6            Title Indemnification. At any time prior to the Cure Period Deadline Date, and in each case subject to Buyer’s written consent (which may be conditioned or withheld for any reason or no reason at Buyer’s sole discretion, but which Buyer will either provide or deny within two (2) Business Days after receipt of Seller’s Title Indemnity Notice; provided, however, that if Buyer does not affirmatively respond within such two (2) Business Day period, Buyer shall be deemed to have affirmatively elected not to consent to such title indemnification remedy), Seller shall have the right, but not the obligation, to elect to indemnify Buyer against all Liabilities (up to the Title Defect Amount attributable thereto) resulting from any Alleged Title Defect or Agreed Title Defect (each such defect, an “Indemnified Title Defect”) by providing notice to Buyer identifying such Indemnified Title Defect and setting forth Seller’s indemnity obligations in form and substance reasonably satisfactory to Buyer (each such notice, a “Title Indemnity Notice”). Upon Seller’s delivery of such Title Indemnity Notice and Buyer’s written acknowledgment and acceptance thereof, (i) any Indemnified Title Defect identified therein shall no longer constitute an Alleged Title Defect or Agreed Title Defect for purposes of this Agreement and shall not otherwise be capable of giving rise to an Alleged Title Defect, a Title Defect or an Agreed Title Defect pursuant to this Agreement, and (ii) there shall be no Purchase Price adjustment under this Agreement in connection with, or as a result of, any such Indemnified Title Defect.

8.7            Title Dispute Resolution.

(a)            If, prior to Closing, the Parties are unable to agree on a resolution associated with any disputed or uncured Alleged Title Defects or Alleged Title Benefits or the Title Defect Amount or Title Benefit Amount of any Agreed Title Defects or Agreed Title Benefits that are properly asserted hereunder prior to Closing (each, a “Disputed Title Defect Matter”), then (i) the Assets subject to the disputed or uncured Disputed Title Defect Matter shall be assigned to Buyer at Closing and (ii) in the case of disputed Alleged Title Defects or disputed Title Defect Amounts, the Closing Payment shall be reduced by the aggregate Title Defect Amount asserted by Buyer in good faith in the applicable Alleged Title Defect Notice at the Closing and (iii) such aggregate of such Title Defect Amounts shall be retained by Buyer at the Closing pending resolution of such dispute. Upon the final resolution of any disputed or uncured Disputed Title Defect Matter pursuant to this Section 8.7, the applicable Title Defect Amount (after giving effect to the Defect Deductible and any other applicable limitations set forth in this Article 8) shall be retained by Buyer or paid to Seller in accordance with the final resolution of the Defect Referee with respect to any disputed or uncured Disputed Title Defect Matter within three (3) Business Days following such final resolution.

(b)            Any dispute described in Section 8.2(d), Section 8.3(c), or Section 8.7(a) shall be referred to a title attorney experienced in the examination of title to properties located in the State of Texas mutually agreed upon by Buyer and Seller for prompt resolution (the “Defect Referee”). The Defect Referee must have at least ten (10) years’ experience and must not have worked as an employee or outside counsel for either Party or its Affiliates during the 5-year period preceding the arbitration or have any financial interest in the dispute other than payment for its fees and expenses for serving as the Defect Referee. If Seller and Buyer cannot agree on the Defect Referee within thirty (30) days after the Cure Period Deadline Date, the Houston regional office of the American Arbitration Association shall select such Defect Referee in accordance with the same criteria within thirty (30) days of the date that either Party refers the dispute thereto. The cost and expenses of any Defect Referee shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

(c)            For any such dispute resolution process, Seller and Buyer shall present a written statement of their respective positions on the dispute to the Defect Referee within thirty (30) Business Days after the Defect Referee is selected, and the Defect Referee shall make a determination of all points of disagreement (including whether an Alleged Title Defect or Alleged Title Benefit constitutes an Agreed Title Defect or Agreed Title Benefit and/or the Title Defect Amount or Title Benefit Amount of any Agreed Title Defect or Agreed Title Benefit) in accordance with the terms and conditions of this Agreement within thirty (30) Business Days of receipt of such statements. The determination by the Defect Referee shall be conclusive and binding on the Parties and shall be enforceable against any Party in any court of competent jurisdiction. With respect to any Alleged Title Defect that the Defect Referee determines constitutes an Agreed Title Defect, the Title Defect Amount determined by the Defect Referee with respect to such Agreed Title Defect shall be the Title Defect Amount for such Agreed Title Defect. With respect to any Alleged Title Benefit that the Defect Referee determines constitutes an Agreed Title Benefit, the Title Benefit Amount determined by the Defect Referee with respect to such Agreed Title Benefit shall be the Title Benefit Amount for such Agreed Title Benefit. The Defect Referee may consult with and engage disinterested Third Parties to advise it, including petroleum engineers. The Defect Referee shall act as an expert for the limited purpose of determining the specified disputed matters submitted to it pursuant to this Section 8.7 and may not award (i) damages, interest or penalties to any Party with respect to any matter, (ii) any Title Defect Amount of an Agreed Title Defect more than the Title Defect Amount of such Agreed Title Defect claimed by Buyer or (iii) any Title Benefit Amount of an Agreed Title Benefit more than the Title Benefit Amount of such Agreed Title Benefit claimed by Seller.

8.8            Waiver. Without limitation of any other provision of this Agreement, subject to (i) this Article 8, and (ii) the special warranty of title contained in each of the Assignment Agreements, (A) Seller expressly disclaims and negates any warranty as to its title to any of the Assets in this Agreement or any of the other Transaction Documents or otherwise, and (B) Buyer waives for all purposes all objections associated with the title to the Assets (including Alleged Title Defects) under this Agreement or any of the other Transaction Documents or otherwise, unless any such objection is validly raised by proper notice within the applicable time period set forth in this Article 8; and Buyer (on behalf of the Buyer Indemnified Parties and their successors and assigns) irrevocably waives any and all claims they may have against the Seller Indemnified Parties associated with the same, unless any such objection is validly raised by proper notice within the applicable time period set forth in this Article 8.

8.9            Casualty Loss.

(a)            If, after the Execution Date, but prior to the Closing Date, any portion of the Assets is damaged, destroyed or made unavailable or unusable for their intended purpose (as currently owned and operated by Seller) by fire, explosion, act of God, hurricane, earthquake, civil unrest, terrorist act, war or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), Seller shall notify Buyer as promptly as practicable after Seller learns of any such Casualty Loss.

(b)            Notwithstanding any Casualty Loss, but subject to the satisfaction of the conditions set forth in Section 10.1(c) and Section 10.3(c), Buyer shall be required to proceed with Closing and, except as set forth in Section 8.9(c), at the Closing, Buyer shall, with respect to each such Casualty Loss, assume all risk and Liability associated with such Casualty Loss as an Assumed Obligation; provided, however, that (y) in the event that the value of any Casualty Loss occurring between the Execution Date and Closing exceeds five hundred thousand Dollars ($500,000) (the “Individual Casualty Loss Deductible”), then the Purchase Price shall be decreased by the value of such Casualty Loss in excess of the Individual Casualty Loss Deductible up to but not in excess of an amount equal to the sum of the Allocated Values of the Assets damaged, destroyed or made unavailable or unusable for their current intended purpose by such Casualty Loss but (z) in the event that the value of any Casualty Loss occurring between the Execution Date and Closing does not exceed the Individual Casualty Loss Deductible, there shall be no adjustment to the Purchase Price with respect to such Casualty Loss.

(c)            Notwithstanding the foregoing, in the event that the value of any Casualty Loss occurring between the Execution Date and Closing exceeds the Individual Casualty Loss Deductible and the portion of the value of such Casualty Loss that is in excess of the Individual Casualty Loss Deductible exceeds the sum of the Allocated Values of the Assets damaged, destroyed or made unavailable or unusable for their current intended purpose by such Casualty Loss, then Buyer shall have the right to elect to have such Assets not be assigned to Buyer at Closing, in which case (y) such Assets shall be retained by Seller and deemed to be “Excluded Assets” for all purposes hereunder, and (z) the Purchase Price shall be reduced by the sum of the Allocated Values of such Assets at Closing.

(d)            For purposes of this Section 8.9, the value of any Casualty Loss shall be Seller’s good faith estimate, taking into account the Allocated Value of any applicable Asset and any comments with respect to such Casualty Loss provided by Buyer.

Article 9
Environmental Matters

9.1            Buyer’s Acknowledgement Concerning Possible Contamination of the Assets and Properties. Buyer is aware that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on, under or around the Properties or otherwise associated with the Assets. Equipment and sites included in the Assets may contain asbestos, polychlorinated biphenyls, mercury or Hazardous Substances. NORM may affix or attach itself to the inside of Wells, pipelines, materials, and equipment as scale, or in other forms and the Wells, pipelines, materials, and equipment located on the Properties or included in the Assets may contain other wastes or Hazardous Substances. Special procedures may be required for the remediation, removal, transportation, or disposal of wastes, asbestos, polychlorinated biphenyls, mercury and Hazardous Substances from the Assets and the Properties.

9.2            Adverse Environmental Conditions.

(a)            As a condition to any right to adjustment to the Purchase Price under and to the extent provided in this Article 9, no later than 5:00 p.m. Central Standard Time on October 5, 2021, Buyer shall have the right to notify Seller of (and provide evidence regarding) any adverse environmental condition associated with the Assets (including the Properties) that Buyer in good faith believes would constitute an Environmental Condition for purposes of this Agreement (an “Environmental Defect Notice”). For purposes of this Agreement, an “Environmental Condition” is a condition or circumstance (A) that is required on the Execution Date to be remediated or corrected under Environmental Laws in effect on the Execution Date or, if known to the relevant Governmental Authority on the Execution Date, would have been required to be corrected or remediated under Environmental Laws in effect on the Execution Date and (B) for which the Lowest Cost Response associated with such remediation or correction would reasonably be expected to exceed fifty thousand Dollars ($50,000) net to the Seller’s interest therein; provided, however, that the following shall not constitute an “Environmental Condition”: (i) any matter listed on Schedule 4.12 (as of the Execution Date), Schedule 6.17 or that would be remedied by compliance with any TCEQ Fulfillment Obligations; (ii) P&A Obligations, (iii) any condition, matter, release or Liability specifically disclosed on Schedule 9.2(a) as of the Execution Date or (iv) the physical condition of any surface or subsurface production equipment (including water or oil tanks, separators or other ancillary equipment) unless such physical condition (1) causes or has caused any environmental pollution, contamination or degradation, and (2) constitutes a violation of Environmental Law.

(b)            Upon receipt of the Environmental Defect Notice, Seller shall, at its election (except as noted below), elect one of the following options with respect to each individual Environmental Defect described in the Environmental Defect Notice:

(i)            Subject to Section 9.4, reduce the Purchase Price by an amount agreed upon in writing by Buyer and Seller as being the Environmental Defect Amount for such Environmental Defect;

(ii)           Subject to Buyer’s consent (which may be conditioned or withheld for any reason or no reason, but which Buyer will either provide or deny within two (2) Business Days after receipt of Seller’s Notice delivered under this Section 9.2(b)(ii); provided, however, that if Buyer does not affirmatively respond within such two (2) Business Day period, Buyer shall be deemed to have affirmatively elected not to consent to such environmental indemnification remedy) elect to indemnify Buyer against all Liabilities (up to the amount agreed upon in writing by Buyer and Seller as being the Environmental Defect Amount for such Environmental Condition) resulting from any Environmental Defect (each such condition, an “Indemnified Environmental Condition”) by providing Notice to Buyer identifying such Indemnified Environmental Condition, in which event, (x) any Indemnified Environmental Condition identified therein shall no longer constitute an Environmental Condition or Environmental Defect for purposes of this Agreement and shall not otherwise be capable of giving rise to an Environmental Condition or Environmental Defect pursuant to this Agreement, and (y) there shall be no Purchase Price adjustment under this Agreement in connection with, or as a result of, any such Indemnified Environmental Condition; or

(iii)          attempt to perform or cause to be performed on or before the Closing Date, at the sole cost and expense of Seller, such operations as may be necessary to cure, remediate or remedy the Environmental Condition disclosed in such Environmental Defect Notice for such Environmental Defect. Any dispute relating to whether and to what extent an Environmental Condition has been remedied shall be resolved as set forth in Section 9.3. In the event that Seller elects to attempt perform or cause to be performed such operations as may be necessary to cure, remediate or remedy any such Environmental Condition under this Section 9.2(b)(iii), Seller shall have the right, in its sole and absolute discretion by delivering written notice to Buyer prior to Closing (a “Closing Extension Notice”), to delay the Closing under this Agreement for a period of up to ten (10) days to allow Seller additional time to attempt to cure, remediate or remedy any such Environmental Conditions, which Closing Extension Notice shall include the number of days that Seller wishes to delay the Closing. Upon delivery to Buyer of the Closing Extension Notice, the Target Closing Date and the Outside Date shall each be automatically extended by the number of days set forth in the Closing Extension Notice. Seller’s election to attempt to cure, remediate or remedy any asserted Environmental Defect shall not constitute an obligation to cure, remediate or remedy (or an obligation to attempt to cure, remediate or remedy) such asserted Environmental Defect, or a waiver of Seller’s right to dispute the validity, nature or value of, or cost to cure, such asserted Environmental Defect.

(c)            In the event that Seller elects to proceed under Section 9.2(b)(i) and Buyer and Seller have failed to agree by Closing on the Environmental Defect Amount with respect to a particular alleged Environmental Defect and any associated reduction to the Purchase Price (which agreement Seller and Buyer shall use good faith efforts to reach), such Environmental Defect Amount and associated reduction shall be determined pursuant to Section 9.3.

(d)            Notwithstanding anything herein to the contrary, if Buyer’s finally determined or agreed Environmental Defect Amount for an Environmental Defect properly asserted by Buyer under Section 9.2(a) equals or exceeds one hundred percent (100%) of the Allocated Value of the applicable Assets that are determined not to be in compliance with Environmental Law as a result of such finally determined or agreed upon Environmental Defect, then Buyer may exclude such Assets at Closing or, in the event of any disputed Environmental Defect or Environmental Defect Amount finally determined pursuant to Section 9.3, at any Subsequent Closing.

(e)            Except for the indemnity provided under Section 11.2(a) as it relates to breaches of the representations provided in Section 4.12, this Section 9.1 is intended to be and shall be the sole and exclusive remedy that the Buyer Indemnified Parties shall have against Seller with respect to any environmental or physical condition of the Assets existing prior to, as of or after the Effective Time.

9.3            Environmental Dispute Resolution.

(a)            If, prior to Closing, the Parties are unable to agree on a resolution associated with any dispute regarding the existence, cure or remediation of any alleged Environmental Defect that was timely and properly asserted by Buyer under Section 9.2(a) or any Environmental Defect Amount with respect to such an alleged Environmental Defect (each, a “Disputed Environmental Matter”), then (i) the Assets subject to the Disputed Environmental Matter shall not be assigned to Buyer at Closing, (ii) such Assets shall be retained by Seller and deemed to be “Excluded Assets” for all purposes hereunder unless and until such Disputed Environmental Matter is agreed upon by the Parties or is resolved pursuant to this Section 9.3, (iii) subject to Section 9.4(a), the Closing Payment shall be reduced by the aggregate Allocated Values of such Assets at Closing and (iv) subject to Section 10.1 and Section 10.3, the Closing will occur as to the remainder of the Assets. Upon the agreement with respect to or final resolution of any Disputed Environmental Matter pursuant to this Section 9.3, subject to Buyer’s right pursuant to Section 9.2(d), (A)  all such affected Assets that were not assigned to Buyer at Closing pursuant to subpart (i) of this Section 9.3 shall again be considered “Assets” hereunder (and no longer considered “Excluded Assets”) and Seller shall convey such affected Assets to Buyer at an agreed upon time and location (but not later than three (3) Business Days after such resolution) (a “Subsequent Closing”) in a manner consistent with the provisions of Section 10.2 and Section 10.4 applicable to the Assets to be conveyed to Buyer in such Subsequent Closing, and (B) contemporaneously with such conveyance, Buyer shall pay to Seller the Allocated Value of such Assets (as adjusted pursuant to Section 3.2 and Section 3.3) by wire transfer of immediately available funds.

(b)            Notwithstanding the foregoing provisions of Section 9.3(a), within thirty (30) days after the Closing Date, upon any Party’s written request, the Parties shall submit any dispute associated with the existence, cure or remediation of any asserted Environmental Defect or any disputed Environmental Defect Amount associated therewith for prompt resolution to an environmental consultant or attorney experienced in the examination of environmental matters regarding properties located in the State of Texas mutually selected by Buyer and Seller (the “Environmental Referee”). The Environmental Referee must have at least ten (10) years’ experience and must not have worked as an employee, consultant or outside counsel for either Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute other than payments of its fees and expenses for serving as the Environmental Referee hereunder. If Seller and Buyer cannot agree on the Environmental Referee, the Houston regional office of the American Arbitration Association shall select such Environmental Referee in accordance with the same criteria within thirty (30) days of the date that either Party refers the dispute thereto. The cost and expenses of any Environmental Referee shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

(c)            For any such dispute resolution process, Seller and Buyer shall present a written statement of their respective positions on the dispute to the Environmental Referee within thirty (30) Business Days after the Environmental Referee is selected, and the Environmental Referee shall make a determination of all points of disagreement (including whether an alleged Environmental Defect constitutes an Environmental Condition hereunder if such matter is in dispute and/or the Environmental Defect Amount of any Environmental Defect) in accordance with the terms and conditions of this Agreement within thirty (30) Business Days of receipt of such statements. With respect to any disputed Environmental Defect or disputed Environmental Defect Amount submitted to the Environmental Referee pursuant to this Section 9.3, the Environmental Referee shall make a determination of the existence of such Environmental Defect and/or, if applicable, the Environmental Defect Amount with respect to the applicable Environmental Defect. The determination by the Environmental Referee shall be conclusive and binding on the Parties and shall be enforceable against any Party in any court of competent jurisdiction. The Environmental Referee may consult with and engage disinterested third Persons to advise the arbitrator, including environmental attorneys from other states. The Environmental Referee shall act as an expert for the limited purpose of determining the specified disputed matters submitted to it pursuant to this Section 9.3 and may not award (i) damages, interest or penalties to any Party with respect to any matter, (ii) any Environmental Defect Amount of an alleged Environmental Defect more than the Environmental Defect Amount claimed by Buyer or (iii) any Environmental Defect Amount of an alleged Environmental Defect less than the Environmental Defect Amount claimed by Seller. Subject to Section 9.4, upon final resolution of any such dispute regarding the existence or cure of any alleged Environmental Defect or any disputed Environmental Defect Amount, the Purchase Price shall be reduced by the Environmental Defect Amounts associated with all Environmental Defects submitted to the Environmental Referee pursuant to this Section 9.3.

9.4            Environmental Defect Amounts.

(a)            All Environmental Defect Amounts shall be applied first toward the Defect Deductible until the agreed Title Defect Amounts (without duplication) of all Agreed Title Defects for which Buyer is entitled to an adjustment pursuant to Article 8 and all Environmental Defect Amounts for all finally determined Environmental Defects, in each case, that have been applied to the Defect Deductible equals the Defect Deductible. No reduction in Purchase Price shall be effected pursuant to this Article 9 unless and until the Title Defect Amounts of all Agreed Title Defects for which Buyer is entitled to an adjustment pursuant to Article 8 and all Environmental Defect Amounts for all finally determined Environmental Defects exceeds the Defect Deductible and then only to the extent of such excess.

(b)            Notwithstanding anything to the contrary in Section 9.3 and Section 9.4(a), if, following the time at which all Purchase Price adjustments have been finally effected in accordance with the terms of Article 3, (i) the Environmental Referee determines (or the Parties otherwise agree) that any Environmental Defect exists and/or that a particular Environmental Defect Amount is attributable to a particular Environmental Defect, and (ii) based on such determination or agreement, a Purchase Price adjustment would have been effected in connection therewith as and to the extent provided pursuant to Section 9.4(a) and Section 9.3, then (x) if the Purchase Price would have been reduced as a result thereof, Seller shall pay to Buyer the amount of such reduction, and (y) any such payment shall be made within ten (10) days after the Environmental Referee provides notice of such determination or the Parties come to such an agreement.

9.5            Waiver. Without limitation of any other provision of this Agreement, subject to (i) this Article 9 and (ii) any right to be indemnified under Section 11.2(a) as it relates to breaches of the representations provided in Section 4.12, Seller expressly disclaims and negates any warranty as to the environmental or physical condition of the Assets in this Agreement or any of the other Transaction Documents or otherwise, and Buyer waives for all purposes (x) all objections associated with the environmental or physical condition of the Assets (including any alleged Environmental Condition) under this Agreement or any of the other Transaction Documents or otherwise, unless any such objection is validly raised by proper notice within the applicable time period set forth in this Article 9 and (y) any objection associated with the environmental or physical condition of the Assets of which Buyer had Knowledge prior to the Closing; and Buyer (on behalf of the Buyer Indemnified Parties and their successors and assigns) irrevocably waives any and all claims they may have against the Seller Indemnified Parties associated with the same, unless any such objection is validly raised by proper notice within the applicable time period set forth in this Article 9.

Article 10
Conditions to Closing; Closing Deliverables

10.1          Conditions of Buyer to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement at Closing is subject to the satisfaction (or waiver in writing by Buyer) of each of the following conditions:

(a)            Representations, Warranties and Covenants. (i) Each of the representations and warranties of Seller made in Article 4 of this Agreement (other than the Fundamental Representations) shall be true and correct as of the Closing as if made at and as of the Closing (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date), except in each case any breaches of such representations and/or warranties that (individually or when aggregated with other breaches of such representations and warranties) would not reasonably be expected to have a Seller Material Adverse Effect on or after the Closing Date, (ii) each of the Fundamental Representations of Seller shall be true and correct in all respects as of the Closing as if made at and as of the Closing (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date) and (iii) Seller shall have performed, or complied with (including after giving effect to any cure by Seller as of the Closing of any prior failure to so perform or comply) in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by Seller on or before Closing Date.

(b)            No Order. As of the Closing Date, no Order will be in effect that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

(c)            Title Defects; Environmental Conditions. The amount equal to the sum of (i) the aggregate Title Defect Amounts of all Alleged Title Defects validly asserted pursuant to Article 8 that have not been cured by Seller prior to Closing (in each case, such Title Defect Amount being determined based upon the Title Defect Amount alleged in good faith by Buyer with respect to each Alleged Title Defect in the applicable Alleged Title Defects Notice), plus (ii) the aggregate Environmental Defect Amounts of all Environmental Conditions validly asserted pursuant to Article 9 that have not been cured by Seller prior to Closing (in each case, such Environmental Defect Amount being determined based upon the Environmental Defect Amount asserted with respect to each Environmental Condition in the applicable Environmental Defect Notice), plus (iii) the Allocated Value of any Assets excluded from the transactions contemplated hereby pursuant to Section 6.2(b), Section 6.8(c), Section 6.10(c), or Section 8.9(c) shall be less than an amount equal to forty one million Dollars ($41,000,000).

(d)            Casualty Loss. The sum of all purchase price adjustments required pursuant to Sections 8.9(b) and 8.9(c) with respect to Casualty Losses shall not exceed an amount equal to forty one million Dollars ($41,000,000).

(e)            Consents. Seller shall have obtained all necessary Consents of any Governmental Authority required for the transfer of the Assets, except for Customary Post-Closing Consents.

(f)            Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver) to Buyer the documents and certificates to be delivered by Seller under Section 10.2.

10.2           Closing Deliverables by Seller. At Closing, Seller shall deliver to Buyer the following:

(a)            duly executed, acknowledged and witnessed signature page counterparts to the Assignment, in sufficient duplicate originals to facilitate recording in all appropriate jurisdictions;

(b)            a certificate in the form prescribed by Treasury Regulations Section 1.1445-2(b)(2) and reasonably acceptable to Buyer to the effect that Seller (or, if Seller is a disregarded entity, its owner) is not foreign person for U.S. federal Income Tax purposes;

(c)            a certificate duly executed by an authorized corporate (or other entity) officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Section 10.1(a) have been fulfilled;

(d)           duly executed, acknowledged and witnessed signature page counterparts of all other assignments, filings or notices in such form required by federal or state agencies for the assignment of any federal or state Assets, each in sufficient duplicate originals to facilitate submission and recording in all appropriate jurisdictions;

(e)            a duly executed signature page counterpart to the Letter-in-lieu of Transfer Order covering the relevant Assets, in sufficient duplicate originals to facilitate delivery to all purchasers of production;

(f)            duly executed, acknowledged and witnessed signature page counterparts of releases of mortgages, deeds of trust and assignments of production and terminations of financing statements, in each case, with respect to any Liens burdening the Assets with respect to any Debt Instruments of Seller;

(g)           with respect to the Assets operated by Seller, duly executed, acknowledged and witnessed Seller signature page counterparts of change of operator forms (including Texas Railroad Commission Form P-4s) or designation of operator forms or any other forms or filing required by any Governmental Authority to effect the transfer of operatorship of such Assets to Buyer, designating Buyer (or such Third Party as may have been selected as operator under any Applicable Contract) as operator of such Assets;

(h)            duly executed, acknowledged and witnessed signature page counterparts to the Surface Deed, in sufficient duplicate originals to facilitate recording in all appropriate jurisdictions;

(i)            a signature page counterpart to the Targa Gas Purchase Agreement, duly executed by Targa;

(j)            a signature page counterpart to the NuStar Agreement, duly executed by NuStar;

(k)            a duly executed signature page counterpart to the Transition Services Agreement;

(l)            duly executed counterparts of the Registration Rights Agreement, executed by Seller and those Seller Designees whom Seller designates as a party thereto as identified in writing to Buyer in the Closing Statement;

(m)           duly executed counterparts of the Voting Agreement, executed by Seller and those Seller Designees whom Seller designates as a party thereto as identified in writing to Buyer in the Closing Statement;

(n)            recordable releases, in a form reasonably acceptable to Buyer, of any trust, mortgages, financing statements, fixture filing and security agreements, in each case, securing indebtedness for borrowed money made by Seller or its Affiliates encumbering the Assets (including corresponding authorizations to file UCC-3 termination statement releases in all applicable jurisdictions), if any;

(o)            a signature page counterpart to the Litigation Management Agreement, duly executed by PXD;

(p)            if Seller has delivered the Electrical Infrastructure Notice pursuant to Section 6.18(c), a signature page counterpart to the Electrical Agreement, duly executed by Buyer; and

(q)            all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Buyer.

10.3            Conditions of Seller to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement at Closing is subject to the satisfaction (or waiver in writing by Seller) of each of the following conditions:

(a)            Representations, Warranties and Covenants. (i) Each of the representations and warranties of Buyer made in Article 5 of this Agreement shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date), except in each case any breaches of such representations and/or warranties that (individually or when aggregated with other breaches of such representations and warranties) would not reasonably be expected to have a Buyer Material Adverse Effect on or after the Closing Date and (ii) Buyer shall have performed, or complied with (including after giving effect to any cure by Buyer as of the Closing of any prior failure to perform or comply) in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before Closing.

(b)            No Order. As of the Closing Date, no Order will be in effect that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

(c)            Title Defects; Environmental Conditions. The amount equal to the sum of (i) the aggregate Title Defect Amounts of all Alleged Title Defects validly asserted pursuant to Article 8 that have not been cured by Seller prior to Closing (in each case, such Title Defect Amount being determined based upon the Title Defect Amount alleged in good faith by Buyer with respect to each Alleged Title Defect in the applicable Alleged Title Defects Notice), plus (ii) the aggregate Environmental Defect Amounts of all Environmental Conditions validly asserted pursuant to Article 9 that have not been cured by Seller prior to Closing (in each case, such Environmental Defect Amount being determined based upon the Environmental Defect Amount alleged in good faith by Buyer with respect to each Environmental Condition in the applicable Environmental Defect Notice), plus (iii) the Allocated Value of any Assets excluded from the transactions contemplated hereby pursuant to Section 6.2(b), Section 6.8(c), Section 6.10(c) or Section 8.9(c), shall be less than an amount equal to forty one million Dollars ($41,000,000).

(d)            Consents. Seller shall have obtained all necessary Consents of any Governmental Authority required for the transfer of the Assets, except for Customary Post-Closing Consents.

(e)            LPI Common Stock. The shares of LPI Common Stock issuable to Seller comprising the Stock Purchase Price shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof.

(f)            Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver) to Seller the documents and certificates to be delivered by Seller under Section 10.4.

(g)            Occurrences. There shall not have occurred any Buyer Material Adverse Effect since the Execution Date.

10.4            Closing Deliverables by Buyer. At Closing, Buyer shall deliver (or cause to be delivered) the following:

(a)            a duly executed, acknowledged and witnessed signature page counterpart to the Assignment, in sufficient duplicate originals to facilitate recording in all appropriate jurisdictions;

(b)            the Closing Payment by wire transfer of immediately available funds to an account previously designated by Seller in the Closing Statement;

(c)            the number of shares of LPI Common Stock comprising the Stock Purchase Price to Seller (and/or, if applicable, to those Seller Designees to whom Seller designates to receive all or a portion of the shares of LPI Common Stock comprising the Stock Purchase Price, in such proportions as identified by Seller in the Closing Statement), free and clear of all Liens and restrictions other than restrictions imposed by applicable securities Laws;

(d)            a certificate duly executed by an authorized corporate (or other entity) officer of Buyer, dated as of the Closing, certifying on behalf of Buyer that the conditions set forth in Section 10.3(a) and Section 10.3(g) have been fulfilled;

(e)            duly executed, acknowledged and witnessed signature page counterparts to all assignments, filings or notices in such form required by federal or state agencies for the assignment of any federal or state Assets, each in sufficient duplicate originals to facilitate submission for recording in all appropriate jurisdictions;

(f)            with respect to the Assets and Wells operated by Seller, duly executed, acknowledged and witnessed Buyer signature page counterparts of change of operator forms (including Texas Railroad Commission Form P-4s) or designation of operator forms or any other forms or filing required by any Governmental Authority to effect the transfer of operatorship of such Assets and Wells to Buyer, designating Buyer (or such Third Party as may have been selected as operator under any Applicable Contract) as operator of such Assets and Wells; and

(g)            a duly executed signature page counterpart to the Letter-in-lieu of Transfer Order covering the relevant Assets, in sufficient duplicate originals to facilitate delivery to all purchasers of production;

(h)            duly executed, acknowledged and witnessed signature page counterparts to the Surface Deed, in sufficient duplicate originals to facilitate recording in all appropriate jurisdictions;

(i)            a duly executed signature page counterpart to the Targa Gas Purchase Agreement;

(j)            a duly executed signature page counterpart to the NuStar Agreement;

(k)            a duly executed signature page counterpart to the Transition Services Agreement;

(l)            duly executed counterparts of the Registration Rights Agreement, executed by Buyer;

(m)           duly executed counterparts of the Voting Agreement, executed by Buyer;

(n)            a signature page counterpart to the Litigation Management Agreement, duly executed by Buyer;

(o)            if Seller has delivered the Electrical Infrastructure Notice pursuant to Section 6.18(c), a signature page counterpart to the Electrical Agreement, duly executed by Buyer; and

(p)            all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

Article 11
Indemnification and Waivers

11.1            Assumed Obligations; Retained Obligations. Without limiting Buyer’s rights to indemnity under this Article 11 or Buyer’s right in the event of Actual Fraud or a breach of the special warranty of title under the Assignment Agreements, from and after the Closing Date, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) the Assumed Obligations. For the avoidance of doubt, Seller shall retain and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) the Retained Obligations.

11.2            Indemnification.

(a)            Indemnification by Seller. From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and each of its and their respective Representatives (the “Buyer Indemnified Parties”) from and against, and shall compensate and reimburse the Buyer Indemnified Parties for, any and all Liabilities incurred by the Buyer Indemnified Parties (whether such Liabilities relate to a Direct Claim or a Third Party Claim) as a result of, relating to or arising out of:

(i)            any breach of any representation or warranty made by Seller contained in Article 4 of this Agreement or in any certificate delivered pursuant to Section 10.2(c);

(ii)            any breach of any covenant or agreement made or to be performed by Seller under this Agreement;

(iii)           the Retained Obligations; and

(iv)          any impact on the interests in the Assets attributable to post-Effective Time periods to the extent resulting from or arising out of (A) the Laredo Interpleader Matter or (B) the Palo Matter, in each case of (A) or (B), including any such impacts resulting from the settlement, final determination, judgement or other outcome of (or with respect to) such matters.

(b)            Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend, and hold harmless Seller, and its Affiliates and each of its and their respective Representatives (the “Seller Indemnified Parties”) from and against, and shall compensate and reimburse the Seller Indemnified Parties for, any and all Liabilities incurred by the Seller Indemnified Parties (whether such Liabilities relate to a Direct Claim or a Third Party Claim) as a result of, relating to or arising out of:

(i)            any breach of any representation or warranty made by Buyer contained in Article 5 or any certificate delivered pursuant to Section 10.4(d);

(ii)            any breach of any covenant or agreement made or to be performed by Buyer under this Agreement; and

(iii)           the Assumed Obligations.

11.3            Limitations on Liability.

(a)            Indemnity Threshold; Indemnity Deductible. The Buyer Indemnified Parties shall not be entitled to indemnity under Section 11.2(a)(i) (other than Liabilities with respect to the breach of any of the Fundamental Representations and the representations and warranties in Section 4.6) for Liabilities with respect to any claim for breach of any representation or warranty of Seller unless (i) the Liabilities incurred with respect to such breach exceed seventy five thousand Dollars ($75,000) (the “Indemnity Threshold”) and (ii) the aggregate amount of the Liabilities for which (A) Claim Notices are delivered by Buyer (B) with respect to which Seller admits (or it is otherwise finally determined) that Seller has an obligation to indemnify Buyer pursuant to the terms of this Article 11 and (C) which Buyer Indemnified Parties are entitled to indemnity for after giving effect to the Indemnity Threshold under the preceding sentence exceeds an amount equal to the Indemnity Deductible, and the Buyer Indemnified Parties shall only be entitled to indemnity for the aggregate amount of such Liabilities in excess of the Indemnity Deductible, subject to the other limitations set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, this Section 11.3(a) shall not limit indemnification for breach of the Fundamental Representations or any claims for a breach of the special warranty of title set forth in the Assignment Agreements.

(b)            Seller Liability Cap. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify the Buyer Indemnified Parties under Section 11.2(a)(i) (excluding Fundamental Representations and the representations and warranties in Section 4.6), in the aggregate, for an amount of Liabilities (other than Liabilities for Fundamental Representations) exceeding an amount equal to twenty five million Dollars ($25,000,000), excluding cases of Actual Fraud and any breach of the special warranty of title set forth in the Assignment Agreements. Notwithstanding anything in this Agreement to the contrary, except with respect to Seller’s indemnity obligations under Section 11.2(a)(iii) with respect to clause (k) of the definition of “Retained Obligations”, in no event shall Seller be required to indemnify the Buyer Indemnified Parties or otherwise be liable to Buyer or any Buyer Indemnified Party (or any of their successors or assigns) under this Agreement or any Transaction Document, in the aggregate, for an amount of Liabilities exceeding an amount equal to two hundred and five million Dollars ($205,000,000). Further, subject to the foregoing sentence but notwithstanding anything to the contrary contained elsewhere in this Agreement, in no event shall Seller be required to indemnify the Buyer Indemnified Parties or otherwise be liable to Buyer or any Buyer Indemnified Party (or any of their successors or assigns): (i) under Section 11.2(a)(iv)(A) with respect to the Laredo Interpleader Matter as set forth in Schedule 11.3(b) or (ii) under Section 11.2(a)(iv)(B) with respect to the Palo Matter as set forth in Schedule 11.3(b).

(c)            Survival. The Liability of Buyer and Seller for any breach of any of their respective representations and warranties contained in this Agreement shall survive the Closing in accordance with this Section 11.3(c). The representations and warranties contained in Article 4 (other than with respect to the Fundamental Representations and the representations and warranties in Section 4.6), and the representations and warranties contained in Article 5 (other than the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.6, 5.7, 5.8, 5.9 and 5.10), shall, in each case, terminate on a the date that is twelve (12) months after the Closing Date and the representations and warranties of Seller set forth in Section 4.6 shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations for such matters; provided, however, that (i) the Fundamental Representations of Seller shall, in each case, survive without time limit and (ii) the representations and warranties of Buyer set forth in Sections 5.1, 5.2, 5.3, 5.6, 5.7, 5.8, 5.9 and 5.10 shall, in each case, survive without time limit. All Liabilities with respect to a failure to comply with the covenants and agreements of the Parties contained in this Agreement that, (x) by their nature, are to be performed prior to or at Closing, shall not survive the Closing, and (y) by their nature, are to be performed after the Closing, shall survive the Closing until the expiration of the applicable statute of limitations. The special warranty of title set forth in each of the Assignment Agreements shall survive the Closing without time limit and shall be a separate cause of action outside of this Article 11. The Liability of Buyer or Seller, as applicable, under each of their respective representations, warranties, covenants and agreements and the applicable representations, warranties, covenants and agreements shall, in each case, be of no further force and effect after the date of their expiration; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, any claim made by any Party must be made in a Claim Notice delivered to the other Parties (or not at all) on or prior to the expiration of the applicable survival period, if any, of the applicable representation, warranty, covenant or agreement. The indemnities in Sections 11.2(a)(i), 11.2(a)(ii), 11.2(b)(i) and 11.2(b)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. The remainder of this Agreement shall survive the Closing without time limit.

(d)            Schedule Supplement. From time to time after the Execution Date and until the Closing Date, Seller shall have the right, but not the obligation, to add, supplement or amend the Disclosure Schedules to Seller’s representations and warranties with respect to any event or condition that first occurs after the Execution Date (including the addition of Schedules that are responsive to the representations and warranties contained in this Agreement but for which a Schedule is not contemplated as of the Execution Date) (each a “Schedule Supplement”). Notwithstanding the foregoing, (i) for purposes of determining whether the condition to Closing set forth in Section 10.1(a) has been fulfilled and (ii) for purposes of making any claim for indemnification after the Closing, such Schedule Supplement shall be disregarded and the Disclosure Schedules shall be deemed to include only that information contained therein on the Execution Date and such Disclosure Schedules shall be deemed to exclude all information contained in any such Schedule Supplement; provided, however, that Seller shall be entitled to amend Schedule 4.14 with respect to those items previously identified by Buyer to Seller prior to the execution of this Agreement and set forth on Schedule 11.3(d), and any such amendment shall not be disregarded and the Disclosure Schedules shall be deemed to include the information set forth on such amendment, in each case, for purposes of determining whether the condition to Closing set forth in Section 10.1(a) has been fulfilled or for purposes of making a claim for a breach of Seller’s representations and warranties set forth in Section 4.14. For the avoidance of doubt and notwithstanding the foregoing, this Section 11.3(d) shall not permit amendment of Schedules 1(a), 1.1(d), 2.1(f), 2.1(g), 2.2, 3.10(a), 6.1(a), 6.17 or 9.2(a).

(e)            Rescission. Seller and Buyer acknowledge that after the Closing the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained in this Agreement or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

(f)            Mitigation. From and after Closing, each Indemnified Party shall use Reasonable Efforts to mitigate and minimize Liabilities under or in relation to this Agreement upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Liabilities that are indemnifiable under this Article 11. Such Indemnified Party shall not be required to incur material out of pocket expense or material risk to mitigate or minimize any such Liabilities, unless such expense is paid in full in advance by the Indemnifying Party. If an Indemnified Party fails to so mitigate any indemnifiable Liabilities under the preceding sentence, the Indemnifying Party shall have no Liability for any incremental portion of such indemnifiable Liabilities that would reasonably be expected to have been avoided had the Indemnified Party made such efforts. If, any Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to any Liabilities for which an Indemnifying Party has paid any amounts under this Agreement, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party.

(g)            Limitations on Actions.

(i)            For the purposes of determining the Liabilities for which (A) any Party is obligated to indemnify or (B) any of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, is entitled to indemnity under Section 11.2(a)(i) or Section 11.2(b)(i), then, in each case, any qualifiers as to materiality or material adverse effect set forth in such representation or warranty herein shall be disregarded.

(ii)            The representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation or audit made or conducted by or on behalf of, or by reason of any information furnished to, the Indemnified Party (including any of its Representatives), whether before or after the Execution Date or the Closing Date, or by reason of the fact that the Indemnified Party or any of its Representatives knew, was capable of knowing or should have known, at any time (whether before or after the Execution Date or the Closing Date), that any such representation or warranty was or might be inaccurate, or that any such covenant has not been or might not have been complied with, or by reason of the Indemnified Party’s waiver of any condition set forth in Section 10.1 or Section 10.3.

(iii)            The amount of any Liabilities for which an Indemnified Party is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Party or its Affiliate with respect to such Liabilities (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates); provided, however, that no Party shall be required to seek recovery any policy of insurance as a condition to indemnification hereunder.

11.4            Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)            For purposes hereof, (i) the term “Indemnifying Party” when used in connection with particular Liabilities means the Party having an obligation to indemnify another Person or Persons with respect to such Liabilities pursuant to this Agreement and (ii) the term “Indemnified Party” when used in connection with particular Liabilities means the Person or Persons having the right to be indemnified with respect to such Liabilities by another Person or Persons pursuant to this Agreement.

(b)            Third Party Claim. To make a claim for indemnification under this Agreement, an Indemnified Party shall notify the Indemnifying Party of its claim hereunder, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event of a claim for indemnification that is based upon a claim asserted against an Indemnified Party by a Third Party (a “Third Party Claim”), the Indemnified Party shall promptly after the Indemnified Party has actual knowledge of the Third Party Claim (i) notify the Indemnifying Party in writing of the Third Party Claim and (ii) provide its Claim Notice, including a copy of all papers served with respect to such claim (if any). Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.

(c)            Indemnifying Party. In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the relevant Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend the Indemnified Party with respect to such Third Party Claim at the sole cost and expense of the Indemnifying Party. If the Indemnifying Party admits liability with respect to such Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period regarding whether the Indemnifying Party admits or denies its obligation to defend the Indemnified Party, then the Indemnified Party shall have the right to defend against the Third Party Claim as provided in Section 11.4(d). The Indemnified Party is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party (if such Indemnified Party is entitled to indemnity hereunder for such matters), to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party of its desire to defend the Indemnified Party against such Third Party Claims in accordance with the foregoing, then such Indemnifying Party (the “Assuming Indemnifying Party”) shall have the right and the obligation to diligently defend, at its sole cost and expense such Third Party Claim (with counsel reasonably acceptable to the Indemnified Party), subject to the other provisions of this Section 11.3 and so long as all of the Litigation Conditions remain satisfied. The Assuming Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Assuming Indemnifying Party shall not settle any Third Party Claim or consent to the entry of any judgment with respect thereto, in each case, without the prior written consent of the Indemnified Party, that (i) does not result in a final, non-appealable resolution of the Indemnified Party’s liability with respect to the Third Party Claim (including, in the case of a settlement, a written complete and unconditional general release by the Third Party asserting the claim to all Indemnified Parties affected by the claim) or (ii) may materially and adversely affect the Indemnified Party or its Affiliates (other than as a result of money damages covered by the indemnity). If requested by the Assuming Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Assuming Indemnifying Party (assuming the Indemnified Party is entitled to indemnity under for such matters), to cooperate with the Assuming Indemnifying Party and its counsel in contesting any Third Party Claim which the Assuming Indemnifying Party elects to contest; provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross-complaint against any Person, or incur any cost, expense or liabilities or forego any benefits. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Assuming Indemnifying Party pursuant to this Section 11.4(c), and except in accordance with the preceding sentence the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(d)            Indemnified Party. If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 11.4(c) or if the Indemnifying Party so elects to defend the Indemnified Party but fails to diligently defend, prosecute or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, if the Indemnified Party is entitled to indemnification hereunder, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its obligation to indemnify the Indemnified Party and assume the defense of the Third Party Claim at any time prior to settlement or final, non-appealable determination thereof. If settlement has been offered and the Indemnifying Party has not yet admitted its obligation to provide indemnification with respect to the Third Party Claim, then the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to either (i) admit in writing its obligation to provide indemnification with respect to such Third Party Claim and (ii) if its obligation is so admitted, consent to or reject, in its reasonable judgment, the proposed settlement. If the Indemnified Party settles any Third Party Claim over the objection of the Indemnifying Party after the Indemnifying Party has timely admitted its obligation for indemnification in writing (or is deemed to be obligated to indemnify such Indemnified Party pursuant to Section 11.4(c) or this Section 11.3(b)), the Indemnified Party shall be deemed to have waived any right to indemnity therefor.

(e)            Direct Claim. In the case of a claim for indemnification on account of Liabilities that do not result from a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admits its obligation to provide indemnification with respect to such Liabilities or (iii) dispute the claim for such indemnification. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it admits its obligation to provide indemnification for the claim, the Indemnifying Party shall be conclusively deemed to have disputed the claim such indemnification hereunder.

11.5            Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER BUYER, NOR SELLER SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY (a) PUNITIVE OR EXEMPLARY DAMAGES OR (b) LOST PROFITS OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, EXCEPT IN EACH CASE OF THE FOREGOING CLAUSES (a) AND (b), TO THE EXTENT ANY SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY AND SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER.

11.6            Waivers and Disclaimers.

(a)            Defects. Except as and to the extent expressly set forth in Article 4 and the other Transaction Documents (including the special warranty of title set forth in each of the Assignment Agreements), or in the certificate of Seller to be delivered at Closing pursuant to Section 10.2(c), the Assets are being conveyed and assigned to and accepted by Buyer in their present status, condition and state of repair, “as is, where is” with all faults and defects, without any representation, or warranty of any kind or nature, express, implied or statutory, including, but not limited to, warranties of marketability, quality, condition, conformity to samples, merchantability and/or fitness for a particular purpose, all of which are expressly disclaimed and negated by Seller and waived by Buyer (other than the representations and warranties of Seller set forth in Article 4 and the other Transaction Documents (including the special warranty of title set forth in each of the Assignment Agreements), or in the certificate of Seller to be delivered at Closing pursuant to Section 10.2(c)). Buyer recognizes that the Assets have been used for oil and gas drilling, production, gathering, pipeline, transportation, storage and related operations. Physical changes in the Assets and in the Lands may have occurred as a result of Seller’s and its predecessors’ prior uses. The occurrence of the Closing shall evidence that Buyer shall have inspected prior to Closing (or shall have waived its right to inspect prior to Closing) the Leases and the associated premises included in the Assets and satisfied itself as to their physical and environmental condition, both surface and subsurface, and that subject to (i) the representations and warranties of Seller set forth in Article 4 and the other Transaction Documents (including the special warranty of title set forth in each of the Assignment Agreements), or in the certificate of Seller to be delivered at Closing pursuant to Section 10.2(c), (ii) Buyer’s rights under Article 9 and (iii) Seller’s indemnity obligations pursuant to Section 11.2(a)(i) with respect to Section 4.12, Buyer shall be deemed to be taking the Assets “as is” and “where is” for all purposes (including purposes of their environmental condition).

(b)            Additional Disclaimers. Other than the representations and warranties of Seller set forth in Article 4 and the other Transaction Documents (including the special warranty of title set forth in each of the Assignment Agreements), or in the certificate of Seller to be delivered at Closing pursuant to Section 10.2(c), Seller expressly disclaims and negates, and Buyer hereby waives, any Liability or responsibility of Seller for, (i) all representations and warranties, express or implied, at law or in equity, and (ii) any statement or information orally or in writing made or communicated to Buyer or any of its Representatives, including but not limited to, (A) any statement or information orally or in writing made or communicated to Buyer or any of its Representatives by any Representative of Seller or any of its Affiliates, (B) as to the accuracy, materiality or completeness of any data or records made available to Buyer with respect to the Assets, or (C) concerning the quality or quantity of Hydrocarbon reserves, if any, attributable to the Assets, or the ability of the Assets to produce Hydrocarbons, or the product prices which Buyer is or will be entitled to receive from the sale of any such Hydrocarbons.

11.7            Exclusive Remedy and Release. Without limiting a Party’s rights pursuant to the special warranty of title in each of the Assignment Agreements (but any claims with respect to the special warranty of title in each of the Assignment Agreements shall be subject to the limitations in the last sentence of Section 11.3(b)), except in the case of Actual Fraud, the indemnification remedies set forth in this Article 11, Section 6.2(c), Section 8.6, and Section 9.2(b)(ii) shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any and all claims (whether arising before or after Closing) relating to the subject matter of this Agreement, the Assets or Seller’s ownership or operation of the Assets or the condition of the Assets, including statutory or other claims arising under any Law and rights under insurance policies issued or underwritten by the other Party or any of its Affiliates.

11.8            Express Negligence Rule. The indemnification and waiver provisions in this agreement shall be enforceable regardless of whether any Person (including the Person from whom indemnification is sought) alleges or proves the sole, joint, concurrent, contributory or comparative negligence OR OTHER FAULT of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification. Buyer and Seller acknowledge that this statement complies with the express negligence rule and is conspicuous.

11.9            Tax Treatment of Post-Closing Payments. The Parties agree that any payments made by one Party to the other Party pursuant to this Article 11 shall be treated for all Tax purposes as an adjustment to the purchase price for the Assets unless otherwise required by applicable Law.

Article 12
Termination

12.1            Termination. At any time prior to the Closing, this Agreement may be terminated:

(a)            by the mutual consent of Buyer and Seller as evidenced in writing signed by each of Buyer and Seller;

(b)            by either Buyer or Seller, upon Notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(c)            by Buyer (provided Buyer is not in breach of this Agreement such that such breach together with all other breaches by Buyer has prevented or would be reasonably likely to prevent the satisfaction of any condition to the obligations of Seller at the Closing), upon Notice to Seller, if there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement that has prevented or would be reasonably expected to prevent the satisfaction of any condition to the obligations of Buyer at the Closing or if there has been a material breach by Seller of a covenant or agreement to be performed by Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller on or prior to the earlier of (i) the date that is thirty (30) days after Seller’s receipt of Notice thereof from Buyer or (ii) the Outside Date;

(d)            by Seller (provided Seller is not in breach of this Agreement such that such breach together with all other breaches by Seller has prevented or would be reasonably likely to prevent the satisfaction of any condition to the obligations of Buyer at the Closing), upon Notice to Buyer, if there has been a material breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement that has prevented or would be reasonably likely to prevent the satisfaction of any condition to the obligations of Seller at the Closing or if there has been a material breach by Buyer of a covenant or agreement to be performed by Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer on or prior to the earlier of (i) the date that is thirty (30) days after Buyer’s receipt of Notice thereof from Seller or (ii) the Outside Date;

(e)            by Seller (provided Seller is not in breach of this Agreement such that such breach together with all other breaches by Seller has prevented or will prevent the satisfaction of any condition to the obligations of Buyer at the Closing), upon Notice from Seller to Buyer if the transactions contemplated at the Closing have not been consummated by the Outside Date;

(f)            by Buyer (provided Buyer is not in breach of this Agreement such that such breach together with all other breaches by Buyer has prevented or will prevent the satisfaction of any condition to the obligations of Seller at the Closing), upon written notice from Buyer to Seller if the transactions contemplated at the Closing have not been consummated by the Outside Date; or

(g)            by Seller, upon written notice from Seller to Buyer if Buyer does not deliver to Seller the Deposit within the time period provided in Section 3.4.

12.2            Effect of Termination.

(a)            If this Agreement is terminated pursuant to Section 12.1, (i) this Agreement shall become void and of no further force or effect (except for the provisions of Section 1.2, Section 6.2(c), Section 6.6, Section 11.5, this Article 12, Article 13, Article 14 (other than Section 14.3) and any applicable definitions set forth in Section 1.1, all of which shall survive and continue in full force and effect indefinitely) and (ii) without limitation of any rights and obligations of the Parties pursuant to the provisions of this Agreement that survive termination under clause (i), except with respect to the termination of this Agreement by Seller pursuant to Section 12.1(g) (in which case Seller shall be entitled to seek all available rights and remedies at law or in equity), (A) there shall be no liability under this Agreement on the part of any member of the Buyer Indemnified Parties or the Seller Indemnified Parties except as expressly set forth in this Section 12.2 and (B) the sole remedies of the Parties with respect to such a termination of this Agreement shall be those set forth in Section 12.2(b), Section 12.2(c) and Section 12.2(d) below; provided, however, that the Confidentiality Agreement shall not be affected by a termination of this Agreement.

(b)            In the event that Seller has the right to terminate this Agreement pursuant to Section 12.1(d) or Section 12.1(e) because a condition set forth in Section 10.3(a) has not been satisfied and (i) all of the conditions set forth in Section 10.1 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Buyer in writing) (unless the failure to satisfy such condition arises from the action or inaction by Buyer or any member of the Buyer Indemnified Parties), and (ii) Seller is ready, willing and able to perform its obligations under Section 10.2, then, in such event, Seller shall be entitled to elect in writing, in its sole discretion, to either (A) seek specific performance of this Agreement by Buyer or (B) terminate this Agreement pursuant to Section 12.1(d) or Section 12.1(e), as applicable, and retain the Performance Deposit for the sole account and use of Seller as liquidated damages, all other remedies being expressly waived by Seller. Seller and Buyer acknowledge and agree that (1) the Performance Deposit is a fair and reasonable estimate by the Parties of the actual damages of Seller and (2) such liquidated damages do not constitute a penalty. With respect to the circumstances in which this Section 12.2(b) applies, nothing herein shall be construed to prohibit Seller from first seeking specific performance under subpart (A) of this Section 12.2(b), but thereafter terminating this Agreement, in lieu of prosecuting its claim for specific performance, and retaining the Performance Deposit as provided in subpart (B) of this Section 12.2(b).

(c)            In the event that Buyer has the right to terminate this Agreement pursuant to Section 12.1(c) or Section 12.1(f) because a condition set forth in Section 10.1(a) has not been satisfied and (i) all of the conditions set forth in Section 10.3 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Seller in writing) (unless the failure to satisfy such condition arises from the action or inaction by Seller or any member of the Seller Indemnified Parties), and (ii) Buyer is ready, willing and able to perform its obligations under Section 10.4, then, in such event, Buyer shall be entitled to elect in writing, to either (A) seek specific performance of this Agreement by Seller or (B) terminate this Agreement pursuant to Section 12.1(c) or Section 12.1(f), as applicable, in which case Buyer shall be entitled to (1) receive from Seller an amount equal to the Performance Deposit and (2) seek direct damages up to an amount not to exceed the amount of the Performance Deposit as liquidated damages (but in all cases, subject to Section 11.5), all other remedies being expressly waived by Buyer. No later than three (3) Business Days following the date this Agreement is terminated in accordance with this Section 12.2(c), Seller shall pay to Buyer, by wire transfer of immediately available funds to the account or accounts to be specified by Buyer in writing, an amount equal to the Performance Deposit. With respect to the circumstances in which this Section 12.2(c) applies, nothing herein shall be construed to prohibit Buyer from first seeking specific performance under subpart (A) of this Section 12.2(c), but thereafter terminating this Agreement pursuant to subpart (B) above and, in lieu of prosecuting its claim for specific performance, receiving the amount noted in subpart (1) of this Section 12.2(c) and seeking any actual direct damages available to Buyer pursuant to subpart (2) of this Section 12.2(c).

(d)            If this Agreement is terminated for any reason other than the reasons set forth in Section 12.2(b) and Section 12.2(c), then within three (3) Business Days of such termination of this Agreement, Seller shall pay to Buyer, by wire transfer of immediately available funds to an account or accounts to be specified by Buyer in writing, an amount equal to the Performance Deposit.

It is expressly stipulated by the Parties that the actual amount of damages resulting from any termination of the type set forth in Section 12.2(b) or Section 12.2(c) would be difficult to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the Parties hereby agree and acknowledge that the amount of the Performance Deposit hereunder represents a reasonable estimate of the minimum amount of damages that the applicable Party would suffer as a result of such a termination.

Article 13
Governing Law; Venue

13.1            Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Texas, without regard to the Laws that might be applicable under conflicts of laws principles.

13.2            Venue. Except with respect to any dispute, claim or controversy to be determined by the Accounting Referee pursuant to Section 3.8, the Defect Referee pursuant to Section 8.7 or the Environmental Referee pursuant to Section 9.3, each Party consents to personal jurisdiction in any action brought in the United States federal and state courts located in the State of Texas with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action with respect to any such dispute, controversy, or claim will be determined exclusively in a state or federal district court located in Harris County, Texas. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.

13.3            Waiver of Trial by Jury. EACH OF THE PARTIES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY OTHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Article 14
Other Provisions

14.1            Notices. All notices and other communications that are required or that may be given pursuant to this Agreement (including notices to change the below information) (“Notice” or “Notices”) shall be (a) sufficient in all respects if given in writing, in English, and delivered by recognized courier service (including registered or certified mail or by overnight delivery, including by Federal Express) or by facsimile to the Party to be noticed pursuant to the contact information below that corresponds with the applicable form of notice and (b) deemed received when actually delivered (as reflected by the courier’s receipt, evidence of delivery or written confirmation of successful transmission, as applicable):

If to Buyer, to:

Laredo Petroleum, Inc.
15 W. Sixth Street, Suite 900
Tulsa, Oklahoma 74119
Attention:	Bryan Lemmerman,
Senior Vice President & Chief Financial Officer
Mark Denny, Senior Vice President & General Counsel
Email:	bryan.lemmerman@laredopetro.com
mdenny@laredopetro.com

With a copy to:

Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, Texas 77002
Attention: James L. Rice III

Email: jrice@sidley.com

and

Sidley Austin LLP
2021 McKinney Avenue, Suite 2000
Dallas, Texas 75201
Attention: Jeremy Pettit; John Brannan III

Email: jpettit@sidley.com; jbrannan@sidley.com

If to Seller, to:

Pioneer Natural Resources USA, Inc.
5205 North O’Connor, Suite 200
Irving, Texas 75039-3746
Attention: Chris Paulsen, VP – Business Development
Facsimile: 972-969-3518

Email: chris.paulsen@pxd.com

Pioneer Natural Resources USA, Inc.
5205 North O’Connor, Suite 200
Irving, Texas 75039-3746

Attention: Brandon Lakatta, VP-Land
Facsimile: 972-969-5153

Email: brandon.lakatta@pxd.com

With a copy to:

Pioneer Natural Resources USA, Inc.

5205 North O’Connor, Suite 200

Irving, Texas 75039-3746

Attention: Mark Kleinman, Executive Vice President, General Counsel and Assistant Secretary

Facsimile: 972-969-3552

Email: general.counsel@pxd.com

or to such other address or addresses as the Parties may from time to time designate in writing.

14.2            Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party and any assignment made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

14.3            Like-Kind Exchange. Notwithstanding Section 14.2, Buyer and Seller hereby agree that either Party, at its sole expense, may elect to structure this transaction as a like-kind exchange under Section 1031 of the Code (a “Like-Kind Exchange”) with respect to the Assets at any time prior to Closing. Seller, at its expense, shall have the right at any time prior to the Closing to assign all or a portion of its rights under this Agreement to a “qualified intermediary” (as that term is defined in Treasury Regulations Section 1.1031(k)-1(g)(4)(iii)) or an “exchange accommodation titleholder” (as that term is defined in Revenue Procedure 2000-37, 2000-2 C.B. 308) in order to effectuate the transactions contemplated hereby at such Closing in a manner that will qualify, either in whole or in part, as a Like-Kind Exchange. Likewise, Buyer, at its expense, shall have the right at any time prior to the Closing to assign all or a portion of its rights under this Agreement to a qualified intermediary or an exchange accommodation titleholder for the same purpose. In the event that either Party assigns its rights under this Agreement pursuant to this Section 14.3, such Party agrees to notify the other Party in writing of such assignment on or before the Closing Date. Buyer and Seller agree to cooperate to the extent reasonably requested by the other Party in order to effectuate the transactions contemplated hereby as a Like-Kind Exchange; provided that (a) the Closing shall not be delayed or affected by reason of the Like-Kind Exchange; (b) Seller shall indemnify Buyer against any additional costs, damages or liabilities directly incurred by Buyer on account of Seller’s consummation of the transaction through a Like-Kind Exchange; (c) Buyer shall indemnify Seller against any additional costs, damages or liabilities directly incurred by Seller on account of Buyer’s consummation of the transaction through a Like-Kind Exchange; and (d) Buyer shall not be required to take title to any property other than the Assets in connection with the Like-Kind Exchange. Buyer and Seller acknowledge and agree that any assignment of rights under this Agreement to a qualified intermediary or any exchange accommodation titleholder shall not release either Party from, or modify, any of its Liabilities to the other Party under this Agreement, and that no Party represents to the other Party that any particular Tax treatment will be given to either Party as a result thereof. In no event will either Party be liable to the other Party for any failure of any transaction to qualify for a Like-Kind Exchange. Notwithstanding anything in this Agreement to the contrary, the indemnification obligations in this Section 14.3 shall not be subject to limitation pursuant to Section 11.3(a).

14.4            Rights of Third Parties. Notwithstanding anything contained in this Agreement to the contrary, nothing expressed or implied in this Agreement or in any other Transaction Document is intended or shall be construed to confer upon or give any Person, other than the Parties (and their respective successors and permitted assigns), or the Parties’ respective related Indemnified Parties hereunder, any right or remedies under or by reason of this Agreement or the Transaction Documents; provided that only a Party (and its respective successors and permitted assigns) will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

14.5            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any .pdf or other electronic transmission hereof or signature hereon shall, for all purposes, be deemed originals.

14.6            Entire Agreement. This Agreement (together with the Disclosure Schedules and Exhibits to this Agreement), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

14.7            Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Each disclosure in the Disclosure Schedules shall be deemed to qualify each of the representations and warranties of Seller or Buyer (as applicable) to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other representations and warranties. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller or Buyer (as applicable), in and of itself, that such information is material to or outside the ordinary course of the business of Seller or required to be disclosed on the Disclosure Schedules.

14.8            Amendments. Except as provided in Section 11.3(c), this Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

14.9            Publicity.

(a)            In addition to the obligations under the Confidentiality Agreement, prior to Closing, all press releases or other public announcement of any nature whatsoever relating to the existence of this Agreement, the contents hereof or the transactions contemplated hereby, and the method of the release for publication thereof, shall be subject to the prior written consent of both Buyer and Seller (not to be unreasonably withheld, conditioned or delayed); provided, however, that nothing herein shall restrict disclosures by Buyer, Seller or their respective Affiliates (i) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (ii) that are necessary for a Party to perform this Agreement (including to Governmental Authorities and Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents or other rights that may be applicable to the transactions contemplated by this Agreement), (iii) that are necessary for a Party to enforce its rights under this Agreement or to defend any claim brought or threatened by any other Party or such Party’s Affiliates; (iv) made to Representatives, or (v) that such Party has given the other Party a reasonable opportunity to review prior to the making of such disclosure, and no objection is raised by the non-disclosing Party within one (1) day of the non-disclosing Party’s receipt of the proposed disclosure; and, provided, further, that the Parties acknowledge and agree that Buyer’s Form 8-K to be filed in connection with the execution of this Agreement, and the information to be furnished therewith (including the press release and investor presentation to be attached thereto), have been provided to and reviewed by Seller, that Seller is deemed to have given its written consent with respect thereto. In the case of disclosure described under clauses (i), (ii), and (v) of this Section 14.9(a), each Party shall use its Reasonable Efforts to consult with the other Party regarding the contents of any such disclosure, release or announcement prior to making such disclosure, release or announcement. To the extent that the foregoing provisions of this Section 14.9(a) conflict with the provisions of the Confidentiality Agreement, the provisions of this Section 14.9(a) shall prevail and control to the extent of such conflict.

(b)            From and after the Closing Date until the date that is two (2) years after the Closing Date, Seller shall (and shall direct its Affiliates and its and their respective Representatives to) keep confidential and not disclose any of the Records of which Seller retained copies (the “Restricted Information”), except as and to the extent permitted by the terms of this Agreement or the instruments delivered or entered into at the Closing. Such obligation shall not apply to any information that is (i) in the public domain as of the Closing Date, (ii) published or otherwise becomes part of the public domain through no fault of Seller, its Affiliates or its or their respective Representatives in violation of this Section 14.9(b) after the Closing Date or (iii) becomes available to Seller or any of its Affiliates from a source that, to Seller’s or such Affiliate’s knowledge, did not acquire such information (directly or indirectly) on a confidential basis. Notwithstanding the foregoing, Seller may make disclosures (A) to its Representatives, its Affiliates and each of their respective Representatives (in each case, to the extent bound by confidentiality obligations), (B) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (C) as required by any Governmental Authority, (D) in connection with disputes or claims hereunder or under any of the Transaction Documents, (E) in connection with any of Seller’s Tax filings or any regulatory filings with any Governmental Authorities that Seller makes with respect to its general business or any of its assets or (F) as otherwise required under any of Seller’s Debt Instruments; provided, however, that with respect to clause (C) above, in the event that a Governmental Authority issues a subpoena which requires a disclosure of Restricted Information, Seller, to the extent practicable and permitted by Law, shall provide Buyer with prompt notice of any such disclosure required by a Governmental Authority so that Buyer, at its sole cost and expense, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 14.9(b). In the event that such protective order or other remedy is not obtained or Buyer waives compliance with the provisions of this Section 14.9(b), Seller shall, or shall cause the Person required to disclose such Restricted Information to, furnish only that portion of the information that such Person is legally required to disclose.

(c)            The Parties agree that neither Buyer nor Seller may have an adequate remedy at law if any of the foregoing Persons violate (or threaten to violate) any of the terms of this Section 14.9. In such event, Buyer or Seller, as applicable, shall have the right, in addition to any other it may have, to seek injunctive relief to restrain any breach or threaten breach of the terms of this Section 14.9.

14.10            Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. In addition, any such invalid or unenforceable provision shall be replaced by a provision that comes closest to the business objective intended by such invalid or unenforceable provision without being invalid or unenforceable itself.

14.11            Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

14.12            Joint and Several Liability. Seller agrees and acknowledges that each of PXD, DEM, PM and PE shall be jointly and severally liable for the obligations of Seller under this Agreement.

14.13            Time of the Essence. Time is of the essence in this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the Execution Date.

BUYER:

LAREDO PETROLEUM, INC.

By:	/s/ M. Jason Pigott
Name:	M. Jason Pigott
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

SELLER:

PIONEER NATURAL RESOURCES USA, INC.

By:	/s/ Mark H. Kleinman
Name:	Mark H. Kleinman
Title:	Executive Vice President, General Counsel and Assistant Secretary

DE MIDLAND III LLC

By:	/s/ Mark H. Kleinman
Name:	Mark H. Kleinman
Title:	Executive Vice President and Assistant Secretary

PARSLEY MINERALS, LLC

By:	/s/ Mark H. Kleinman
Name:	Mark H. Kleinman
Title:	Executive Vice President and Assistant Secretary

PARSLEY ENERGY, L.P.

By:	Parsley GP, LLC, its general partner

By:	/s/ Mark H. Kleinman
Name:	Mark H. Kleinman
Title:	Executive Vice President and Assistant Secretary

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

Exhibit G

Exhibit Version

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021 (the “Closing Date”), is entered into by and among Laredo Petroleum, Inc., a Delaware corporation (the “Company”), and Pioneer Natural Resources USA, Inc., a Delaware corporation (the “Investor”), and the other Holders (as defined below) from time to time parties hereto.

RECITALS

WHEREAS, this Agreement is being entered into pursuant to, and in connection with the closing of the transactions contemplated by, that certain Purchase and Sale Agreement, dated as of September 17, 2021, by and between the Company, as purchaser, and the Investor, DE Midland III, LLC, a Delaware limited liability company, Parsley Minerals, LLC, a Texas limited liability company, and Parsley Energy, L.P., a Texas limited partnership, collectively, as seller (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”);

WHEREAS, on the Closing Date, in connection with the closing of the transactions contemplated by the Purchase Agreement, the Company has issued to the Investor 959,691 shares (the “Issued Shares”) of Common Stock (as defined herein) in accordance with the terms of the Purchase Agreement;

WHEREAS, resales by the Holders of the Issued Shares may be required to be registered under the Securities Act (as defined herein) and applicable state securities laws, depending on the status of the Holders or the intended method of distribution of the Issued Shares; and

WHEREAS, the Company and the Holders have agreed to enter into this Agreement pursuant to which the Company hereby grants the Holders certain registration rights under the Securities Act and other rights with respect to the Registrable Securities (as defined herein) in furtherance of the foregoing.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND REFERENCES

As used herein, the following terms shall have the following respective meanings:

“Adoption Agreement” means an Adoption Agreement substantially in the form attached hereto as Exhibit A.

“Affiliate” means (a) as to any Person, other than an individual Holder, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and (b) as to any individual, (i) any Relative of such individual, (ii) any trust whose primary beneficiaries are one or more of such individual and such individual’s Relatives, (iii) the legal representative or guardian of such individual or any of such individual’s Relatives if one has been appointed and (iv) any Person controlled by any one or more of such individual and the Persons referred to in clauses (i), (ii) or (iii) above. As used in this Agreement, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

“Agreement” has the meaning set forth in the introductory paragraph.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any other day on which banking institutions in the State of Texas or the State of New York are authorized or required to be closed by law or governmental action.

“Closing Date” has the meaning set forth in the introductory paragraph.

“Commission” means the Securities and Exchange Commission or any successor governmental agency.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the introductory paragraph.

“Company Securities” means, with respect to any Shelf Underwritten Offering or Piggyback Underwritten Offering, the shares of Common Stock that the Company proposes to include in such Underwritten Offering for its own account.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Existing Holders” means the “Holders” as defined in the Sabalo Registration Rights Agreement.

“Existing Holder Securities” means the “Holder Securities” as defined in the Sabalo Registration Rights Agreement.

“Holder” means any record holder of Registrable Securities.

“Holder Securities” means (a) with respect to any Shelf Underwritten Offering, the Registrable Securities requested to be included in such Shelf Underwritten Offering by the Requesting Holders and the Shelf Piggybacking Holders and (b) with respect to any Piggyback Underwritten Offering, the Registrable Securities requested to be included in such Piggyback Underwritten Offering by the Piggybacking Holders.

“Indemnified Party” has the meaning set forth in Section 3.3.

“Indemnifying Party” has the meaning set forth in Section 3.3.

2

“Investor” has the meaning set forth in the introductory paragraph.

“Issued Shares” has the meaning set forth in the recitals.

“Losses” has the meaning set forth in Section 3.1.

“Majority Holders” means, at any time, the Holder or Holders of more than fifty percent (50%) of the Registrable Securities at such time.

“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

“Opt-Out Holder” means a Holder that has delivered to the Company an Opt-Out Notice, and has not revoked such Opt-Out Notice, pursuant to Section 2.10.

“Opt-Out Notice” has the meaning set forth in Section 2.10.

“Permitted Transferee” means (a) with respect to the Investor or any other Person described in this clause (a) that becomes a Holder, (i) any of the direct or indirect partners, stockholders or members of the Investor or (ii) any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are a Person described in the foregoing clause (i) or Relatives of such a Person, and (b) with respect to any Holder, any Affiliate of such Holder.

“Person” means any individual, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Piggyback Underwritten Offering” has the meaning set forth in Section 2.4(a).

“Piggybacking Holder” has the meaning set forth in Section 2.4(a).

“Proceeding” means an action, claim, suit, arbitration, or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchase Agreement” has the meaning set forth in the recitals.

“Registrable Securities” means (a) the Issued Shares and (b) any securities issued or issuable with respect to the Issued Shares by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise; provided, however, that a Registrable Security shall cease to be a Registrable Security when (i) such Registrable Security has been disposed of pursuant to an effective Registration Statement, (ii) such Registrable Security has been disposed of under Rule 144 or any other exemption from the registration requirements of the Securities Act as a result of which the Transferee thereof does not receive “restricted securities” as defined in Rule 144, or (iii) (1) such Registrable Security and all other Registrable Securities held by the Holder of such Registrable Security are freely tradeable by such Holder without volume or other limitations or requirements under Rule 144 and (2) such Holder and its Affiliates collectively hold less than three percent (3%) of the outstanding shares of Common Stock.

3

“Registration Expenses” means all fees and expenses incurred by the Company in complying with Article II, including, without limitation, all registration and filing fees, printing expenses, road show expenses, fees and disbursements of counsel and independent public accountants and independent reserve engineers for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, and the reasonable fees and disbursements of one special legal counsel to represent all Holders in an applicable Shelf Underwritten Offering or Piggyback Underwritten Offering not to exceed $50,000 per Shelf Underwritten Offering or Piggyback Underwritten Offering, but excluding any Selling Expenses.

“Registration Statement” means any registration statement of the Company filed or to be filed with the Commission under the Securities Act, including the related prospectus, amendments, and supplements to such registration statement, and including pre- and post-effective amendments and all exhibits and all material incorporated by reference in such registration statement.

“Relative” means, with respect to any individual: (a) such individual’s spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling of such individual or any lineal descendant of any such sibling (in each case whether by blood or legal adoption), and (c) the spouse of an individual person described in clause (b) of this definition.

“Requesting Holders” has the meaning set forth in Section 2.2(a).

“Required Shelf Filing Date” means the fifth (5th) Business Day after the Closing Date.

“Sabalo Registration Rights Agreement” means that certain registration rights agreement dated July 1, 2021, by and among the Company, Sabalo Energy, LLC, a Texas limited liability company, and Shad Permian, LLC, a Delaware limited liability company.

“Section 2.2 Maximum Number of Shares” has the meaning set forth in Section 2.2(c).

“Section 2.4 Maximum Number of Shares” has the meaning set forth in Section 2.4(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities, and (c) costs or expenses related to any roadshows conducted in connection with the marketing of any Shelf Underwritten Offering.

“Selling Holder” means a Holder selling Registrable Securities pursuant to a Registration Statement.

“Shelf Piggybacking Holder” has the meaning set forth in Section 2.2(b).

4

“Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

“Shelf Underwritten Offering” has the meaning set forth in Section 2.2(a).

“Shelf Underwritten Offering Request” has the meaning set forth in Section 2.2(a).

“Suspension Period” has the meaning set forth in Section 2.3.

“Transfer” means any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. “Transfer,” when used as a verb, and “Transferee” and “Transferor” have correlative meanings.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Common Stock are sold to an underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Offering Filing” means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) or (ii) a Registration Statement, in each case relating to such Piggyback Underwritten Offering.

“WKSI” means a “well-known seasoned issuer” as such term is defined in Rule 405.

Section 1.2      References. In this Agreement, unless otherwise expressly indicated, (a) each reference to an Article or Section is to the applicable Article or Section of this Agreement; (b) the terms “herein”, “hereunder”, “hereof” or terms of similar import refer to this Agreement as a whole and not to any particular Article, Section or other part of this Agreement; (c) references to any Rule are to the applicable rule promulgated under the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule; and (d) references to any statute, rule or regulation (or to any particular section or other part of any of the foregoing) include (i) such statute, rule or regulation (or part thereof) as amended and in effect from time to time and (ii) any successor statute, rule or regulation (or part thereof) to such statute, rule or regulation (or part thereof).

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ARTICLE II
REGISTRATION RIGHTS

Section 2.1      Shelf Registration.

(a)            As soon as practicable after the Closing Date, and in any event on or prior to the Required Shelf Filing Date, the Company shall prepare and file a “shelf” registration statement under the Securities Act to permit the resale of all of the Registrable Securities by the Holders from time to time as permitted by Rule 415 (such Registration Statement and any other Registration Statement contemplated by Section 2.1(b) or Section 2.1(c), the “Shelf Registration Statement”). The Company shall use its reasonable best efforts to cause the Shelf Registration Statement to become or be declared effective as soon as practicable after the filing thereof; provided, however, that, if the Company is a WKSI at the time of filing of the Shelf Registration Statement, the Shelf Registration Statement shall be an automatic shelf registration statement that becomes effective upon filing with the Commission pursuant to Rule 462(e). The Company shall notify the Holders of the effectiveness of the Shelf Registration Statement no later than one (1) Business Day after the Shelf Registration Statement becomes or is declared effective.

(b)            The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities pursuant to Rule 415; provided, however, that if the Company has filed the Shelf Registration Statement on Form S-1 and subsequently becomes eligible to use Form S-3 or any equivalent or successor form, the Company shall (i) file a post-effective amendment to the Shelf Registration Statement converting such Registration Statement on Form S-1 to a Registration Statement on Form S-3 or any equivalent or successor form or (ii) file a new Shelf Registration Statement on Form S-3 or any equivalent or successor form, upon the effectiveness of which the Company may withdraw the Shelf Registration Statement on Form S-1. The Shelf Registration Statement shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. The Shelf Registration Statement shall provide for the distribution or resale pursuant to any method or combination of methods legally available to the Holders.

(c)            The Company shall use its reasonable best efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended as promptly as practicable to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all of the Registrable Securities by the Holders from time to time as permitted by Rule 415 until all of the Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement as to all Holders pursuant to Section 6.1.

(d)            When effective, the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which such statements are made).

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Section 2.2      Underwritten Shelf Offering Requests.

(a)            In the event that any Holder or group of Holders elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expects gross proceeds of at least $15 million from such Underwritten Offering (including proceeds attributable to any Registrable Securities included in such Underwritten Offering by any Shelf Piggybacking Holders), the Company shall, at the request (a “Shelf Underwritten Offering Request”) of such Holder or Holders (in such capacity, the “Requesting Holders”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of equity securities with the underwriter or underwriters selected by the Company (provided that each such underwriter shall be a nationally recognized investment banking firm reasonably acceptable to the Requesting Holders holding a majority of the shares of Common Stock requested to be included in such Underwritten Offering by the Requesting Holders) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Requesting Holders in order to expedite or facilitate the disposition of such Registrable Securities and, subject to Section 2.2(c), the Registrable Securities requested to be included by any Shelf Piggybacking Holder (a “Shelf Underwritten Offering”); provided, however, that the Company shall have no obligation to facilitate or participate in more than one (1) Shelf Underwritten Offerings during any 12-month period (and no more than one Shelf Underwritten Offering in any 90-day period).

(b)            If the Company receives a Shelf Underwritten Offering Request, it will give written notice of such proposed Shelf Underwritten Offering to each Holder (other than the Requesting Holders and any Opt-Out Holder), which notice shall include the anticipated filing date of the related Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Shelf Underwritten Offering, and of such Holders’ rights under this Section 2.2(b). Such notice shall be given promptly (and in any event at least five (5) Business Days before the filing of the Underwritten Offering Filing or two (2) Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Shelf Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company and the Requesting Holder that the giving of notice pursuant to this Section 2.2(b) would adversely affect the offering, no such notice shall be required (and such Holders (other than the Requesting Holders) shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering). If such notice is delivered pursuant to this Section 2.2(b), each such Holder shall then have two (2) Business Days (or one (1) Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.2(b) to request inclusion of Registrable Securities in the Shelf Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Shelf Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Shelf Underwritten Offering.

(c)            If the Managing Underwriter of the Shelf Underwritten Offering shall inform the Requesting Holders of its good faith belief that the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by the Holders (and any other shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering) would materially and adversely affect such offering, then the Company shall include in the applicable Underwritten Offering Filing, to the extent of the total number of shares of Common Stock that the Requesting Holders are so advised can be sold in such Shelf Underwritten Offering without so materially adversely affecting such offering (the “Section 2.2 Maximum Number of Shares”), Registrable Securities in the following priority:

(i)            first, the Holder Securities, pro rata among the Holders based on the number of Registrable Securities each requested to be included, and

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(ii)            second, to the extent that the number of Holder Securities is less than the Section 2.2 Maximum Number of Shares, the shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Shelf Underwritten Offering).

(d)            The Requesting Holders shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.3.

(e)            Each Holder shall have the right to withdraw its Registrable Securities from the Shelf Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto for any or no reason whatsoever by giving written notice to the Company of its request to withdraw and (i) if such withdrawal relates to a Shelf Underwritten Offering impacted by pro-rationing under Section 2.4 or a Suspension Period, then the Shelf Underwritten Offering so withdrawn shall no longer be considered a Shelf Underwritten Offering (including, without limitation, for purposes of the Shelf Underwritten Offering limits imposed pursuant to Section 2.2(a)), or (ii) if such withdrawal relates to a Shelf Underwritten Offering other than one described in foregoing clause (i), then the Shelf Underwritten Offering so withdrawn shall no longer be considered a Shelf Underwritten Offering (including, without limitation, for purposes of the Shelf Underwritten Offering limits imposed pursuant to Section 2.2(a)) only if the Requesting Holders shall have paid all Registration Expenses in connection with such Shelf Underwritten Offering so withdrawn.

Section 2.3      Delay and Suspension Rights. Notwithstanding any other provision of this Agreement, the Company may (a) delay effecting a Shelf Underwritten Offering or (b) suspend the Holders’ use of any prospectus that is a part of a Shelf Registration Statement upon written notice to each Holder whose Registrable Securities are included in such Shelf Registration Statement (provided that in no event shall such notice contain any material non-public information regarding the Company) (in which event such Holder shall discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), in each case for the shortest period of time required, but in no event for more than thirty (30) consecutive days, if the Board determines in good faith (i) that such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending financing or other transaction involving the Company, (ii) that such registration or offering would render the Company unable to comply with applicable securities laws or (iii) that such registration or offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Suspension Period”); provided, however, that in no event shall any Suspension Periods collectively exceed an aggregate of sixty (60) days in any 180-day period or exceed an aggregate of one hundred twenty (120) days in any 12-month period; provided, further, that (1) the number of days that the Company may so delay or suspend in accordance with this Section 2.3 in the 180-day period and 12-month period immediately following the Closing Date shall be reduced by the number of days after the Required Shelf Filing Date that the Shelf Registration Statement is declared or otherwise becomes effective, and (2) the number of days that the Company may so delay or suspend in accordance with this Section 2.3 in any 180-day period or 12-month period shall be reduced by the number of days in such period during which the Holders were obligated to discontinue their disposition of Registrable Securities pursuant to Section 2.6(b); and provided, further, that in the event such Shelf Registration Statement relates to an Shelf Underwritten Offering pursuant to Section 2.2, then the Requesting Holders initiating such Shelf Underwritten Offering shall be entitled to withdraw the request for the Shelf Underwritten Offering for any or no reason whatsoever and, if such request is withdrawn, it shall not count against the limits imposed pursuant to Section 2.2(a) and the Company shall pay all Registration Expenses in connection with such Shelf Underwritten Offering.

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Section 2.4      Piggyback Registration Rights.

(a)            Subject to Section 2.4(c), if the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights, other than the Holders (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to each Holder (other than any Opt-Out Holder), which notice shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders’ rights under this Section 2.4(a). Such notice shall be given promptly (and in any event at least five (5) Business Days before the filing of the Underwritten Offering Filing or two (2) Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering). If such notice is delivered pursuant to this Section 2.4(a), each such Holder shall then have four (4) Business Days (or one (1) Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.4(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.4(c), the Company shall use its reasonable best efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Piggybacking Holders; provided, however, that in the case of a “takedown” of Common Stock registered under a shelf registration statement previously filed by the Company, such Registrable Securities are covered by an existing and effective Shelf Registration Statement that may be utilized for the offering and sale of the Registrable Securities requested to be offered; and provided further, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.4(a) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall give written notice of such determination to the Piggybacking Holders and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.

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(b)            Each Piggybacking Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering for any or no reason whatsoever at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw.

(c)            If the Managing Underwriter of the Piggyback Underwritten Offering shall inform the Company of its good faith belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Common Stock proposed to be offered by the Company or such other Persons who have or have been granted registration rights (and any other shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering), would materially and adversely affect such offering, then the Company shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which the Company is so advised can be sold in such offering without so materially adversely affecting such offering (the “Section 2.4 Maximum Number of Shares”), shares of Common Stock in the following priority:

(i)            if the Piggyback Underwritten Offering is initiated for the account of the Company:

(1)            first, the Company Securities,

(2)            second, to the extent that the number of Company Securities is less than the Section 2.4 Maximum Number of Shares, the Existing Holder Securities, pro rata among the Existing Holders participating in the Piggyback Underwritten Offering, based on the number of shares of Common Stock each requested to be included,

(3)            third, to the extent that the number of Company Securities plus the number of Existing Holder Securities is less than the Section 2.4 Maximum Number of Shares, the Holder Securities, pro rata among the Piggybacking Holders, based on the number of shares of Common Stock each requested to be included, and

(4)            fourth, to the extent that the number of Company Securities plus the number of Holder Securities and Existing Holder Securities is less than the Section 2.4 Maximum Number of Shares, the shares of Common Stock that other Persons who have or have been granted registration rights propose to include, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering);

(ii)            if the Piggyback Underwritten Offering is initiated on or before the third anniversary of the Closing Date for the account of any other Persons who have or have been granted registration rights:

(1)            first, the Existing Holder Securities, pro rata among the Existing Holders participating in the Piggyback Underwritten Offering, based on the number of shares of Common Stock each requested to be included; provided, however, that the Existing Holders shall participate in Section 2.4(c)(iii)(2), rather than this Section 2.4(c)(ii)(1), following July 1, 2024,

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(2)            second, to the extent that the number of Existing Holder Securities is less than the Section 2.4 Maximum Number of Shares, the Holder Securities, pro rata among the Piggybacking Holders, based on the number of shares of Common Stock each requested to be included,

(3)            third, to the extent that the number of Holder Securities and Existing Holder Securities is less than the Section 2.4 Maximum Number of Shares, the shares of Common Stock that such other Persons propose to include, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering), and

(4)            fourth, to the extent that the number of Holder Securities and Existing Holder Securities plus the number of shares of Common Stock that such other Persons propose to include is less than the Section 2.4 Maximum Number of Shares, any Company Securities; or

(iii)            if the Piggyback Underwritten Offering is initiated after the third anniversary of the Closing Date for the account of any other Persons who have or have been granted registration rights:

(1)            first, the shares of Common Stock that such other Persons propose to include, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering),

(2)            second, to the extent that the number of shares of Common Stock proposed to be included by such other Persons is less than the Section 2.4 Maximum Number of Shares, the Existing Holder Securities, pro rata among the Existing Holders participating in the Piggyback Underwritten Offering, based on the number of shares of Common Stock each requested to be included,

(3)            third, to the extent that the number of shares of Common Stock proposed to be included by such other Persons plus the number of Existing Holder Securities is less than the Section 2.4 Maximum Number of Shares, the Holder Securities, pro rata among the Piggybacking Holders, based on the number of shares of Common Stock each requested to be included, and

(4)            fourth, to the extent that the number of shares of Common Stock proposed to be included by such other Persons plus the number of Holder Securities and Existing Holder Securities is less than the Section 2.4 Maximum Number of Shares, any Company Securities.

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Section 2.5      Participation in Underwritten Offerings.

(a)            In connection with any Underwritten Offering contemplated by Section 2.2 or Section 2.4, the underwriting agreement into which each Selling Holder and the Company shall enter into shall contain such representations, covenants, indemnities (subject to Article III) and other rights and obligations as are customary in Underwritten Offerings of securities by the Company, and the Company shall be entitled to designate counsel for the underwriters. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

(b)            Any participation by the Piggybacking Holders in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of the Company or the other Persons who have registration rights, as applicable.

(c)            In connection with any Piggyback Underwritten Offering in which any Piggybacking Holder includes Registrable Securities pursuant to Section 2.4, such Piggybacking Holder agrees (i) to supply any information reasonably requested by the Company in connection with the preparation of any Underwritten Offering Filing for such Piggyback Underwritten Offering and (ii) to execute and deliver any agreements and instruments being executed by all holders on substantially the same terms reasonably requested by the Company or the Managing Underwriter, as applicable, to effectuate such Piggyback Underwritten Offering, including, without limitation, underwriting agreements (subject to Section 2.5(a)), custody agreements, powers of attorney, questionnaires, and lock-ups or “hold back” agreements pursuant to which such Piggybacking Holder agrees with the Managing Underwriter not to sell or purchase any securities of the Company for the shorter of (i) the same period of time following the registered offering as is agreed to by the Company and the other participating holders (not to exceed the shortest number of days that any director of the Company, “executive officer” (as defined under Section 16 of the Exchange Act) of the Company or any stockholder of the Company (other than a Holder or director or employee of, or consultant to, the Company) who owns ten percent (10%) or more of the outstanding Shares contractually agrees with the underwriters of such Piggyback Underwritten Offering not to sell any securities of the Company following such Piggyback Underwritten Offering) and (ii) sixty (60) days from the date of the execution of the underwriting agreement with respect to such Piggyback Underwritten Offering.

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Section 2.6      Registration Procedures.

(a)            In connection with its obligations under this Article II, the Company will take all reasonably necessary action to facilitate and effect the transactions contemplated thereby, including, but not limited to, the following:

(i)            promptly prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Selling Holder thereof set forth in such Registration Statement;

(ii)            furnish to each Selling Holder, without charge, such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including without limitation all exhibits), such number of copies of the prospectus contained in such Registration Statement (including without limitation each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, in conformity with the requirements of the Securities Act, and such other documents, as such Selling Holder may reasonably request;

(iii)            if applicable, use its commercially reasonable efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each Selling Holder thereof shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition in such jurisdictions of the securities owned by such Selling Holder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iii) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

(iv)            use its reasonable best efforts to provide to each Selling Holder and any underwriters a copy of any customary auditor “comfort” letters, legal opinions or reports of the independent reserve engineers of the Company relating to the oil and gas reserves of the Company;

(v)            promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such Selling Holder promptly prepare and file or furnish to such Selling Holder a reasonable number of copies of a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

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(vi)            otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and furnish to each such Selling Holder at least the Business Day prior to the filing thereof a copy of any amendment or supplement to such Registration Statement or prospectus;

(vii)            provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(viii)           in connection with the preparation and filing of any Registration Statement or any sale of Registrable Securities in connection therewith, give the Holders offering and selling thereunder, any underwriters and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Registration Statement including Registrable Securities or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or any underwriter shall reasonably object in writing), and give each of them, together with any underwriter, broker, dealer or sales agent involved therewith, such access to its books and records and such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel, the independent public accountants who have certified its financial statements, and the independent reserve engineers of the Company as shall be necessary, in the opinion of the Holder’s and such underwriters’ (or broker’s, dealer’s or sales agent’s, as the case may be) respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(ix)             use its reasonable best efforts to prevent the issuance of any order suspending the effectiveness of the Registration Statement, and, if any such order suspending the effectiveness of such Registration Statement is issued, shall promptly use its reasonable best efforts to obtain the withdrawal of such order at the earliest possible moment;

(x)              promptly notify the Holders (i) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (ii) of any delisting or pending delisting of the Common Stock by any national securities exchange or market on which the Common Stock are then listed or quoted, and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(xi)            cause all Registrable Securities covered by such Registration Statement to be listed on any securities exchange on which the Common Stock is then listed;

(xii)            enter into such customary agreements, including but not limited to lock-up agreements by the Company (and, if requested by the Managing Underwriter(s), the Company’s directors and “executive officers” (as defined under Section 16 of the Exchange Act)) that extend through sixty (60) days following the entrance into the corresponding underwriting agreement, and to take such other actions as the Holder or Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities; and

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(xiii)           cause its officers to use their reasonable best efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, participation in electronic or telephonic “road shows”); provided, however, that the Company shall have no obligation to participate in more than two (2) “road shows” marketing the Registrable Securities in any 12-month period and such participation shall not unreasonably interfere with the business operations of the Company.

(b)            Each Holder agrees by acquisition of Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.6(a)(v), such Holder will forthwith discontinue such Holder’s disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.6(a)(v) as filed with the Commission or until it is advised in writing by the Company that the use of such Registration Statement may be resumed, and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.6(b). For the avoidance of doubt, this Section 2.6(b) shall not relieve the Company of its obligations under Section 2.3.

Section 2.7           Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a Holder in any Registration Statement or Underwritten Offering if such Holder has failed to timely furnish such information as the Company may, from time to time, reasonably request in writing regarding such Holder and the distribution of such Registrable Securities that the Company determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.8           Expenses. The Company shall be responsible for all Registration Expenses incident to its performance of or compliance with its obligations under this Article II. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.9           No Inconsistent Agreements; Additional Rights. The Company is not currently a party to and shall not hereafter enter into any agreement with respect to its securities that is inconsistent with or that in any way violates or subordinates rights granted to the Holders by this Agreement without the prior written consent of the Majority Holders.

Section 2.10        Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed Shelf Underwritten Offering or Piggyback Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice by giving written notice to the Company of such revocation. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Opt-Out Holder pursuant to Section 2.2 or Section 2.4, as applicable, and such Opt-Out Holder shall no longer be entitled to the rights associated with any such notice.

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ARTICLE III
INDEMNIFICATION AND CONTRIBUTION

Section 3.1          Indemnification by the Company. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless each Holder, its officers and directors and each Person (if any) that controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees) (“Losses”) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact (a) contained in any Registration Statement relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) included in any prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was based on information regarding such Holder and was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Holder expressly for use therein.

Section 3.2           Indemnification by the Holders. Each Holder agrees to indemnify and hold harmless the Company, its officers and directors and each Person (if any) that controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), only to the extent such statement or omission was based on information regarding such Holder and was made in reliance upon and in conformity with information furnished in writing by or on behalf of such Holder expressly for use therein.

Section 3.3           Indemnification Procedures. In case any Proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.1 or Section 3.2, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent the Indemnifying Party is actually and materially prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such Proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (a) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (b) if such Indemnified Party who is a defendant in any Proceeding that is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party or (c) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Parties reasonably shall have concluded that there may be legal defenses available to such party or parties that are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened Proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Proceeding) unless such settlement, compromise or judgment (a) includes an unconditional release of the Indemnified Party from all liability arising out of such Proceeding and (b) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

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Section 3.4          Contribution.

(a)            If the indemnification provided for in this Article III is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and a Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)            The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Article III were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.4(a). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 3.4(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article III, no Holder shall be liable for indemnification or contribution pursuant to this Article III for any amount in excess of the net proceeds of the offering received by such Holder, less the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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ARTICLE IV
RULE 144; ASSISTANCE WITH TRANSFERS

Section 4.1          Rule 144.

(a)            With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Company agrees to use its reasonable best efforts to:

(i)            make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144, at all times from and after the date hereof;

(ii)            file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(iii)           so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 4.2          Assistance with Transfers. In connection with any sale or transfer of Registrable Securities by any Holder, including any sale or transfer pursuant to Rule 144 and other rules and regulations of the Commission that may at any time permit a Holder of Registrable Securities to sell securities of the Company to the public without registration, the Company shall, to the extent allowed by law, take any and all action necessary or reasonably requested by such Holder in order to permit or facilitate such sale or transfer, including, without limitation, at the sole expense of the Company, by (a) issuing such directions to any transfer agent, registrar or depositary, as applicable, (b) delivering such opinions to the transfer agent, registrar or depositary as are customary for the transaction of this type and are reasonably requested by the same, and (c) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any transfer restrictions with respect to such Registrable Securities; provided, however, that such Holder shall deliver to the Company, in form and substance reasonably satisfactory to the Company, customary representation letters regarding such Holder’s compliance with such rules and regulations, as may be applicable. In addition, the Company, at its sole expense, shall use reasonable best efforts to remove any restrictive legend on any shares of Common Stock that are Registrable Securities upon request by the Holder if (a) such shares of Common Stock are sold pursuant to an effective registration statement or (b) a registration statement covering the resale of such shares of common Stock is effective under the Securities Act and the applicable Holder delivers to the Company a representation letter agreeing that such shares of Common Stock will be sold under such effective registration statement. Furthermore, if any Holder and its Affiliates collectively beneficially own at least ten percent (10%) of the outstanding shares of Common Stock following the third anniversary of the Closing Date, at the request of such Holder, the Company shall use its commercially reasonable efforts to assist such Holders with respect to any potential private transfer of any Common Stock held by such Holder and its Affiliates, including (a) entering into customary confidentiality agreements with any prospective transferees, (b) affording to such Holders, its Affiliates and any prospective transferees and their respective counsel, accountants, lenders and other representatives, reasonable access during normal business hours to the properties, books, contracts and records of the Company and (c) providing reasonable availability of appropriate members of senior management of the Company to provide customary due diligence assistance in connection with any such transfer; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the Company’s business and operations.

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ARTICLE V
TRANSFER OR ASSIGNMENT OF RIGHTS

The rights to cause the Company to register Registrable Securities and other rights under this Agreement may be transferred or assigned by each Holder to one or more Transferees or assignees of Registrable Securities if (a) such Transferee is (i) a Permitted Transferee of such Holder or (ii) acquiring at least $15 million of Registrable Securities as determined by reference to the volume weighted average price for such Registrable Securities on any securities exchange or market on which the Common Stock is then listed or quoted for the five trading days immediately preceding the applicable determination date, and (b) such Transferee has delivered to the Company a duly executed Adoption Agreement.

ARTICLE VI
MISCELLANEOUS

Section 6.1          Termination. This Agreement shall terminate as to any Holder, when such Holder no longer owns any shares of Common Stock that constitute Registrable Securities; provided, however, that Article III and this Article VI (other than Section 6.6) shall survive any termination hereof.

Section 6.2          Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the parties hereto, to such law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

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Section 6.3          Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 6.4          Remedies. In the event of actual or potential breach by the Company of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate, and no Holder shall be required to post bond or other security.

Section 6.5          Governing Law; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

(b)            THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF, IN RELATION TO, OR IN CONNECTION WITH, THIS AGREEMENT.

Section 6.6          Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution for the Registrable Securities, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed.

Section 6.7          Binding Effects; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and each Holder and its successors and assigns. Except as provided in Article V, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any Holder without the prior written consent of the Company.

Section 6.8          Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via facsimile transmission or transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:

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(a)            If to the Company, to:

Laredo Petroleum, Inc.

15 W. Sixth Street, Suite 900

Tulsa, Oklahoma 74119

Attention:	Bryan Lemmerman, Senior Vice President & Chief Financial Officer; Mark Denny, Senior Vice President & General Counsel

Email:	bryan.lemmerman@laredopetro.com mdenny@laredopetro.com

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, TX 77002

Attention:	Chris Centrich, John Goodgame

E-mail:	ccentrich@akingump.com jgoodgame@akingump.com

(b)            If to the Investor, to:

Pioneer Natural Resources USA, Inc.

5205 North O’Connor, Suite 200

Irving, Texas 75039-3746

Attention:	Chris Paulsen, VP – Business Development

Facsimile:	972-969-3518

Email:	chris.paulsen@pxd.com

Pioneer Natural Resources USA, Inc.

5205 North O’Connor, Suite 200

Irving, Texas 75039-3746

Attention:	Brandon Lakatta, VP – Land

Facsimile:	972-969-5153

Email:	brandon.lakatta@pxd.com

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with a copy to (which shall not constitute notice):

Pioneer Natural Resources USA, Inc.

5205 North O’Connor, Suite 200

Irving, Texas 75039-3746

Attention:	Mark Kleinman, Executive Vice President, General Counsel and Assistant Secretary

Facsimile:	972-969-3552

Email:	general.counsel@pxd.com

(c)            If to any other Holders, to their respective addresses set forth on the applicable Adoption Agreement;

Any party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 6.9          Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Majority Holders. No course of dealing between the Company and the Holders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.10        Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

Section 6.11        Third Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns and other Persons expressly named herein.

Section 6.12      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

LAREDO PETROLEUM, INC. a Delaware corporation

By:
Name:
Title:

[Signature Page To Registration Rights Agreement]

Pioneer Natural Resources USA, Inc. a Delaware corporation

By:
Name:
Title:

[Signature Page To Registration Rights Agreement]

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of that certain Registration Rights Agreement, dated as of [●], 2021, by and among Laredo Petroleum, Inc., a Delaware corporation (the “Company”), Pioneer Natural Resources USA, Inc., a Delaware corporation, and the Holders from time to time party thereto (as amended, supplemented, or otherwise modified from time to time, the “Registration Rights Agreement”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.

By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.	Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of Common Stock of the Company, subject to the terms and conditions of Registration Rights Agreement, among the Company and the Holders party thereto.
2.	Agreement. Transferee (i) agrees that the shares of Common Stock of the Company acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (ii) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she, or it were originally a party thereto.
3.	Notice. Any notice required as permitted by the Registration Rights Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.
4.	Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Common Stock and other securities referred to above and in the Registration Rights Agreement, to the terms of the Registration Rights Agreement.

Signature:

Address:
Contact Person:
Telephone No:
Email:

Exhibit H

Exhibit Version

FORM OF VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of [●], 2021 (the “Closing Date”), is entered into by and among Laredo Petroleum, Inc., a Delaware corporation (the “Company”), and Pioneer Natural Resources USA, Inc., a Delaware corporation (the “Investor”).

RECITALS

WHEREAS, this Agreement is being entered into pursuant to, and in connection with the closing of the transactions contemplated by, that certain Purchase and Sale Agreement, dated as of September 17, 2021, by and between the Company, as purchaser, and the Investor, DE Midland III, LLC, a Delaware limited liability company, Parsley Minerals, LLC, a Texas limited liability company, and Parsley Energy, L.P., a Texas limited partnership, collectively, as seller (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”);

WHEREAS, on the Closing Date, in connection with the closing of the transactions contemplated by the Purchase Agreement, the Company has issued to the Investor 959,691 shares (the “Issued Shares”) of Common Stock (as defined herein) in accordance with the terms of the Purchase Agreement; and

WHEREAS, the Company and the Investor have agreed to enter into this Agreement pursuant to which the Investor hereby commits to certain voting and other obligations with respect to the Covered Securities (as defined herein) in furtherance of the foregoing.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND REFERENCES

Section 1.1      Definitions. As used herein, the following terms shall have the following respective meanings:

“Adjusted EBITDA” means net income or loss plus adjustments for share-settled equity-based compensation, depletion, depreciation and amortization, impairment expense, mark-to-market on derivatives, premiums paid or received for commodity derivatives that matured during the period, accretion expense, gains or losses on disposal of assets, interest expense, income taxes and other non-recurring income and expenses.

“Affiliate” means (a) as to any Person, other than an individual, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and (b) as to any individual, (i) any Relative of such individual, (ii) any trust whose primary beneficiaries are one or more of such individual and such individual’s Relatives, (iii) the legal representative or guardian of such individual or any of such individual’s Relatives if one has been appointed and (iv) any Person controlled by any one or more of such individual and the Persons referred to in clauses (i), (ii) or (iii) above. As used in this Agreement, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

“Agreement” has the meaning set forth in the introductory paragraph.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any other day on which banking institutions in the State of Texas or the State of New York are authorized or required to be closed by law or governmental action.

“Change of Control Proposal” means, with respect to the Company, any proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (a) 50% or more of the consolidated assets of the Company (based on the fair market value thereof), (b) the assets of the Company and its subsidiaries accounting for 50% or more of Adjusted EBITDA of the Company during the prior 12 months or (c) 50% or more of the capital stock or voting power of the Company or any of its subsidiaries.

“Closing Date” has the meaning set forth in the introductory paragraph.

“Commission” means the Securities and Exchange Commission or any successor governmental agency.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the introductory paragraph.

“Covered Securities” means (a) the Issued Shares and (b) any securities issued or issuable with respect to the Issued Shares by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise; provided, however, that a Covered Security shall cease to be a Covered Security (i) when the Investor and its controlled Affiliates collectively Beneficially Own less than three percent (3%) of the outstanding shares of Common Stock, or (ii) such Covered Security is Transferred to a Person who is not a controlled Affiliate of the Investor.

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“DGCL” means the General Corporation Law of the State of Delaware.

“Encumbrances” has the meaning set forth in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Governmental Authority” means any federal, state, municipal, local, or similar governmental authority, regulatory or administrative agency, court or arbitral body or any subdivision of any of the foregoing.

“Investor” has the meaning set forth in the introductory paragraph.

“Investor Related Party” has the meaning set forth in Section 4.1.

“Issued Shares” has the meaning set forth in the recitals.

“Law” means any applicable statute, writ, law, rule, regulation, ordinance, order, judgment, injunction, award, determination or decree of a Governmental Authority.

“Liens” means liens, pledges, mortgages, charges, deeds of trust, security interests, reversionary interests, trusts or similar encumbrance or defect.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, partnership agreement, limited liability company agreement, bylaws, operating agreement or similar formation or governing documents and instruments.

“Permitted Encumbrances” has the meaning set forth in Section 2.3.

“Permitted Lien” means (a) a collateral assignment or similar agreement, pledging or granting a Lien in Covered Securities or a Person who directly or indirectly holds Covered Securities to a nationally recognized reputable banking organization in connection with any instrument governing indebtedness of the Investor or any of its Affiliates, in each case as in existence on the date of this Agreement, and (b) transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws or as set forth in the Organizational Documents of the Investor or any of its Affiliates.

“Person” means any individual, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Purchase Agreement” has the meaning set forth in the recitals.

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“Relative” means, with respect to any individual: (a) such individual’s spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling of such individual or any lineal descendant of any such sibling (in each case whether by blood or legal adoption), and (c) the spouse of an individual person described in clause (b) of this definition.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Termination Date” has the meaning set forth in Section 4.4.

“Transfer” means any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. “Transfer,” when used as a verb, and “Transferee” and “Transferor” have correlative meanings.

Section 1.2      References. In this Agreement, unless otherwise expressly indicated, (a) each reference to an Article or Section is to the applicable Article or Section of this Agreement; (b) the terms “herein”, “hereunder”, “hereof” or terms of similar import refer to this Agreement as a whole and not to any particular Article, Section or other part of this Agreement; (c) references to any Rule are to the applicable rule promulgated under the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule; and (d) references to any statute, rule or regulation (or to any particular section or other part of any of the foregoing) include (i) such statute, rule or regulation (or part thereof) as amended and in effect from time to time and (ii) any successor statute, rule or regulation (or part thereof) to such statute, rule or regulation (or part thereof).

ARTICLE II
AGREEMENT TO VOTE

Section 2.1      Agreement to Vote. During the term of this Agreement, the Investor irrevocably and unconditionally agrees that the Investor shall, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting), however called, of the stockholders of the Company appear at such meeting or otherwise cause the Covered Securities to be counted as present thereat for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all Covered Securities:

(a)            in favor of the election of any director nominated by the Board (or otherwise for whom the Board recommends election);

(b)            in favor of any other item presented for action by stockholders of the Company and for which the Board recommends stockholders vote in favor; and

(c)            against any item presented for action by stockholders of the Company for which the Board recommends stockholders vote against;

provided that the Investor’s commitments in this Section 2.1 shall not apply to any Change of Control Proposal.

Any attempt by the Investor to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) the Covered Securities in contravention of this Section 2.1 shall be null and void ab initio. If the Investor is the Beneficial Owner, but not the holder of record, of any Covered Securities, the Investor agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Covered Securities in accordance with this Section 2.1.

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Section 2.2      Proxy. Subject to Section 2.1, prior to the Termination Date, solely in the event of a failure by the Investor to act in accordance with the Investor’s obligations as to voting pursuant to Section 2.1 no later than the third Business Day prior to any meeting at which the stockholders of the Company will consider and vote on any of the matters described in Section 2.1, the Investor hereby irrevocably grants to, and appoints, Company, and any individual designated in writing by Company, and each of them individually, as the Investor’s proxy and attorney-in-fact (with full power of substitution and including for purposes of Section 212 of the DGCL), for and in the name, place and stead of the Investor, to vote the Covered Securities, or grant a consent or approval in respect of the Covered Securities, in a manner consistent with this Agreement. The Investor understands and acknowledges that Company is entering into the Purchase Agreement, in part, in reliance upon the Investor’s commitment to execute and deliver this Agreement on the Closing Date. The Investor hereby affirms that the irrevocable proxy set forth in this Section 2.2 is given in connection with the execution of the Purchase Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Investor under this Agreement. The Investor hereby further affirms that the irrevocable proxy is coupled with an interest and may be revoked only under the circumstances set forth in the last sentence of this Section 2.2. The Investor hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable Law. The Investor shall, upon written request by Company, as promptly as practicable execute and deliver to Company a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 2.2 and is otherwise reasonably acceptable to Company and the Investor. Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by the Investor, upon the Termination Date and Company may terminate any proxy granted pursuant to this Section 2.2 at any time at its sole discretion by written notice to the Investor.

Section 2.3      Encumbrances. During the term of this Agreement, the Investor shall not, and shall cause its controlled Affiliates not to, (i) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent or execute any written consent in or with respect to any or all of the Covered Securities (other than any written consent executed in accordance with this Agreement), with any such proxy, power-of-attorney, authorization or consent purported to be granted being void ab initio, or (ii) deposit or permit the deposit of any of the Covered Securities into a voting trust or enter into a voting agreement, understanding or arrangement or create or permit to exist any lien, adverse claim, charge, security, interest, pledge, option, proxy or any other encumbrance or restriction whatsoever on title, transfer or exercise of any rights of an equityholder with respect to any of the Covered Securities (collectively, “Encumbrances”) except for any such Encumbrances that may be imposed pursuant to this Agreement or any applicable restrictions on transfer under the Securities Act or any state securities law (“Permitted Encumbrances”). For the avoidance of doubt, nothing in this Agreement shall limited the Investor’s right to enter into an agreement to Transfer a Covered Security to a Person who is not a controlled Affiliate of the Investor.

Section 2.4      Update of Beneficial Ownership Information. Promptly following the written request of the Company, the Investor shall send to the Company a written notice setting forth the number of Covered Securities Beneficially Owned by the Investor or by its controlled Affiliates who become holders of the Covered Securities.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF INVESTOR

Section 3.1      Representations and Warranties. The Investor hereby represents and warrants as follows:

(a)            Ownership. The Investor has, with respect to the Covered Securities, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions with respect to the matters set forth in Article II, agree to all of the matters set forth in this Agreement and to Transfer the Covered Securities. The Covered Securities constitute all of the shares of Common Stock owned of record or Beneficially Owned by the Investor as of the date hereof, and all of the Covered Securities are held by the Investor free and clear of all Liens, other than any Permitted Liens.

(b)            Organization and Authority. The Investor is a Delaware corporation formed, validly existing and in good standing under the Laws of the State of Delaware. The Investor is in good standing and duly qualified to do business in each jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification necessary.

(c)            No Violation. Neither the execution, delivery, and performance by the Investor of this Agreement nor the consummation by the Investor or any of its Affiliates of the transactions contemplated hereby, (a) conflict with or result in a violation of any provision of the Organizational Documents of the Investor or any of its Affiliates, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, or indenture to which the Investor or any of its Affiliates is a party or by which any of its property may be bound, (c) violate any order or decree applicable to the Investor or any of its Affiliates as a party in interest or any of its property or (d) violate any applicable Law binding upon the Investor or any of its Affiliates or any of its property.

(d)            Consents and Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority or of any third party is required to be obtained or made by the Investor or any of its Affiliates in connection with the execution, delivery, or performance by the Investor of this Agreement or the consummation by the Investor or any of its Affiliates of the transactions contemplated hereby.

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(e)            Absence of Other Voting Agreements. Except as contemplated by this Agreement, the Investor (i) has not entered into any voting agreement or voting trust with respect to the Covered Securities and (ii) has not granted a proxy or power of attorney with respect to the Covered Securities, in either case, which is inconsistent with the Investor’s obligations pursuant to this Agreement. Other than with respect to any Permitted Liens, none of the Covered Securities are subject to any pledge agreement pursuant to which the Investor does not retain sole and exclusive voting rights with respect to the Covered Securities subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

ARTICLE IV
MISCELLANEOUS

Section 4.1      Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or representative or Affiliate of any of the foregoing (each, a “Investor Related Party”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of or made under this Agreement or in respect of any oral representations made or alleged to have been made in connection herewith (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement. Company acknowledges that no Investor nor any Investor Related Party has made, and Company has not relied upon, any representation related to the matters contemplated by this Agreement, except as set forth in Article III.

Section 4.2      No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Securities. All rights, ownership and economic benefits of and relating to the Covered Securities shall remain vested in and belong to the Investor, and Company shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Investor in the voting or disposition of any Covered Securities, except as otherwise expressly provided herein.

Section 4.3      Disclosure. Subject to Section 14.9 of the Purchase Agreement, the Investor consents to and authorizes the publication and disclosure by the Company of the Investor’s identity and holding of Covered Securities, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, Form 8-K, Form S-3 and any other disclosure document required in connection with this Agreement, the Purchase Agreement, and the transactions contemplated by the Purchase Agreement.

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Section 4.4      Termination. This Agreement shall terminate on the date when the Issued Shares then collectively Beneficially Owned by the Investor or its controlled Affiliates represent less than three percent (3%) of the outstanding shares of Common Stock (the “Termination Date”); provided, however, that this Article IV shall survive any termination hereof.

Section 4.5      Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto.

Section 4.6      Reliance. The Investor understands and acknowledges that Company is entering into the Purchase Agreement, in part, in reliance upon the Investor’s execution and delivery of this Agreement.

Section 4.7      Waiver. No course of dealing between the Company and the Investor or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 4.8      Adjustments Affecting Covered Securities. The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution for the Covered Securities, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed.

Section 4.9      Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

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Section 4.10      Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via facsimile transmission or transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:

(a)            If to the Company, to:

Laredo Petroleum, Inc.

15 W. Sixth Street, Suite 900

Tulsa, Oklahoma 74119

Attention:	Bryan Lemmerman, Senior Vice President & Chief Financial Officer; Mark Denny, Senior Vice President & General Counsel
Email:	bryan.lemmerman@laredopetro.com mdenny@laredopetro.com

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, TX 77002

Attention:	Chris Centrich, John Goodgame
E-mail:	ccentrich@akingump.com jgoodgame@akingump.com

(b)           If to the Investor, to:

Pioneer Natural Resources USA, Inc.

5205 North O’Connor, Suite 200

Irving, Texas 75039-3746

Attention:	Chris Paulsen, VP – Business Development
Facsimile:	972-969-3518
Email:	chris.paulsen@pxd.com

Pioneer Natural Resources USA, Inc.

5205 North O’Connor, Suite 200

Irving, Texas 75039-3746

Attention:	Brandon Lakatta, VP – Land
Facsimile:	972-969-5153
Email:	brandon.lakatta@pxd.com

with a copy to (which shall not constitute notice):

Pioneer Natural Resources USA, Inc.

5205 North O’Connor, Suite 200

Irving, Texas 75039-3746

Attention:	Mark Kleinman, Executive Vice President, General Counsel and Assistant Secretary
Facsimile:	972-969-3552
Email:	general.counsel@pxd.com

Any party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 4.11      No Presumption Against Drafting Party. Each of the parties hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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Section 4.12      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 4.13      No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties hereto are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 4.14      Third-Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns and other Persons expressly named herein.

Section 4.15      Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

Section 4.16      Governing Law; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

(b)            THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF, IN RELATION TO, OR IN CONNECTION WITH, THIS AGREEMENT.

Section 4.17      Binding Effects; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Investor and its successors and assigns. Except as provided in Section 2.1, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by the Investor without the prior written consent of the Company.

Section 4.18      Remedies. In the event of actual or potential breach by the Company of any of its obligations under this Agreement, the Investor, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to seek specific performance of its rights under this Agreement. The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate, and the Investor shall not be required to post bond or other security.

Section 4.19      Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

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Section 4.20      Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the parties hereto, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

Section 4.21      Delivery by Facsimile or Electronic Transmission. This Agreement may be executed by facsimile or ..pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

LAREDO PETROLEUM, INC. a Delaware corporation

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

INVESTOR:

PIONEER NATURAL RESOURCES USA, INC. a Delaware corporation

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]